      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 2000



                                                      REGISTRATION NO. 333-32174

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                               TRANSGENOMIC, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                         3826                    91-1789357
   (State of incorporation)                           (Primary standard          (I.R.S. employer
                                                         industrial            identification no.)
                                                 classification code number)

                             5600 SOUTH 42ND STREET
                             OMAHA, NEBRASKA 68107
                                 (402) 738-5480

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               COLLIN J. D'SILVA
                      Chairman and Chief Executive Officer
                             5600 South 42nd Street
                             Omaha, Nebraska 68107
                                 (402) 738-5480
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                Please address a copy of all communications to:

STEVEN P. AMEN, ESQ.          ROBERT B. WILLIAMS, ESQ.
   Kutak Rock LLP       Milbank, Tweed, Hadley & McCloy LLP
 1650 Farnam Street          One Chase Manhattan Plaza
Omaha, Nebraska 68102         New York, New York 10005
   (402) 346-6000                  (212) 530-5000

                                 --------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE



                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED              BE REGISTERED          PER SHARE         OFFERING PRICE      REGISTRATION FEE
Common Stock, par value $0.01 share.........     9,110,888(1)           $14.00(2)         $127,552,432(2)        $33,674(3)
Warrants for purchase of Common Stock(4)....        152,450


------------------------------


(1) Includes 600,000 shares of Common Stock that the Underwriters have the option to purchase solely to cover over-allotments, if any, and 4,510,888 shares of Common Stock to be sold by selling stockholders. Also shall cover any additional shares of Common Stock which may become issuable with respect to the securities registered hereunder by reason of any stock dividend, stock spilt, recapitalization or other similar transaction effected without the Registrant's receipt of consideration, which results in an increase in the number of the Registrant's outstanding shares of Common Stock.



(2)  Estimated solely for the purpose of calculating the registration fee.



(3)  Of which, $17,002 has previously been paid.



(4) Warrants for the purchase of shares of Common Stock included in the 4,510,888 shares being registered hereby for sale by selling shareholders.

                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



    This Registration Statement covers the registration of 4,600,000 shares of Common Stock, $0.01 par value per share, of Transgenomic, Inc. ("Transgenomic") to be issued to the public (the "Offering Registration"). This Registration Statement also covers the registration of up to an additional 4,510,888 shares of Common Stock of Transgenomic that may be sold by selling stockholders to the public from time to time (the "Shelf Registration"), subject to lock-up agreements between our underwriters and the selling stockholders, where applicable. The prospectus relating to the Offering Registration (the "Offering Prospectus") immediately follows this explanatory note. Following the Offering Prospectus are certain pages relating solely to the Shelf Registration. These pages, together with the remainder of the Offering Prospectus modified as indicated below, are referred to as the "Shelf Prospectus."



    The Shelf Prospectus differs from the Offering Prospectus in the following manners:



        - different cover page and table of contents;



        - the information in the prospectus summary under the heading "The Offering" is replaced by information under a new heading entitled "Shares to be Sold by Selling Stockholders;"



        - the information under the headings entitled "Use of Proceeds" and "Dilution" is deleted;



        - additional information under a heading entitled "Selling Stockholders" has been added under the section heading entitled "Principal Stockholders;" and



        - the information under the heading entitled "Underwriting" is deleted and is replaced by information under a new heading entitled "Plan of Distribution."



    All other sections of the Offering Prospectus will be used in the Shelf Prospectus. Each of the alternate or additional pages for the Shelf Prospectus included herein has been labeled "Alternate Page for Shelf Prospectus." If required, each of the prospectuses in the forms in which they are used after the registration statement becomes effective will be filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933, as amended.

                   SUBJECT TO COMPLETION, DATED MAY 17, 2000


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                4,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

    This is an initial public offering of common stock by Transgenomic, Inc. We are selling 4,000,000 shares of common stock. The estimated initial public offering price is between $12.00 and $14.00 per share.

                                 --------------

    Prior to this offering, there has been no public market for our common stock. We have applied for listing of our common stock on the Nasdaq National Market under the symbol TBIO.

                                 --------------

                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Initial public offering price...............................   $          $
Underwriting discounts and commissions......................   $          $
Proceeds to Transgenomic, before expenses...................   $          $

    Transgenomic has granted the underwriters an option for a period of 30 days to purchase up to 600,000 additional shares of common stock.

                                 --------------


         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.


                                 -------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CHASE H&Q

         BEAR, STEARNS & CO. INC.

                                                           DAIN RAUSCHER WESSELS

           , 2000

The inside front cover of the prospectus shows a photograph of a technician using the WAVE System and another photograph of a computer monitor, some of the consumable products used with the WAVE System and a compact disk containing the WAVEMaker software. The inside front cover of the prospectus also folds out to reveal a graphic depiction of DNA analysis using the WAVE System. The various steps of a sample analysis described in the picture include the following:


SEPARATION

    The DNA separation, analysis, and collection processes performed on our instrument are completely automated. The DNASep Column is key to our process. A sample is placed into our DNASep Column and DNA fragments are separated according to size, mutation, or other properties. The process can be analytical or if pure DNA material is desired the separation can be performed on a preparative basis.


THREE MODES OF OPERATION


    DNA can be separated according to three different modes. Changing the temperature at which DNA is separated on the DNASep Column controls these modes. Sizing of double strand DNA is performed at lower temperatures. Mutant DNA is separated at intermediate temperatures where DNA is partially denatured or melted. Single strand DNA and RNA are separated at higher temperatures.

DETECTION AND ANALYSIS


    DNA fragments flow from the DNASep Column directly into a detection and measurement device. The type and amount of DNA material is identified using two different detection measurements. UV detection is used for most applications. Fluorescence detection is used when measurement of very small amounts of DNA is desired.


COLLECTION


    If desired, highly purified DNA can be collected by our fragment collector. Purified DNA can be used for cloning, sequencing or in any process where purified fragments of DNA are needed. Cloning, for example, is much more efficient if a highly purified fragment is used in the cloning process.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1
Risk Factors................................................      7
Forward-Looking Statements..................................     15
Use of Proceeds.............................................     16
Dividend Policy.............................................     16
Capitalization..............................................     17
Dilution....................................................     19
Selected Financial Data.....................................     21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     22
Business....................................................     30
Management..................................................     43
Principal Stockholders......................................     49
Related Party Transactions..................................     51
Description of Capital Stock................................     52
Shares Eligible for Future Sale.............................     55
U.S. Federal Tax Considerations for Non-U.S. Holders........     57
Underwriting................................................     61
Legal Matters...............................................     63
Experts.....................................................     63
Where You Can Find More Information.........................     64
Index to Financial Statements...............................    F-1


    THIS PROSPECTUS CONTAINS REFERENCES TO OUR REGISTERED TRADEMARKS WAVE-REGISTERED TRADEMARK- AND DNASEP-REGISTERED TRADEMARK-. WAVEMAKER-TM-, WAVE OPTIMIZED-TM- AND THE TRANSGENOMIC NAME AND THE TRANSGENOMIC LOGO ARE OUR TRADEMARKS FOR WHICH REGISTRATION APPLICATIONS HAVE BEEN FILED WITH THE UNITED STATES PATENT AND TRADEMARK OFFICE. ALL OTHER TRADEMARKS OR TRADE NAMES REFERRED TO IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

                               PROSPECTUS SUMMARY

    THE SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL STATEMENTS AND THE NOTES TO THOSE FINANCIAL STATEMENTS BEGINNING ON PAGE F-1, BEFORE MAKING AN INVESTMENT DECISION.

                                  TRANSGENOMIC

OUR BUSINESS


    We provide innovative research tools to the genomics segment of the life sciences industry. These tools enable researchers to discover and understand variation in the human genetic code, or genome, in order to accelerate and improve drug development and diagnostics. We believe our WAVE System, which incorporates our proprietary DNASep separation column and associated software, chemical reagents and other consumable items, will become a leading tool to analyze genetic mutations. The WAVE System allows researchers to analyze both known and unknown genetic mutations faster, with more accuracy and at a lower cost than other commercially available techniques.



    As efforts to sequence the human genome near completion, understanding variations in the genetic sequence, or mutation analysis, is becoming the vital link to the development of new drug products and diagnostics. By comparing genetic mutations in the genome to the occurrence of diseases or particular traits, correlations can be made between genes and specific diseases or traits. Our WAVE System, unlike tools employing more conventional technologies, can detect these genetic mutations without previous knowledge of their existence or position. As a result, the WAVE System provides researchers a more accurate and efficient means of performing the experiments necessary to identify mutations and to correlate the relationships between mutations and diseases.


OUR TECHNOLOGY AND PRODUCTS

    Our WAVE System is designed to perform high-speed, automated analyses of DNA molecules to identify the type, location and frequency of DNA mutations, with a high degree of accuracy and consistency. The WAVE System is based on our proprietary micro-bead technology. Our patented micro-beads are packed into our proprietary DNASep separation column, which is the key component of our WAVE System. Each micro-bead has specific surface chemistry that interacts with DNA molecules. The DNA molecules are then selectively separated from the micro-beads with a mixture of our liquid reagents. This process is automated by our proprietary WAVEMaker Software for analysis and interpretation.

CUSTOMERS


    As of March 31, 2000, we have sold over 250 WAVE Systems in 20 countries to core laboratory facilities, academic research centers, medical institutions and biopharmaceutical companies. Our customers include Harvard University, Stanford University, Baylor University, University of Chicago, Fred Hutchison Cancer Research Facility, Mayo Clinic, National Cancer Institute, National Institutes of Health, Institut Curie, University of Cambridge, Wellcome Trust-Oxford University, Institut Gustave Roussy, SmithKline Beecham, Bristol-Meyers Squibb, Millennium Pharmaceuticals, Merck & Company, Novartis and Eli Lilly and Company.

OUR STRATEGY

    We intend to be the leading provider of technology platforms which enable life sciences researchers to discover and understand variations in the human genome, in order to accelerate and improve drug development and diagnostics. Key elements of this strategy include:

        - FOCUS ON THE GENETIC VARIATION DISCOVERY MARKET;

        - ESTABLISH THE WAVE SYSTEM AS THE INDUSTRY STANDARD;

        - INCREASE CONSUMABLE SALES;


        - PENETRATE NEW MARKETS; AND


        - BUILD A SUBSTANTIAL INTELLECTUAL PROPERTY ESTATE.

RECENT DEVELOPMENTS


    We were incorporated in Delaware on March 6, 1997 to develop, manufacture and market our DNA separation and analysis products in addition to continuing to manufacture and sell the non-life sciences instrumentation products that were being manufactured and sold by our predecessor company, CETAC Holding Company, Inc. and its subsidiaries, CETAC Technologies, Inc., Sarasep, Inc. and Interaction Chromatography, Inc. On July 1, 1997, we merged CETAC Holding Company, Inc. and its subsidiaries into Transgenomic.



    We have since decided to focus our resources on our life sciences products. We have recently entered into an agreement to sell the assets related to our non-life sciences instrument product line and expect this sale to close prior to the closing of this offering. See "Related Party Transactions."


    Our principal office is located at 5600 South 42nd Street, Omaha, Nebraska 68107 (telephone: 402-738-5480). We maintain manufacturing facilities and our principal research and development office in San Jose, California (telephone:
408-432-3230). Our website is located at http://www.transgenomic.com. The information contained in our website is not part of this prospectus, and you should rely only on the information contained in this prospectus in deciding whether to invest in our common stock.

                                  THE OFFERING


Common stock offered........................................  4,000,000 shares

Common stock to be outstanding after this offering..........  20,053,200 shares

Use of proceeds.............................................  For debt reduction, capital expenditures, acquisition of notes
                                                              and general working capital. See
                                                              "Use of Proceeds."

Proposed Nasdaq National Market symbol......................  TBIO


                          ----------------------------


The number of shares to be outstanding after this offering includes all shares outstanding as of March 31, 2000 plus 2,728,200 shares available for issuance upon the assumed conversion as of that date of $12.0 million aggregate principal amount of our convertible notes plus accrued interest at an assumed conversion price of $5.00 per share, and 300,000 shares that will be issued at $5.00 per share upon the exercise of warrants that will expire at the closing of this offering.


The number of shares to be outstanding after this offering does not include the following:

        - 152,450 shares issuable upon exercise of outstanding warrants with an exercise price of $5.00 per share;


        - 6,000,000 shares that we could issue under our employee stock option plan. As of the date of this prospectus, we have issued options to purchase 3,707,050 shares of common stock at an exercise price ranging from $5.00 to $13.00 per share, except that options to acquire shares of common stock with an aggregate fixed cost of $75,000 issued to one of our non-employee directors may be exercised at a price equal to the lower of $5.00 per share for 15,000 shares or 50% of the public offering price for this offering. We may issue options to acquire up to 2,292,950 additional shares of our common stock under this plan;



        - an undetermined number of additional shares we are obligated to issue to the holders of 2,000,000 shares of our common stock that were issued by us in a private placement if the public offering price for this offering is less than $10.00 per share. The number of additional shares that we will have to issue to these common stockholders will be determined by multiplying 2,000,000 times the difference between $10.00 and the actual public offering price and dividing the product by the actual public offering price; and



        - an undetermined number of additional shares we would have to issue upon conversion of our $12.0 million aggregate principal amount convertible notes if the public offering price for this offering is less than $10.00 per share. The actual number of shares that we will issue upon conversion of these convertible notes will be determined by dividing the amount of principal and interest on the notes being converted into common stock by the conversion price of the convertible notes. The conversion price is equal to the lower of $5.00 or 50% of the public offering price for this offering.


                          ----------------------------

UNLESS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS:

        - ASSUMES THAT THE UNDERWRITERS DO NOT EXERCISE THEIR OVERALLOTMENT OPTION; AND

        - ASSUMES THE INITIAL PUBLIC OFFERING PRICE OF OUR COMMON STOCK WILL BE $13.00 PER SHARE.

                 SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA


    The summary consolidated historical financial data for our 1997, 1998 and 1999 fiscal years and for the three months ended March 31, 1999 and 2000 is derived from our consolidated financial statements for these periods. You should read this summary data along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the unaudited pro forma financial information, and the related notes thereto, included elsewhere in this prospectus.



                                                                                   THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,            MARCH 31,
                                                  ------------------------------   -------------------
                                                    1997       1998       1999       1999       2000
                                                  --------   --------   --------   --------   --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
  Net sales.....................................  $11,577    $18,935    $23,035    $ 5,227    $ 6,944
  Gross profit..................................    5,241      9,345     10,945      2,524      3,113
  Operating expenses............................    8,459     11,320     17,829      4,044      6,142
  Loss from operations..........................   (3,218)    (1,975)    (6,884)    (1,520)    (3,029)
  Net loss......................................  $(2,410)   $(1,576)   $(9,827)   $  (978)   $(3,498)
                                                  =======    =======    =======    =======    =======
  Basic and diluted loss per share..............  $ (0.22)   $ (0.13)   $ (0.76)   $ (0.08)   $ (0.27)
                                                  =======    =======    =======    =======    =======
  Basic and diluted weighted average shares
    outstanding(1)..............................   11,145     12,279     13,000     13,000     13,008
                                                  =======    =======    =======    =======    =======



                                                                                      AS OF
                                                              AS OF DECEMBER 31,    MARCH 31,
                                                              -------------------   ----------
                                                                1998       1999        2000
                                                              --------   --------   ----------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital...........................................  $ 1,845    $ 3,494      $ 2,643
  Total assets..............................................   14,736     19,964       18,830
  Long-term debt, less current portion......................      695     12,538       12,781
  Stockholders' equity (deficit)............................    6,649     (2,099)      (4,615)


------------------------

(1) See Note A of notes to our consolidated financial statements for an explanation of the determination of the number of shares used in computing per share data.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA


    The following summary unaudited pro forma statement of operations data for the three months ended March 31, 2000 and the year ended December 31, 1999 reflects the sale of assets related to our non-life sciences instrument product line (Transgenomic as adjusted) and the issuance of 300,000 shares of common stock at $5.00 per share upon the exercise of warrants that will expire at the closing of this offering, as if each had occurred on January 1, 1999, and the assumed conversion at $5.00 per share of our outstanding convertible notes and accrued interest into 2,728,200 shares of common stock (the number of shares issuable assuming conversion at March 31, 2000) as if the conversion had occurred on March 23, 1999, the date the convertible notes were issued. The summary unaudited pro forma balance sheet data reflects these transactions as if each had been completed on March 31, 2000.


    The pro forma as adjusted balance sheet data additionally reflects the sale of 4,000,000 shares of common stock offered by us in this offering at an assumed initial public offering price of $13.00 per share, less underwriting discounts and commissions and estimated offering expenses. The unaudited pro forma financial data are intended for informational purposes only and are not intended to be indicative of our results of operations or financial position had these transactions occurred on the dates specified, nor are they indicative of our future results of operations or financial position.

    You should read this summary along with our consolidated financial statements and notes thereto, our unaudited pro forma financial information and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" included elsewhere in this prospectus.


                                                 THREE MONTHS ENDED MARCH 31, 2000
                              -----------------------------------------------------------------------
                                             ADJUSTMENTS FOR
                                                 SALE OF
                                                NON-LIFE                      ADJUSTMENTS
                                                SCIENCES                          FOR
                              TRANSGENOMIC     INSTRUMENT      TRANSGENOMIC   CONVERTIBLE
                              (HISTORICAL)    PRODUCT LINE     AS ADJUSTED       NOTES      PRO FORMA
                              ------------   ---------------   ------------   -----------   ---------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Net sales...................    $ 6,944           $2,171         $ 4,773           --        $ 4,773
Gross profit................      3,113              738           2,375           --          2,375
Operating expenses..........      6,142            1,408           4,734           --          4,734
Loss from operations........     (3,029)            (670)         (2,359)          --         (2,359)
Other expense...............       (469)              --            (469)         326           (143)
Loss before income taxes....     (3,498)            (670)         (2,828)         326         (2,502)
Net loss....................    $(3,498)          $ (670)        $(2,828)        $326        $(2,502)
                                =======           ======         =======         ====        =======
Basic and diluted loss per
  share.....................    $ (0.27)                         $ (0.22)                    $ (0.16)
                                =======                          =======                     =======
Basic and diluted weighted
  average shares
  outstanding...............     13,008                           13,008                      16,036
                                =======                          =======                     =======

                                                   YEAR ENDED DECEMBER 31, 1999
                              -----------------------------------------------------------------------
                                             ADJUSTMENTS FOR
                                                 SALE OF
                                                NON-LIFE                      ADJUSTMENTS
                                                SCIENCES                          FOR
                              TRANSGENOMIC     INSTRUMENT      TRANSGENOMIC   CONVERTIBLE
                              (HISTORICAL)    PRODUCT LINE     AS ADJUSTED       NOTES      PRO FORMA
                              ------------   ---------------   ------------   -----------   ---------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Net sales...................    $23,035           $8,794         $ 14,241           --       $14,241
Gross profit................     10,945            3,869            7,076           --         7,076
Operating expenses..........     17,829            3,576           14,253           --        14,253
(Loss) income from
  operations................     (6,884)             293           (7,177)          --        (7,177)
Other expense...............     (1,198)              --           (1,198)       1,009          (189)
(Loss) income before income
  taxes.....................     (8,082)             293           (8,375)       1,009        (7,366)
Net (loss) income...........    $(9,827)          $  293         $(10,120)      $1,009       $(9,111)
                                =======           ======         ========       ======       =======
Basic and diluted loss per
  share.....................    $ (0.76)                         $  (0.78)                   $ (0.59)
                                =======                          ========                    =======
Basic and diluted weighted
  average shares
  outstanding...............     13,000                            13,000                     15,334
                                =======                          ========                    =======



                                                                     AS OF MARCH 31, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................  $ 2,643     $ 5,072      $51,932
Total assets................................................   18,830      21,078       67,938
Long-term debt, less current portion........................   12,781          35           35
Stockholders' equity (deficit)..............................   (4,615)     10,381       57,241

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. ANY OF THE FOLLOWING RISKS COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND COULD RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS


OUR LIMITED OPERATING HISTORY AS A COMPANY FOCUSED ON LIFE SCIENCES TECHNOLOGIES AND APPLICATIONS SUBJECTS US TO RISKS INHERENT IN THE DEVELOPMENT OF A NEW BUSINESS ENTERPRISE AND TO THE RISK THAT WE MAY NOT ACHIEVE PROFITABILITY.


    We have a limited operating history as a company focused on life sciences technologies and applications and are at a relatively early stage of development in this business. Our future financial performance will depend on the growth in demand for automated DNA separation and analysis enabling technologies. The genomics market is new and emerging, is rapidly evolving, is characterized by an increasing number of market entrants, and will be subject to frequent and continuing changes in standards, customers' preferences and technology. As a result, our business is subject to all of the risks inherent in the development of a new business enterprise, such as the need:

        - to develop a market for our products;

        - to obtain enough capital to support the expenses of developing and commercializing our products; and

        - to attract and retain qualified management, sales, technical and scientific staffs.

    We expect that it will be a number of years, if ever, before we will achieve profitability from the sale of our products. Our future operating results will depend on a number of factors, including the market acceptance of our products, the introduction of new products by our competitors, our ability to adapt our technology to the commercial needs of our customers and to developments in the genomics industry, and the timing and extent of our research and development efforts. Our limited operating history in the life sciences industry makes accurate prediction of future operations difficult. If our operating results fail to meet the expectations of securities analysts or investors, our stock price could decline.

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE.


    We experienced losses from operations of $3.0 million during the three months ended March 31, 2000, $6.9 million in fiscal 1999, $2.0 million in fiscal 1998 and $3.2 million in fiscal 1997. These losses were mostly due to research and development expenses and sales and marketing expenses related to the development and marketing of our WAVE System. As of March 31, 2000, we had an accumulated deficit of $15.8 million. In order to continue to enhance our WAVE System and related products, develop new products, increase the pace of installations and expand our marketing, sales and customer support service staffs, we expect to incur significant increases in our expenses over the next several years. As a result, we could continue to incur losses for the forseeable future and may never be profitable.


OUR TECHNOLOGY AND PRODUCTS ARE RELATIVELY NEW AND MAY NOT GAIN MARKET ACCEPTANCE AMONG GENOMICS RESEARCHERS.


    Our WAVE System and other automated DNA separation and analysis products are relatively new products. Market acceptance of our products is dependent upon factors, some of which are not in our control, such as continued growth in the genomics industry, the availability and price of competing products and technologies, the success of our sales efforts, and the acceptance of our product by the academic and research community, such as biologists, geneticists and biochemists, who are more familiar with the existing, traditional methods of DNA separation and analysis. Our products must compete against well-established techniques, such as gel and capillary electrophoresis and sequencing-based technologies. We cannot be certain that our products will replace or compete successfully against existing products or that our products will achieve market acceptance. If our products do not achieve market acceptance, we may not achieve profitability.



WE WILL NEED TO REFINE OUR WAVE SYSTEM TO ALLOW IT TO MEET THE REQUIREMENTS OF COMMERCIAL USERS.



    Our WAVE System is relatively new and has been developed primarily for basic genomics research applications. The WAVE System will require significant enhancements to its capacity and software in order for it to be adapted to commercial applications such as diagnostic research and drug development. The adaptation of the current WAVE System for these commercial applications will require additional research and development work that may be expensive and time-consuming. We cannot assure you that we will be able to make the necessary improvements to the WAVE System for use in commercial applications. If we are unable to complete the further development of the WAVE System we may not be able to successfully market it for commercial applications and this will limit our future revenues.


IF ETHICAL AND OTHER CONCERNS SURROUNDING THE USE OF GENETIC INFORMATION BECOME WIDESPREAD, WE MAY HAVE LESS DEMAND FOR OUR PRODUCTS.


    Genetic testing has raised ethical issues regarding confidentiality and the appropriate uses of the resulting information. For these reasons, governmental authorities may call for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to disease, particularly for those that have no known cure. Any of these scenarios could reduce the potential markets for our products, which could limit our future revenues.


WE HAVE A LIMITED SALES FORCE AND LIMITED EXPERIENCE WITH DIRECT MARKETING OF OUR PRODUCTS WHICH COULD LIMIT OUR ABILITY TO EFFECTIVELY PENETRATE NEW MARKETS.

    Our direct sales force may not be sufficiently large or knowledgeable to successfully penetrate the market. We may not be able to expand our direct sales force to meet our commercial objectives. In addition, our sales force may not be able to address complex scientific and technical issues raised by our customers. Our customer support personnel may also lack the broad range of technical expertise required to adequately service and support our products in the field.

THE SALE OF OUR PRODUCTS INVOLVES A LENGTHY SALES CYCLE WHICH MAKES OUR REVENUES DIFFICULT TO FORECAST.


    Our ability to obtain customers for our WAVE System and related accessories depends in large part on the perception that our products can help accelerate basic genomics research, diagnostic testing and related applications such as drug discovery and development efforts. A WAVE System sells for between $60,000 to $100,000 depending on its features and accessories. For many potential customers, who are often constrained by limited research budgets, this will be a large capital outlay. Additionally, the sales cycle is often three to six months long due to the need to educate potential customers as to the benefits and use of our WAVE System. We also need to effectively communicate the benefits of our WAVE System to a variety of constituencies within potential customer groups, including research and development personnel and key management. We may expend substantial funds and sales effort with no assurance that a sale will result. Due to the lengthy sales cycle required, our revenues could be difficult to forecast.

OUR BUSINESS MAY EXPERIENCE LONG COLLECTION PERIODS WHICH COULD HAVE A NEGATIVE IMPACT ON OUR LIQUIDITY.


    We have experienced in the past, and may experience in the future, collection periods of up to a year or more in connection with sales of our WAVE System. Some customers delay payment due to the large capital outlay associated with a purchase of the WAVE System. Other clients in the academic and research fields are accustomed to longer payment periods than commercial buyers. In general, our overseas customers pay less promptly than is customary in the United States. In addition, because we are in the early stages of commercialization of the WAVE System, we sometimes agree to provide extended payment terms in order to make a sale. Longer collection periods may have a negative impact on our liquidity. As of March 31, 2000, our accounts receivable equalled $5.1 million.


WE MAY NEED TO RAISE ADDITIONAL FUNDING WHICH MAY NOT BE AVAILABLE.


    To date, we have financed our operations primarily from the net proceeds of a $10,000,000 private offering of common stock, a $12,000,000 issuance of convertible notes and borrowings under our $5 million bank line of credit. We will continue to need substantial amounts of cash for research and development and to expand our sales and marketing infrastructure. We expect our capital and operating expenses to increase over the next several years as we expand this infrastructure and our research and development activities. The amount of additional capital which we will need to raise will depend on many factors, including:


        - the level of our research and development activities;

        - market acceptance of our products and technologies;

        - the level of our sales and marketing expenses;

        - expenditures in connection with alliances and license agreements and in acquiring new businesses and technologies;

        - costs incurred in enforcing and defending our patent claims and other intellectual property rights; and

        - the cost of financing the purchase of additional capital equipment and development tools.

    We may need to raise the additional capital in the future through bank financings or strategic investments. Additional financing may not be available to us when we need it, or, if available, we cannot assure that we will be able to obtain such financing on terms favorable to us or our stockholders. If we raise additional capital by issuing equity securities, the issuance of such securities would result in ownership dilution to our stockholders.


OUR WAVE SYSTEM INCLUDES HARDWARE COMPONENTS AND INSTRUMENTS MANUFACTURED BY A SINGLE SUPPLIER AND IF WE WERE NO LONGER ABLE TO OBTAIN THESE COMPONENTS AND INSTRUMENTS OUR ABILITY TO MANUFACTURE OUR PRODUCTS COULD BE IMPAIRED.



    We currently rely on a single supplier, Hitachi Instruments, Inc., to provide the basic instrument used in our WAVE System. While other suppliers of instrumentation and computer hardware are available, we believe that our arrangement with Hitachi offers strategic advantages. If we were required to seek alternative sources of supply, it could be time consuming or expensive or require significant and costly modification of our WAVE System. Also, if we were unable to obtain instruments from Hitachi in sufficient quantities or in a timely manner, our ability to manufacture our products could be impaired, which could limit our future revenues.

OUR CHROMATOGRAPHIC COLUMNS, A CORE COMPONENT OF THE WAVE SYSTEM, ARE MANUFACTURED AT A SINGLE FACILITY WHICH IS LOCATED IN AN EARTHQUAKE-PRONE AREA.


    All of our proprietary DNASep columns are manufactured at our manufacturing facility in San Jose, California, which is located in an earthquake-prone area. In the event our manufacturing facility or equipment was affected by man-made or natural disasters, we would be unable to manufacture our products for sale or meet customer demand or sales projections. If our manufacturing operations were curtailed or ceased for any significant period of time, it could limit our future revenues.


WE FACE, AND WILL CONTINUE TO FACE, INTENSE COMPETITION, BOTH IN THE U.S. AND ABROAD, FROM COMPANIES THAT ARE ENGAGED IN THE DEVELOPMENT OF PRODUCTS THAT ANALYZE DNA AND PROVIDE GENETIC INFORMATION.

    The market for our products is highly competitive. Our principal competitors include other biotechnology companies that provide alternative technologies and products for the separation and analysis of DNA. Many of our competitors have greater financial, operational, sales and marketing resources and more experience in research and development and commercialization than we have. Moreover, some of our competitors have greater name recognition than we do and provide more conventional technologies and products with which some of our customers and potential customers may have more familiarity or experience. In order to effectively compete against alternative technologies we will need to demonstrate the superior performance, speed, capabilities and cost effectiveness of our WAVE System.


    The genomics industry is characterized by extensive research efforts and rapid technological progress. To remain competitive, we will be required to continue to expand and enhance the functionality of our DNA separation and analysis equipment and to offer comprehensive DNA analysis, and complimentary applications and solutions, with greater ease of use. This will include the need to increase the WAVE System's capacity and to develop new instrumentation, software and application kits to allow the system to provide a broader range of DNA and RNA separation and analysis applications. New products may require additional development work, enhancement, testing, or further refinement before they can be made commercially available and, therefore, we could experience significant delays in the development and manufacture of our products. Even after new products are made commercially available, unforeseen technical difficulties could arise, requiring additional expenditures by us to correct such difficulties and possibly resulting in further delays. We cannot be certain that new products will be successfully developed at all. If our products have performance, reliability or quality shortcomings, then we may experience reduced orders, higher development costs, delays in collecting accounts receivable and additional warranty and service expenses, and our reputation as a reliable provider of quality products could be harmed. In addition, new developments are expected to continue in DNA analysis, and we cannot assure you that our WAVE System will not be made obsolete by more effective or less expensive technologies. Because of rapid technological change, we may be required to expend greater amounts in the development of new products, which in turn will require greater revenues to recoup such expenditures. We cannot assure you that we will be able to make the necessary enhancements to our technology or products to compete successfully with new technologies that may emerge.



WE ARE IN THE PROCESS OF SELLING THE ASSETS RELATED TO OUR NON-LIFE SCIENCES INSTRUMENT PRODUCT LINE WHICH HAVE HISTORICALLY GENERATED MOST OF OUR REVENUES AND EARNINGS.



    In addition to our DNA separation and analysis products, we have produced and sold various non-life sciences products. Until 1999, most of our revenues and profits came from these non-life sciences products. We have recently decided to focus our resources on our new automated DNA separation and analysis products and technologies and have entered into an agreement to sell the assets related to our non-life sciences product line. Upon completion of the sale, we will no longer generate revenues from the sale of these products. The future growth of our company will be entirely dependent on the sale of our WAVE System and associated DNA separation products and technologies. You should keep this fact in mind when reviewing our financial statements. Because of the change in our product offerings, our historic financial statements will not necessarily indicate our future financial performance.


WE MAY EXPERIENCE DIFFICULTY IN COLLECTING ACCOUNTS RECEIVABLE FROM CUSTOMERS OF OUR NON-LIFE SCIENCES INSTRUMENT PRODUCT LINE AFTER ITS SALE.


    We have entered into an agreement to sell assets related to our non-life sciences instrument product line prior to the completion of this offering. The agreement for the sale of these assets provides that we will retain accounts receivable equaling approximately $1.8 million that arose from sales of these products prior to March 31, 2000. After the sale, we may experience difficulty in collecting the remaining accounts receivable due to the lack of a continuing relationship with some customers.


OUR PATENTS MAY NOT PROTECT US FROM OTHERS USING OUR TECHNOLOGY WHICH COULD HARM OUR BUSINESS AND COMPETITIVE POSITION.


    Our business and competitive position are dependent upon our ability to protect our proprietary technology. While we currently hold a number of domestic and foreign patents and licenses, the issuance of a patent is not conclusive as to its validity or enforceability, nor does it provide the patent holder with freedom to operate without infringing the patent rights of others. Our patents or licenses could be challenged by litigation and, if the outcome of such litigation were adverse to us, our competitors could be free to use our technology. As a result, the invalidation of key patents owned by or licensed to us or non-approval of pending patent applications could increase competition for our products.


    We may not be able to obtain additional patents for our technology, or if we are able to do so, patents may not provide us with substantial protection or be commercially beneficial. Our patent applications may not protect our products because of the following reasons:

        - we cannot be certain that any of our pending patent applications will result in additional issued patents;

        - we may develop additional proprietary technologies that are not patentable;

        - we cannot be certain that any patents issued or licensed to us will provide a basis for commercially viable products;

        - we cannot be certain that any patents issued or licensed to us will not be challenged or circumvented or invalidated by third parties; and

        - we cannot be certain that any patents issued to others will not have an adverse effect on our ability to do business.

    Patent law relating to the scope of claims in the technology fields in which we operate is still evolving. The degree of future protection for our proprietary rights is uncertain. Furthermore, we cannot be certain that others will not independently develop similar or alternative products or technology, duplicate any of our products, or, if patents are issued to us, design around the patented products developed by us. In addition, we could incur substantial costs in litigation if we are required to defend ourselves in patent suits brought by third parties or if we initiate such suits.

WE CANNOT BE CERTAIN THAT OTHER MEASURES TAKEN TO PROTECT OUR INTELLECTUAL PROPERTY WILL BE EFFECTIVE.

    We rely upon trade secret protection, copyright and trademark laws, non-disclosure agreements and other contractual provisions for some of our confidential and proprietary information that is not subject matter for which patent protection is being sought. Such measures, however, may not provide adequate protection for our trade secrets or other proprietary information. If they do not protect our rights, third parties could use our technology and our ability to compete in the market would be reduced. While we require employees, academic collaborators and consultants to enter into confidentiality and/or intellectual property assignments where appropriate, any of the following could still occur:

        - proprietary information could be disclosed or others may gain access to such information;

        - others may independently develop substantially equivalent proprietary information and techniques;

        - we may not have adequate remedies for any breach; or

        - we may not be able to meaningfully protect our trade secrets.

WE ARE DEPENDENT UPON OUR LICENSED TECHNOLOGIES AND MAY NEED TO OBTAIN ADDITIONAL LICENSES IN THE FUTURE TO OFFER OUR PRODUCTS AND REMAIN COMPETITIVE.


    We have acquired or licensed key components of our technologies from third parties. If these agreements were to terminate prematurely or if we breach the terms of any licenses or otherwise fail to maintain our rights to such technology, we may lose the right to manufacture or sell our products. In addition, we may need to obtain licenses to additional technologies in the future in order to keep our products competitive. If we fail to license or otherwise acquire necessary technologies, we may not be able to develop new products that we need to remain competitive.


THE PROTECTION OF INTELLECTUAL PROPERTY IN FOREIGN COUNTRIES IS UNCERTAIN.

    We have sold approximately 50% of our WAVE Systems to customers located outside the U.S. The patent and other intellectual property laws of some foreign countries may not protect our intellectual property rights to the same extent as U.S. laws. We may need to bring proceedings to defend our patent rights or to determine the validity of our competitors' foreign patents. These proceedings could result in substantial cost and diversion of our efforts. Finally, some of our patent protection in the U.S. is not available to us in foreign countries due to the laws of those countries.

OUR PRODUCTS COULD INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS WHICH COULD REQUIRE US TO PAY SUBSTANTIAL ROYALTIES.


    There are a significant number of U.S. and foreign patents and patent applications submitted for technologies in, or related to, our area of business. As a result, any application or exploitation of our technology could infringe patents or proprietary rights of others and any licenses that we might need as a result of such infringement might not be available to us on commercially reasonable terms, if at all. This may lead others to assert patent infringement or other intellectual property claims against us. We may have to pay substantial damages, including treble damages, for past infringement if it is ultimately determined that our products infringe on another party's intellectual property rights. We could also be prohibited from selling our products before we obtain a license, which, if available at all, may require us to pay substantial royalties. Even if a claim is without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our stock price to decline.


WE DEPEND ON ATTRACTING AND RETAINING KEY EMPLOYEES.


    We are highly dependent on the principal members of our management staff and research and development group, including Collin J. D'Silva, our Chief Executive Officer and a co-founder, Douglas T. Gjerde, Ph.D., our Chief Scientific Officer and a co-founder, and William P. Rasmussen, our Chief Financial Officer. We have entered into employment agreements with Mr. D'Silva, Dr. Gjerde and Mr. Rasmussen, but not with all of our other key employees. The loss of services of any of these individuals could seriously harm our product development and commercialization efforts for our new life sciences products.



    Our future success will also depend on our ability to attract, hire and retain additional personnel, including sales and marketing personnel, technical support and customer service staff and application scientists. There is intense competition for qualified personnel in our industry, especially for experienced personnel in the areas of chemistry and molecular biology, software and electric engineering, manufacturing and marketing, and there can be no assurance that we will be able to continue to attract and retain such personnel. Failure to attract and retain key personnel could reduce our ability to continue development of our DNA separation and analysis technology and to successfully market our products.


WE WILL NEED TO EFFECTIVELY MANAGE OUR GROWTH IF WE ARE TO SUCCESSFULLY IMPLEMENT OUR STRATEGY.


    The number of employees and scope of our business operations are expected to grow as we continue the commercialization of our WAVE System. This growth may place a strain on our management and operations. Our ability to manage our growth will depend on the ability of our officers and key employees to continue to implement and improve our operational, management information and financial control systems and to expand, train and manage our work force both in the U.S. and abroad. We may be required to open non-U.S. offices in addition to our current U.K., Japan and satellite European offices, which could result in additional burdens on our systems and resources. Our inability to manage our growth effectively could affect our ability to pursue business opportunities and expand our business.


OUR FAILURE TO COMPLY WITH ANY APPLICABLE GOVERNMENT REGULATIONS OR OTHERWISE RESPOND TO CLAIMS RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL OF HAZARDOUS CHEMICALS WHICH WE USE MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.


    Our research and development and manufacturing activities involve the controlled use of hazardous materials and chemicals, including acetonitrile. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of hazardous materials and waste products. If we fail to comply with applicable laws or regulations, we could be required to pay penalties or be held liable for any damages that result and this liability could exceed our financial resources. We cannot assure you that accidental contamination or injury will not occur. Any such accident could damage our research and manufacturing facilities and operations, resulting in delays and increased costs.


                         RISKS RELATED TO THIS OFFERING

WE ARE CONTROLLED BY A SMALL GROUP OF OUR EXISTING STOCKHOLDERS, WHOSE INTERESTS MAY DIFFER FROM OTHER STOCKHOLDERS.


    Our directors, executive officers and principal stockholders and their affiliates beneficially own approximately 79% of the outstanding equity securities, and after the offering will beneficially own approximately 64% of our outstanding equity securities. Accordingly, they collectively will have a significant influence in determining the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, acquisitions, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of these stockholders may differ from the interests of the other stockholders.


PROVISIONS IN OUR CHARTER MAY INHIBIT A TAKEOVER, WHICH COULD LIMIT THE PRICE INVESTORS MIGHT BE WILLING TO PAY IN THE FUTURE FOR OUR COMMON STOCK.

    Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control or changes in our management that stockholders consider favorable or beneficial. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline.


THERE MAY NOT BE AN ACTIVE LIQUID TRADING MARKET FOR OUR COMMON STOCK.



    Prior to this offering, there will have been no public market for our common stock. An active public market for our common stock may not develop or be sustained after this offering. We and the underwriters, through negotiations, will determine the initial public offering price. The initial public offering price is not necessarily indicative of the market price at which the common stock will trade after this offering. Please see "Underwriting" for more information regarding our arrangements with the underwriters and the factors considered in setting the initial offering price.



OUR STOCK PRICE COULD BE VOLATILE AND YOUR INVESTMENT COULD SUFFER A DECLINE IN VALUE, WHICH IN TURN COULD AFFECT OUR ABILITY TO RAISE ADDITIONAL CAPITAL TO FUND THE COMMERCIALIZATION OF OUR PRODUCTS.



    The trading price of our common stock could be highly volatile and subject to large fluctuations in price in response to various factors, many of which will be beyond our control. These factors include:



        - actual or anticipated variations in quarterly operating results;



        - announcements of technological innovations by us or our competitors;



        - new products or services introduced or announced by us or our competitors;



        - changes in financial estimates by securities analysts;



        - conditions or trends in the biotechnology, pharmaceutical and genomics industries;



        - announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;



        - additions or departures of key personnel; or



        - sales of our stock.



In addition, the stock market in general, and the Nasdaq National Market and the market for technology companies in particular, has recently experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been particular volatility in the market prices of securities of biotechnology and life sciences companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management's attention and resources.


WE HAVE NEVER PAID DIVIDENDS ON OUR CAPITAL STOCK AND DO NOT INTEND TO DO SO FOR
  THE FORSEEABLE FUTURE.


    Unlike many public companies, we have never paid dividends on our capital stock and do not intend to pay any dividends for the foreseeable future. We have agreed not to pay dividends without the consent of our lenders. Investors seeking dividends or other current distributions should not invest in our common stock. See "Dividend Policy."



THE SALE OF A SUBSTANTIAL NUMBER OF OUR COMMON SHARES AFTER THIS OFFERING MAY RESULT IN A DECLINE IN OUR SHARE PRICE.


    The market price of our common shares could decline as a result of sales of substantial amounts of our common stock in the public market after the closing of this offering or the perception that substantial sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.


    After this offering, we will have outstanding 20,053,200 shares of common stock, assuming conversion of our convertible notes and accrued interest on such notes and the exercise of warrants to acquire 300,000 shares of common stock that will expire at the closing of this offering. This includes the 4,000,000 shares of common stock that we are selling in this offering and which may be resold in the public market immediately. A total of 14,071,200 shares will be subject to lock-up agreements and will become available for sale 180 days after this offering. The remaining shares will become available for sale at various times following the date of this offering.



    The purchaser of our non-life sciences assets will finance the purchase price for these assets through the issuance of a $2.0 million promissory note and a borrowing of approximately $4.6 million from a bank. We have agreed with the bank that we will acquire the notes evidencing these loans from the bank upon closing of this offering. A total of 1,200,000 shares of our common stock has been pledged by the sole stockholder of the purchaser in order to secure payment of principal and interest under each of these notes. We anticipate that we will exercise our right to cause these shares to be sold in order to pay principal and interest on the notes when due, subject to a lock-up agreement relating to these shares. See "Related Party Transactions." See "Shares Eligible for Future Sale" for more information regarding common stock that may be sold in the market after the closing of this offering.


                           FORWARD-LOOKING STATEMENTS

    We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. Many of these forward-looking statements refer to our plans, objectives, expectations and intentions, as well as our future financial results. You can identify these forward-looking statements by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates" and similar expressions. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors" and other factors identified by cautionary language used elsewhere in this prospectus. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could materially and adversely affect our business, financial condition and results of operations.

                                USE OF PROCEEDS


    We expect to receive net proceeds of $46.9 million from the sale of 4,000,000 shares of common stock, assuming a public offering price of $13.00 per share and after deducting underwriting discounts and commissions of $3.6 million and estimated expenses of $1.5 million. If the underwriters exercise their over-allotment option in full, we will receive net proceeds of this offering of approximately $54.1 million.



    We intend to use approximately $4.5 million of the net proceeds of this offering for reduction in our outstanding debt and up to approximately
$5.0 million for capital expenditures in fiscal 2000. Additionally, we will use approximately $4.6 million to acquire notes evidencing loans made by a bank to the purchaser of our non-life sciences instrument product line. See "Related Party Transactions". We intend to use the remaining net proceeds from this offering for other general working capital needs, including research and development and sales and marketing expenses relating to our life sciences products.



    Our management will have broad discretion in allocating and utilizing the net proceeds from this offering. The amounts and timing of our actual expenditures will depend on many factors, including the status of our product development and commercialization efforts, the amount of proceeds actually raised in this offering, the amount of cash generated by our operations, the efforts of our competitors, and marketing and sales activities. We may also use a portion of the proceeds for the acquisition of, or investment in, companies, technologies or assets that complement our business. However, we have no present understandings, commitments or agreements to enter into any potential acquisitions and investments. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.


                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently expect to retain all earnings, if any, for investment in our business. In addition, the terms of our current credit facilities prohibit us from paying cash dividends without our lenders' consent.

    Dividends on our common stock will be paid only if and when declared by our board of directors. The board's ability to declare a dividend is subject to limits imposed by Delaware corporate law. In determining whether to declare dividends, the board may consider our financial condition, results of operations, working capital requirements, future prospects and other relevant factors.

                                 CAPITALIZATION


    The following table describes our capitalization as of March 31, 2000:


        - on an actual basis;


        - on a pro forma basis, giving effect to the sale of the assets related to our non-life sciences instrument product line, the assumed conversion at $5.00 per share of $12.0 million aggregate principal amount of our convertible notes plus accrued interest into 2,728,200 shares of common stock and the issuance of 300,000 shares of common stock at $5.00 per share upon the exercise of warrants that will expire at the closing of this offering as if each had happened as of March 31, 2000; and


        - on a pro forma as adjusted basis reflecting the sale of the common stock offered by us at an assumed initial public offering price of $13.00 per share after deducting the underwriting discounts and commissions and estimated offering expenses.

    You should read this table together with the consolidated financial statements and the related notes and our unaudited pro forma financial information and the related notes appearing at the end of this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds."


                                                                      AS OF MARCH 31, 2000
                                                              -------------------------------------
                                                                                         PRO FORMA
                                                               ACTUAL    PRO FORMA(1)   AS ADJUSTED
                                                              --------   ------------   -----------
                                                                         (IN THOUSANDS)
Long-term obligations, less current portion.................  $     35     $     35       $     35
Convertible notes payable...................................    12,747           --             --
Stockholders' equity:
Preferred stock, $0.01 par value; 15,000,000 shares
  authorized,
  no shares issued and outstanding..........................        --           --             --
Common stock, $0.01 par value; 30,000,000 shares authorized,
  13,025,000 shares issued and outstanding, actual;
  16,053,200 shares issued and outstanding pro forma; and
  20,053,200 shares issued
  and outstanding pro forma as adjusted(2)..................       130          161            201
Additional paid-in capital..................................    11,724       25,940         72,760
Other capital items.........................................      (627)        (627)          (627)
Accumulated deficit.........................................   (15,842)     (15,094)       (15,094)
                                                              --------     --------       --------
  Total stockholders' equity (deficit)......................    (4,615)      10,380         57,240
                                                              --------     --------       --------
  Total capitalization......................................  $  8,167     $ 10,415       $ 57,275
                                                              ========     ========       ========


------------------------


(1) We have the right to cause the convertible notes to be converted into common stock when the sum of (a) the average trading price of our stock over 20 consecutive trading days and (b) all accrued interest on the notes (when converted to an amount per share using the conversion price) equals $13.72 per share. The conversion price is equal to the lower of $5.00 or 50% of the public offering price for this offering. We intend to convert the notes at the earliest possible date after completion of the offering. We have been notified that the holder of warrants to purchase 300,000 shares of common stock intends to exercise these warrants at or before the closing of this offering.

(2) On April 25, 2000, we amended our certificate of incorporation to increase the total number of authorized shares of common stock to 60,000,000. The number of outstanding shares (actual, pro forma and pro forma, as adjusted) does not include the following:


        - 152,450 shares that we could issue upon exercise of outstanding warrants with an exercise price of $5.00 per share;


        - 6,000,000 shares that we could issue under our employee stock option plan. As of the date of this prospectus, we have issued options to purchase 3,707,050 shares of common stock at an exercise price ranging from $5.00 to $13.00 per share, except that options to acquire shares of common stock with an aggregate fixed cost of $75,000 issued to one of our non-employee directors may be exercised at a price equal to the lower of $5.00 per share for 15,000 shares or 50% of the public offering price for this offering. We may issue options to acquire up to 2,292,950 additional shares of our common stock under this plan;



        - an undetermined number of additional shares we are obligated to issue to the holders of 2,000,000 shares of our common stock that were issued by us in a private placement if the public offering price for this offering is less than $10.00 per share. The number of additional shares that we will have to issue to these common stockholders will be determined by multiplying 2,000,000 times the difference between $10.00 and the actual public offering price and dividing the product by the actual public offering price; and



        - an undetermined number of additional shares we would have to issue upon conversion of our $12.0 million aggregate principal amount convertible notes if the public offering price for this offering is less than $10.00 per share. The actual number of shares that we will issue upon conversion of these convertible notes will be determined by dividing the amount of principal and interest on the notes being converted into common stock by the conversion price of the convertible notes. The conversion price is equal to the lower of $5.00 or 50% of the public offering price for this offering.

                                    DILUTION


    Our pro forma net tangible book value as of March 31, 2000, reflecting the sale of the assets related to our non-life sciences instrument product line, the assumed conversion at $5.00 per share of our convertible notes and accrued interest into 2,728,200 shares of common stock, and the assumed issuance of 300,000 shares of common stock at $5.00 per share upon the exercise of warrants that will expire prior to the closing of this offering was approximately
$8.3 million, or approximately $0.52 per share. We have calculated this amount by:


        - subtracting our pro forma total liabilities from our pro forma total tangible assets; and

        - then dividing the difference by the total pro forma number of shares of common stock outstanding.


    If we give effect to our receipt of the net proceeds from our sale of 4,000,000 shares of common stock at an assumed public offering price of $13.00 per share, after deducting estimated underwriting discounts and estimated offering expenses, our pro forma as adjusted net tangible book value at March 31, 2000 would have been approximately $55.1 million, or $2.75 per share. This represents an immediate increase in pro forma net tangible book value of $2.23 per share to existing stockholders and an immediate dilution of $10.25 per share to new investors. The following table illustrates this dilution on a per share basis:



Assumed initial public offering price per share.............              $13.00
  Actual net tangible book value per share as of March 31,
    2000, before this offering and pro forma adjustments....   $(0.66)
  Increase per share attributable to the sale of assets
    related to our non-life sciences instrument product
    line(1).................................................     0.20
  Increase per share attributable to the assumed conversion
    of convertible notes and accrued interest, and exercise
    of warrants.............................................     0.98
                                                               ------
  Pro forma net tangible book value per share as of March
    31, 2000................................................     0.52
  Pro forma as adjusted increase in net tangible book value
    attributable to this offering...........................     2.23
                                                               ------
Pro forma as adjusted net tangible book value per share
  after this offering.......................................                2.75
                                                                          ------
Dilution per share to new investors.........................              $10.25
                                                                          ======


------------------------


(1) The increase per share is attributable to the sale of $1.8 million of intangible assets and the expected net gain of approximately $748,000 from this transaction.



    The following table summarizes, on a pro forma as adjusted basis, as of March 31, 2000, the total number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and to be paid by the new investors in this offering at an assumed initial public offering price of $13.00 per share, before deducting estimated underwriting discounts and offering expenses.



                                           SHARES PURCHASED          TOTAL CONSIDERATION
                                      ---------------------------   ----------------------   AVERAGE PRICE
                                      PRO FORMA NUMBER   PERCENT      AMOUNT      PERCENT      PER SHARE
                                      ----------------   --------   -----------   --------   -------------
Existing stockholders...............     16,053,200        80.1%    $24,663,822     32.2%        $1.54
New investors.......................      4,000,000        19.9      52,000,000     67.8         13.00
                                         ----------       -----     -----------    -----
    Total...........................     20,053,200       100.0%    $76,663,822    100.0%
                                         ==========       =====     ===========    =====



    If the underwriters exercise their over-allotment option in full:



        - the number of shares of common stock held by existing stockholders will decrease to approximately 77.7% of the total number of shares of our common stock outstanding; and

        - the number of shares held by new investors will increase to 4,600,000 shares, or approximately 22.3% of the total number of our common stock outstanding.



    If all outstanding options and warrants having an exercise price less than the offering price had been exercised as of March 31, 2000, the dilutive effect to new investors prior to the over-allotment would decrease to $9.88 per share and:



        - the number of shares held by existing stockholders would increase to 19,650,200 or 83.1% and the amount of consideration paid by existing stockholders would increase to $43.4 million or 45.5%; and



        - the number of shares held by new investors would decrease to approximately 16.9% of the total number of our common stock outstanding and the consideration paid by new investors would decrease to 54.5% of total consideration.



    See "Capitalization," "Management-Stock Option and Other Compensation Plans" and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA


    The statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our historical consolidated financial statements and notes thereto included elsewhere in this prospectus, which have been audited by Deloitte & Touche LLP, independent auditors. The statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from our audited historical consolidated financial statements which are not included in this prospectus. The statement of operations data for the three months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of our management, the unaudited consolidated financial statements reflect all adjustments (consisting of only normal and recurring accruals) necessary for a fair presentation of such information.


    The following selected financial data should be read in conjunction with our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                                THREE MONTHS
                                                                                                    ENDED
                                                    YEAR ENDED DECEMBER 31,                       MARCH 31,
                                      ----------------------------------------------------   -------------------
                                      1995(1)    1996(1)      1997       1998       1999       1999       2000
                                      --------   --------   --------   --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales...........................   $7,933    $12,535    $11,577    $18,935    $23,035    $ 5,227    $ 6,944
Cost of good sold...................    3,516      6,760      6,336      9,590     12,090      2,703      3,831
                                       ------    -------    -------    -------    -------    -------    -------
Gross profit........................    4,417      5,775      5,241      9,345     10,945      2,524      3,113
General and administrative
  expenses..........................      715      2,092      2,444      2,795      3,772      1,346      1,755
Marketing and sales expenses........    1,327      2,659      3,968      5,365      7,760      1,563      2,493
Research and development expenses...    1,518      1,385      2,047      3,159      6,297      1,135      1,894
                                       ------    -------    -------    -------    -------    -------    -------
Operating expenses..................    3,560      6,136      8,459     11,319     17,829      4,044      6,142
Income (loss) before income taxes...      728       (644)    (3,646)    (2,506)    (8,082)    (1,613)    (3,498)
Net income (loss)...................   $  494    $  (415)   $(2,410)   $(1,576)   $(9,827)   $  (978)   $(3,498)
                                       ======    =======    =======    =======    =======    =======    =======
Basic and diluted net income (loss)
  per share.........................   $ 0.05    $ (0.04)   $ (0.22)   $ (0.13)   $ (0.76)   $ (0.08)   $ (0.27)
                                       ======    =======    =======    =======    =======    =======    =======
Basic and diluted weighted average
  shares outstanding(2).............   10,000     11,000     11,145     12,279     13,000     13,000     13,008
                                       ======    =======    =======    =======    =======    =======    =======



                                                                                                   AS OF
                                                           AS OF DECEMBER 31,                    MARCH 31,
                                          ----------------------------------------------------   ---------
                                          1995(1)    1996(1)      1997       1998       1999       2000
                                          --------   --------   --------   --------   --------   ---------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit)...............   $1,272     $  324    $(1,669)   $ 1,845    $ 3,494     $ 2,643
Total assets............................    5,774      9,527     10,010     14,736     19,964      18,830
Long-term debt, less current portion....      626      1,597      1,128        695     12,538      12,781
Total stockholders' equity (deficit)....    2,429      2,114        991      6,649     (2,099)     (4,615)


------------------------

(1) Financial information prior to July 1, 1997 is that of our predecessor corporation, CETAC Holding Company, Inc. and its subsidiaries.

(2) See Note A of notes to our consolidated financial statements for an explanation of the determination of the number of shares used in computing per share data.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


    Before July 1, 1997, we manufactured and sold instruments and other products used in the non-life sciences instrumentation industry through our predecessor company, CETAC Holding Company, Inc. and its subsidiaries. On July 1, 1997, we merged these companies into Transgenomic, Inc., a new Delaware corporation, for the purpose of developing, manufacturing and selling our new life sciences product line in addition to continuing to manufacture and market our existing non-life sciences products. In 1999, we decided to focus our resources on our life sciences product line. Accordingly, we have recently entered into an agreement to sell the assets related to our non-life sciences instrument products. Financial information for periods ending before July 1, 1997 is that of CETAC Holding Company, Inc. and its subsidiaries.



    Revenues for the life sciences products are generated from the sale of our principal product, the WAVE System, and associated consumable products and reagents. Through March 31, 2000, we have sold over 250 WAVE Systems to major academic research centers and commercial biopharmaceutical companies in 20 countries. During 1999, revenues from the sale of consumable products represented approximately 19% of our net sales derived from our life sciences business. We expect that over the next five years, sales from consumable products will increase as a percentage of our net sales.



    The following graph displays sales of WAVE System units during each calendar quarter from July 1, 1997 through March 31, 2000:


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DATE   UNITS SOLD
Q3 97           3
Q4 97           2
Q1 98           4
Q2 98          17
Q3 98          21
Q4 98          30
Q1 99          24
Q2 99          32
Q3 99          38
Q4 99          39
Q1 00          46


    Since our decision to focus on our life sciences products, we have incurred significant losses, and as of March 31, 2000, we had an accumulated deficit of $15.8 million. Our losses have resulted principally from costs incurred in research and development, marketing and sales, and from general and administrative costs associated with our operations. We expect to continue to incur substantial research and development, marketing and sales, and general and administrative costs.

RESULTS OF OPERATIONS


THREE MONTHS ENDED MARCH 31, 2000 AND 1999



    NET SALES. Net sales increased 33%, from $5.2 million for the three months ended March 31, 1999 to $6.9 million for the three months ended March 31, 2000. Sales of our life sciences products increased 76%, from $2.7 million in 1999 to $4.8 million in 2000. Total revenues from sales of WAVE Systems increased 80%, from $2.0 million to $3.6 million in 2000. WAVE System unit sales increased 92%, from 24 in 1999 to 46 in 2000. Life sciences consumables sales increased 62%, from $732,000 in 1999 to $1.2 million in 2000. Sales of our non-life sciences instruments products decreased 14%, from $2.5 million in 1999 to $2.2 million in 2000. This decrease was the result of reduced demand for these products related to an industry-wide consolidation among customers for these products and the negative effect of a reorganization of our dealer and distributor network.



    COST OF GOODS SOLD. Cost of goods sold increased from $2.7 million in 1999 to $3.8 million in 2000, representing 52% of net sales in 1999, as compared to 55% in 2000. This increase in cost of goods sold as a percent of net sales is due to an increase in material costs.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 30%, from $1.3 million in 1999 to $1.8 million in 2000. This increase is the result of higher personnel and personnel-related expenses offset by lower consulting fees. The increase in personnel and personnel related expense is due to the expansion of our staff and increased compensation expenses recorded related to the issuance of stock options. General and administrative personnel increased 20% from 25 in 1999 to 30 in 2000. Stock option-related compensation expense was $710,000 in 2000 versus no stock option-related compensation expense in 1999. The decrease in consulting fees is due to a one-time advisory services fee of $550,000 we paid in 1999 in connection with consulting and financial advisory services associated with the development of our strategic business plan and related intermediate and long-term financial strategies. We anticipate general and administrative expenses to increase over the next several years to support our growing business activities and costs associated with operating a public company.



    MARKETING AND SALES EXPENSES. Marketing and sales expenses increased 60%, from $1.6 million in 1999 to $2.5 million in 2000. This increase is the result of our continuing efforts to build a direct marketing and sales staff for our entry into the life sciences market. Marketing and sales personnel increased 33% from 58 in 1999 to 77 in 2000. Of this increase in personnel, nine were in the United States, six in Europe and four in Japan. Compensation, benefits, hiring expenses and other direct personnel costs accounted for 60% of the total increase. The remaining increase is attributable to higher indirect personnel expenses associated with increased marketing and sales activities. We expect these expenses to increase over the next several years as we expand our marketing and sales efforts.



    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 67%, from $1.1 million in 1999 to $1.9 million in 2000. These expenses represented 22% of net sales in 1999 versus 27% of net sales in 2000. Research and development expenses consist of salaries and related personnel costs of researchers and software developers, material costs for prototypes and test units, legal expenses related to intellectual property research activities, testing and enhancement of our products, and amortization of patents and intellectual property. We expense our research and development costs in the year in which they are incurred. The increase in these expenses is attributable to an increase in our staff. Research and development personnel increased 20%, from 49 in 1999 to 59 in 2000. Compensation, benefits, hiring expenses and other direct personnel costs, plus costs of contracted services, accounted for 50% of the total increase. The remaining increase is attributable to the costs associated with the expanded activities of the staff. We expect research and development spending to increase significantly over the next several years as we expand our development efforts.

    OTHER EXPENSES. Other expenses, which consist of net interest expense, increased from $93,000 in 1999 to $469,000 in 2000. The increase is related to additional interest expense on our placement of $12 million of convertible notes in March 1999.



    INCOME TAXES. The income tax benefit in 1999 was $635,000, while in 2000 no income tax benefit was provided due to our cumulative losses in recent years, expected losses in future years and an inability to utilize any additional losses as carrybacks. We will continue to assess the recoverability of deferred tax assets and the related valuation allowance. We expect to continue to incur losses and expect to continue to provide valuation allowances against deferred tax assets. To the extent we begin to generate income in future years and it is determined that such valuation allowance is no longer required, the tax benefit of the remaining deferred tax assets will be recognized.



    As of December 31, 1999 and March 31, 2000, we had deferred tax assets of approximately $180,000. The net deferred tax asset at March 31, 2000 has been offset by a valuation allowance of $5.8 million due to our cumulative losses in recent years, expected losses in future years and inability to utilize any additional losses as carrybacks.


YEARS ENDED DECEMBER 31, 1999 AND 1998


    NET SALES. Net sales increased 22%, from $18.9 million for the year ended 1998 to $23.0 million for the year ended 1999. Sales from our life sciences products increased 91%, from $7.4 million in 1998 to $14.2 in 1999. Total revenues from sales of WAVE Systems increased 107%, from $5.4 million in 1998 to $11.2 million in 1999. WAVE System unit sales increased 85% from 72 in 1998 to 135 in 1999. Life science consumables sales increased 50%, from $2.0 million in 1998 to $3.0 million in 1999. In 1999, we acquired another manufacturer of life science consumables and began including sales of these products in our revenues. These sales, along with an increase of $662,000 in sales of our WAVE Systems consumables, account for the increase in total life science consumables sales. Sales of our non-life sciences instruments decreased 24%, from $11.5 million in 1998 to $8.8 million in 1999. This decrease was a result of reduced demand for these products related to an industry-wide consolidation among customers for these products and the negative effect of a reorganization of our dealer and distributor network.



    COST OF GOODS SOLD. Cost of goods sold increased from $9.6 million in 1998 to $12.1 million in 1999 due to increased sales. Cost of goods sold as a percentage of sales remained relatively constant from 1998 to 1999, increasing from 51% in 1998 to 52% in 1999.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 35%, from $2.8 million in 1998 to $3.8 million in 1999. This increase is the result of increased wages and salaries, personnel-related expenses and increased consulting fees. General and administrative personnel increased from 22 in 1998 to 30 in 1999, or 36%. Compensation, benefits, hiring expenses and other direct personnel costs accounted for 28% of the total increase. Additionally, we paid a one-time advisory services fee of $550,000, or 55% of the total increase, in 1999 in connection with consulting and financial advisory services associated with the development of our strategic business plan and related intermediate and long-term financial strategies. We anticipate general and administrative expenses to continue to increase over the next several years to support our growing business activities and costs associated with operating a public company.



    MARKETING AND SALES EXPENSES. Marketing and sales expenses increased 45%, from $5.4 million in 1998 to $7.8 million in 1999. This increase is the result of continuing to build our direct sales and marketing staff in the United States for our entry into the life sciences market. We also opened an office in Japan and expanded our life sciences sales efforts in Europe. Sales and marketing personnel increased 43%, from 47 in 1998 to 67 in 1999. Of this increase in personnel, 8 were in the United States, 9 in Europe and 3 in Japan. Compensation, benefits, hiring expenses and other direct personnel costs accounted for 42% of the total increase. The remaining increase is attributable to higher indirect personnel expenses associated with marketing and sales activities. We expect these expenses to continue to increase over the next several years as we expand our marketing and sales efforts.



    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 99%, from $3.2 million in 1998 to $6.3 million in 1999. These expenses represented 17% of net sales in 1998, versus 27% of net sales in 1999. Research and development expenses consist of salaries and related personnel costs of researchers and software developers, material costs for prototypes and test units, legal expenses relating to intellectual property, research activities, testing and enhancement of our products, and amortization of intellectual property. We expense our research and development costs in the year in which they are incurred. The increase in these expenses was attributable to an 84% increase in research and development personnel, from 31 in 1998 to 57 in 1999. Compensation, benefits, hiring expenses and other direct personnel costs accounted for 62% of the total increase. The remaining increase is attributable to the costs associated with the expanded activities of the research and development staff. We expect research and development spending to increase significantly over the next several years as we expand our research and product development efforts.



    OTHER EXPENSES. Other expenses, which consisted mainly of net interest expense, increased 125%, from $532,000 in 1998 to $1.2 million in 1999. This increase was related to interest expense on our placement of $12.0 million of convertible notes in March 1999.



    INCOME TAXES. The income tax benefit in 1998 was $930,000, while in 1999 income tax expense was $1.7 million. A valuation reserve of $4.5 million was recorded in 1999 due to our cumulative losses in recent years, expected losses in future years and an inability to utilize any additional losses as carrybacks. We will continue to assess the recoverability of deferred tax assets and the related valuation allowance. We expect to continue to incur losses and expect to continue to provide a valuation reserve against deferred tax assets. To the extent we begin to generate income in future years and determine that such valuation allowance is no longer required, the tax benefit of the remaining deferred tax assets will be recognized. As of December 31, 1999, we had federal net operating loss carryforwards of approximately $11.6 million. We also had federal research and development tax credit carryforwards of approximately $131,000. The net operating loss and credit carryforwards will expire at various dates from 2012 through 2019, if not utilized. We also had state income tax loss carryforwards of $3.0 million. These carryforwards will also expire at various dates if not utilized.



    As of December 31, 1998 and 1999, we had deferred tax assets of approximately $2.0 million and $4.7 million, respectively. The net deferred tax asset at December 31, 1999 has been offset by a valuation allowance of $4.5 million due to our cumulative losses in recent years, expected losses in future years and an inability to utilize any additional losses as carrybacks. The net deferred tax assets were $2.0 million and $180,000 as of December 31, 1998 and 1999, respectively. Deferred tax assets relate primarily to net operating loss carryforwards.


YEARS ENDED DECEMBER 31, 1998 AND 1997


    NET SALES. Net sales increased 64%, from $11.6 million in 1997 to $18.9 million in 1998. Of the $7.3 million increase, $5.1 million was due to increased sales of our WAVE System and related consumable products. WAVE System unit sales increased from five in 1997 to 72 in 1998. Sales of life sciences consumable products were $1.9 million in 1997 and $2.0 million in 1998. Sales of non-life sciences instrument products increased 22%, from $9.4 million in 1997 to $11.5 million in 1998. This increase was due to the release of an upgraded laser-based solid sampling product in the first quarter of 1998.



    COST OF GOODS SOLD. Cost of goods sold increased from $6.3 million in 1997 to $9.6 million in 1998, but decreased from 55% of net sales in 1997 to 51% of net sales in 1998. This decrease was due to the fact that sales of WAVE Systems accounted for a greater percentage of our total sales in 1998 than they did in

1997. The amount of in-house manufacturing costs incurred by us to produce WAVE Systems is less than the in-house manufacturing costs we incur to produce our non-life sciences instruments. The lower in-house manufacturing costs for the WAVE System are partially offset by the higher material costs associated with the WAVE System. The decrease was also due to the allocation of fixed manufacturing costs over a larger revenue base.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 14%, from $2.4 million in 1997 to $2.8 million in 1998. This increase is the result of increased bad debt expenses. In total, other general and administrative expenses remained consistent with the prior year. The increase in bad debt expenses was related to the write-off of one uncollectible account receivable in Europe.



    MARKETING AND SALES EXPENSES. Marketing and sales expenses increased 35%, from $4.0 million in 1997 to $5.4 million in 1998. This increase is the result of building a direct sales and marketing staff in the United States for our entry into the life sciences market. Sales and marketing personnel increased 24% from 38 in 1997 to 47 in 1998. Compensation, benefits, hiring expenses and other direct personnel costs accounted for 54% of the total increase. The remaining increase is attributable to higher indirect personnel expenses associated with marketing and sales activities.



    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 54%, from $2.0 million in 1997 to $3.2 million in 1998. The increase in these expenses was attributable to an increase in our research and development staff and increased research and development activities. Compensation, benefits, hiring expenses and other direct personnel costs accounted for 50% of the total increase. The remaining increase is related to the increased activities of both internal staff and out-sourced staff.



    OTHER EXPENSES. Other expenses, which consisted mainly of net interest expense, increased 24%, from $427,000 in 1997 to $532,000 in 1998. This increase was due to the payment of interest on $1.5 million of mezzanine short-term financing obtained at the end of 1997. This short-term financing was repaid in 1998.



    INCOME TAXES. The income tax benefit for 1997 was $1.2 million, while the benefit for 1998 was $930,000. The effective tax rate for 1997 was 34%, and the effective tax rate for 1998 was 37%. As of December 31, 1998, we had federal net operating loss carryforwards of approximately $3.9 million. We also had federal research and development tax credit carryforwards of approximately $76,000. The net operating loss and credit carryforwards will expire at various dates from 2012 through 2018, if not utilized. We also had state income tax loss carryforwards of $1.4 million. These carryforwards will also expire at various dates if not utilized. At December 31, 1998, the Company's management had determined that it was more likely than not that the deferred tax asset of $1.95 million would be realized through expected profits in future years.


LIQUIDITY AND CAPITAL RESOURCES


    We have experienced net losses and negative cash flows from operations during the past three years. As a result, we had an accumulated deficit of $15.8 million as of March 31, 2000. We have financed our operations primarily through the private placements of common stock, the issuance of convertible notes and, to a lesser extent, through bank financings and a revolving credit facility. As of December 31, 1999, we had received net proceeds of $10.4 million from issuance of common stock, and $11.4 million from the issuance of convertible notes. During the three months ended March 31, 2000, we sold 25,000 shares of common stock to one of our directors at $10.00 per share for proceeds of $250,000. In addition, we have been notified that the holder of warrants to purchase 300,000 shares of common stock intends to exercise these warrants at or before the closing of this offering which will provide an additional $1.5 million in cash. As of December 31, 1999 and March 31, 2000, we had approximately $150,000 and $140,000, respectively, in cash and cash equivalents.

    On May 16, 2000 we signed an asset purchase agreement with a company controlled by Stephen F. Dwyer, a director and a principal stockholder of ours, under which we have agreed to sell the assets related to our non-life sciences instrument product line for a total purchase price of $6,000,000. The purchase price is subject to adjustment for changes in the value of inventories and accrued vacation from December 31, 1999 and for expenses paid by us after March 31, 2000 that relate to this group of products. A total of $4,000,000 will be paid in cash at the closing and $2,000,000 will be paid with an interest-bearing promissory note due on December 30, 2000. The note bears interest at the rate of 8.75% per annum. The sale of these assets was approved by our stockholders at our annual meeting on March 30, 2000 and is expected to close prior to the completion of this offering, subject to customary closing conditions.



    The purchaser intends to finance the cash portion of the purchase price for these assets plus initial working capital needs with borrowings of approximately $4.6 million obtained from a bank. We have agreed with the bank that we will acquire the notes evidencing these loans from it upon closing of this offering by paying to the bank an amount equal to the entire principal balance of the notes plus accrued and unpaid interest. If this offering is not completed, we are under no obligation to acquire these notes. The acquired notes will mature on December 30, 2000 and will bear interest at a rate of 8.75% per annum. A total of 1,200,000 shares of our common stock owned by Mr. Dwyer will be pledged to us as security for the notes and will be held in an escrow account. We anticipate that we will exercise our right to cause these shares to be sold in order to pay principal and interest on the notes when due, subject to Mr. Dwyer's 180-day lock-up agreement. See "Shares Eligible for Future Sale."



    The asset purchase agreement also provides that we will retain all accounts receivable outstanding as of March 31, 2000 relating to this product line. Our accounts receivable from the product line were approximately $1.8 million at March 31, 2000. After the sale, we may experience difficulty in collecting the remaining accounts receivable due to the lack of a continuing relationship with customers. For additional information regarding the sale, see "Related Party Transactions" below.



    Our operating activities resulted in net outflows of $2.6 million in 1997, $3.4 million in 1998 and $8.7 million in 1999 and $2.5 million for the three months ended March 31, 1999, respectively. The operating cash outflows for these periods resulted from significant investments in research and development, and sales and marketing, which resulted in operating losses. Net cash provided from operating activities was $93,000, for the three months ended March 31, 2000. The operating cash flow for this period was a result of increases in receivable collections and payable balances offsetting our operating losses. We have a long sales cycle due to the need to educate potential customers prior to the purchase of the WAVE System and to communicate the benefits of our products to a variety of constituencies within potential customer groups. We may need to expend substantial funds and sales effort with no assurance that a sale will result. The need to penetrate new markets may entail extension of our terms of sale. As a result, we may experience collection periods of up to a year or more in connection with sales of our WAVE System.



    Net cash used in investing activities was $470,000 for the year ended December 31, 1997, compared to net cash used in investing activities of $1.5 million in 1998 and $3.5 million in 1999. These year-to-year increases were due to increased purchases of property and equipment and the purchase of technology rights related to our non-life sciences product lines. Purchases of computer, production and research and development equipment accounted for 96% of property and equipment additions in 1998 and 74% of additions in 1999. During the year ended 1999, we acquired technology rights from an affiliated company to intellectual property which is used in our non-life sciences product line. This technology was purchased for net cash of $888,000. Net cash used in investing activities decreased from $596,000 for the three months ended March 31, 1999 to $412,000 for the three months ended March 31, 2000. The decrease was due to our purchase of Kramel Biotech International, Limited for $187,000 during the first quarter of 1999.

    Net cash provided by financing activities was $3.2 million for the year ended December 31, 1997, compared to $4.6 million in 1998 and $12.2 million in 1999. The increase in 1999 was due to the issuance of convertible notes which netted $11.4 million and net other borrowings of $760,000. The increase in 1998 was due to the sale of common stock with net proceeds of $7.3 million which was partially offset by a reduction in notes payable of $2.7 million. In 1997 we received $1.7 million net proceeds from the sale of stock. We also increased notes payable in 1997 by a net $1.9 million. Net cash provided by financing activities was $8.7 million and $285,000 for the three months ended March 31, 1999 and 2000, respectively. The decrease was due to the issuance of convertible notes in the first quarter of 1999, which was partially offset by a reduction in bank borrowings during that period.



    At December 31, 1998 and 1999 and March 31, 2000, we had outstanding borrowings under our revolving credit facility with First National Bank of Omaha in the amounts of approximately $3.2 million, $4.3 million and $4.5 million, respectively. Borrowings under our revolving credit facility are limited to the lesser of $5.0 million or a borrowing base calculated from our accounts receivable and inventories. The facility bears interest based on the prime lending rate and interest is payable monthly. The interest rate at December 31, 1998 and 1999 and March 31, 2000 was 7.75%, 8.50%, 9.00%, respectively. This facility expires July 31, 2000. Based on First National Bank of Omaha's historical willingness to do so, we expect the term of the facility to be extended for at least one year. Substantially all of our assets and life insurance policies for our executive officers are pledged as collateral to secure borrowings under this facility. The loan agreement relating to this facility contains a number of restrictive covenants, including a prohibition on the payment of dividends, the repurchase of our stock, and the redemption of stock options and warrants, among other things, without the written agreement of the lender. As of December 31, 1999, we were not in compliance with covenants under our revolving credit facility relating to tangible net worth, debt to tangible net worth, minimum working capital and the amount of fixed assets purchased or leased by us. We were not in compliance with these covenants (excluding the covenant relating to tangible net worth) at March 31, 2000. The bank issued waivers of these covenant violations as of December 31, 1999 and March 31, 2000.



    Our capital expenditures budget for 2000 is approximately $5.0 million. Capital expenditures for the current year are expected to relate to facility and equipment improvements related to our life sciences business. Our capital requirements depend on a number of factors, including the level of our research and development activities, market acceptance of our products, the resources we devote to developing and supporting our products, and other factors.



    Research and development expenses are budgeted at approximately
$6.5 million for 2000. We expect to devote substantial capital resources to continue our research and development efforts, to expand our marketing and sales and customer support activities, and for other general corporate activities.



    We believe that our current cash balances, together with the proceeds from the sale of our non-life sciences instrument assets, our existing credit lines, the sale of stock upon the exercise of outstanding warrants and from cash provided from operations will be sufficient to fund our operations for the next 12 months. We believe that these cash sources together with the proceeds from this offering will be sufficient to fund our operations through fiscal year 2003. During or after this period, if cash generated by operations is insufficient to satisfy our liquidity requirements, we may need to sell additional equity or debt securities, or obtain additional credit arrangements. The sale of additional equity or convertible debt securities may result in additional dilution to our stockholders. We cannot assure you that any financing arrangement will be available in amounts or on terms acceptable to us.


IMPACT OF INFLATION

    We do not believe that price inflation had a material adverse effect on our financial condition or results of operations during the periods presented.

RECENT ACCOUNTING PRONOUNCEMENTS


    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS AND FOR HEDGING ACTIVITIES" (SFAS No. 133). This statement, which is effective for fiscal years beginning after June 15, 2000, requires the recognition of all derivative financial instruments as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. Management is in the process of determining the effect, if any, SFAS No. 133 will have on our financial statements.


    In 1999, we adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1) which, on a prospective basis, revised the accounting for software development costs. SOP 98-1 requires capitalization of certain costs related to internal use software once certain criteria have been met. The adoption of this statement did not have a material impact on our financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we invest in may have market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the principal amount of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities. The average duration of all of our investments in 1999 was less than one year. Due to the short term nature of these investments, we believe we have no material exposure to interest rate risk arising from our investments. Therefore, no quantitative tabular disclosure is presented.

FOREIGN CURRENCY RATE FLUCTUATIONS

    Approximately 50% of our net sales have been to customers in the United States. While we do sell products in many foreign countries, most of these sales are made in U.S. dollars. Therefore, we do not have a material exposure to foreign currency rate fluctuations.

                                    BUSINESS

OVERVIEW




    We provide innovative tools for DNA separation and analysis to researchers seeking to discover and understand variations in the human genetic code and the relationship of these variations to disease. Prior to the formation of Transgenomic, Inc., we conducted our business operations through an Iowa corporation known as CETAC Holding Company, Inc. and its various subsidiaries. CETAC Holding Company, Inc. designed, manufactured and sold several different types of non-life sciences instruments that prepare samples of material so that they may be more easily analyzed by, and efficiently introduced into testing apparatus. We also manufactured and sold chromatography products that are used in a variety of testing applications, such as food analysis and environmental testing. On July 1, 1997, we consolidated these companies into a new Delaware corporation known as Transgenomic, Inc., that was formed to develop, manufacture and market our new DNA separation and analysis products in addition to continuing the non-life sciences business of CETAC Holding Company, Inc. and its subsidiaries. In 1999, we acquired, through our subsidiary in the United Kingdom, substantially all of the assets of Kramel Biotech International, Limited, a manufacturer of laboratory consumables used in the field of molecular biology.



    Our business plan is to focus on the genomics segment of the life sciences industry and the development, marketing and support of our proprietary technology for the automated separation and analysis of DNA. Therefore, we entered into an agreement to sell the assets associated with our non-life sciences instrument product line in May 2000, and expect to close this sale prior to the closing of this offering.


INDUSTRY BACKGROUND


DNA AND GENOMICS-BASED RESEARCH



    The human body is composed of billions of cells each containing deoxyribonucleic acid, or DNA, which encodes the basic instructions for cellular function. The complete set of DNA is called the genome, or genetic code. The human genome is composed of 23 pairs of chromosomes which are further divided into over 100,000 smaller regions called genes. Genes are used in the cell as the template for the production of proteins, and it is these proteins that direct cell function that are ultimately reflected in the individual traits of the person. Each gene is made up of four different chemicals known as nucleotide bases which are commonly designated by the first letter of their chemical names, or G, C, A and T. The entire human genome contains approximately 3 billion of these nucleotides arranged in order along the two complimentary strands of the DNA molecule. The order of the nucleotides along these strands is known as the DNA sequence, and it is this sequence that determines the function of the genes. Therefore, any variation in the DNA sequence of a particular gene may result in a change in the cell function controlled by that gene. These changes, known as genetic mutations or polymorphisms, therefore, are often the cause of disease or make an individual more susceptible to disease.



    Genomics is the systematic and comprehensive analysis of the sequence, structure and function of the genes which comprise the genome with the objective of identifying and understanding the role of genes in human physiology and disease. During the last ten years, an intense effort has been underway to determine the sequence of genes in the entire human genome and this basic research is expected to be completed in the next few years. Both the U.S.-government sponsored Human Genome Project and private researchers have been involved in this effort which has provided an immense amount of sequencing information for human DNA. While these efforts will provide a basic blueprint of the human genome, they have necessarily been centered on determining the DNA sequence of a limited number of individuals. Therefore, this fundamental sequencing data will not, by itself, provide much information about the function of genes and their relationship to disease. This information will only be developed through the intense study of genetic variation. Accordingly, genomics researchers are now attempting to understand variations in this DNA sequence information and how it correlates to disease in order to develop new drugs, treatments and diagnostic methods.

IMPORTANCE OF THE DISCOVERY OF GENETIC VARIATION


    There are a variety of mutations known to occur in DNA sequences. The most common form of genetic mutation involves a change in a single nucleotide and is called a single nucleotide polymorphism, or SNP. Other types of genetic mutation include the insertion or deletion of several nucleotides and translocation or repetition of nucleotides. The identification and understanding of these mutations, including SNPs, are important because they may indicate predisposition to a variety of diseases. Since even a single mutation of a nucleotide can have a major role in human disease, efforts to understand and analyze genetic mutations have recently intensified.



    After SNPs or other mutations are discovered, their potential relevance to disease must be validated by determining the frequency of mutation in different segments of the population. Some diseases, such as muscular dystrophy, are caused by DNA mutations in a single gene. Many common diseases, such as diabetes, cancer and obesity, are caused by mutations in more than one gene. Since a single mutation or multiple mutations may be required for a particular disease or trait to manifest itself, it is necessary to measure a sizable population of these mutations in order to be able to predict with confidence the association of a mutation with a particular disease or trait.



    Therefore, the need to discover new genetic variations will be ongoing as the variety of human diseases are studied and their correlation with different populations or groups of individuals is analyzed. In order to do this on the scale that likely will be required, researchers will need technologies that provide faster sample analysis, greater accuracy and reliability and lower costs than technologies that they have historically used. It will be especially important that the technology used by these researchers be able to detect all types of mutations, including SNPs, insertions and deletions, translocations and repetitions, whether the existence of the mutation is known or unknown. It is this need that we believe creates a market opportunity for our WAVE System and its ability to detect genetic mutations quickly, accurately and inexpensively.



CURRENT TECHNOLOGIES FOR MUTATION ANALYSIS



    Current widely-used DNA mutation analysis technologies were originally developed primarily for collecting DNA sequence information and not for the discovery of mutation and other genetic variations. As these methods have been modified for use in SNP and other mutation analysis, several limitations have become clear. Current technologies for DNA analysis include the following:


       - GEL ELECTROPHORESIS. Gel electrophoresis is primarily a manual separation technique for DNA which uses an electrical current to cause DNA fragments to migrate over a gel. Because different lengths of DNA will migrate at different speeds, they will be separated by this process. The gel is transferred to a fluorescence-imaging camera and photographed or scanned into a computer so that the DNA can be visualized. If a particular fragment of DNA is required, then it must be cut from the gel with a scalpel, the section can be melted to a liquid or the DNA can be drawn out of the gel and into the surrounding electrolyte with a further application of an electric field. Gel electrophoresis provides good separation resolution and the cost of associated equipment is relatively inexpensive.

       - CAPILLARY ELECTROPHORESIS. Capillary electrophoresis may be in the form of long thin capillaries or embodied in a chip. This technology separates DNA by passing an electric current through a capillary tube filled with a linear polymer and an electrolyte. DNA is introduced into the top of the capillary and the current is applied. This method is generally faster than conventional gel electrophoresis and allows for simultaneous detection of results.

       - CHIP ARRAY. Chip Array technology uses short fragments of single-strand DNA that are attached to small squares on the surface of a "chip" so that strands within a square have the same DNA sequence, but this sequence is different in each separate square. The sample strand of DNA is introduced to this chip and binds, or hybridizes, specifically only where it matches the sequence attached to one of the squares. In this way a match can be found, if it exists, from a very large array of candidate DNA sequences. The chip primarily identifies sequences which are known prior to analysis.


       - MASS SPECTROMETRY. Mass spectrometry is a technique that applies a charge to the sample and introduces the ionized sample into a chamber that measures the mass per charge of each type of molecule. The mass of the sample and various fragments produced indicates the identity of the molecule that was introduced into the instrument. Although the sequence of the DNA is not measured when using mass spectrometry, the nucleotides making up the molecule bases can be measured.



LIMITATIONS OF CURRENT TECHNOLOGIES



    Although these technologies are well accepted and established, none is ideally suited to the analysis of sequence mutations. The limitations of current methods include the following:



       - GEL ELECTROPHORESIS. Gel electrophoresis is a time-consuming, labor intensive process. Sample introduction, pouring of gels, separation, identification of bands, and recovery of DNA must all be done manually. As a result, the analysis of a single sample can often take many hours. In addition, there is no real-time monitoring of the process and this can cause problems. For example, if an insufficient sample were used for the analysis, a researcher would only become aware after several wasted hours of experimentation.



       - CAPILLARY ELECTROPHORESIS. Capillary electrophoresis can automate the gel electrophoresis process. However, it is difficult to control the conditions needed to determine genetic variation. Capillary electrophoresis also requires the attachment of detection-enhancing fluorescent molecules to the DNA. Fluorescent reagents are relatively expensive and their use requires further manipulation of the DNA molecules prior to analysis, thereby increasing the amount of time per sample spent by a researcher. In addition, the small quantities of DNA separated by capillary electrophoresis are usually not sufficient for sequencing of the DNA or cloning applications.



       - MASS SPECTROMETRY. Mass spectrometry is only a detection method. It does not incorporate any separation capability, which is essential for analysis of multiple DNA molecules needed for mutation detection, as well as for purification. In addition, this method cannot directly analyze large DNA fragments or double-stranded DNA due to its inflexibility and fundamental limitations.



       - CHIP ARRAY. Because this technology relies on sample DNA binding to a DNA strand with a known sequence attached to the chip, it is capable of detecting only known mutations matching the sequence on the chip. In addition, the binding process is unreliable when many mutations are to be detected in the sample.



    These disadvantages limit the usefulness of these other techniques for the efficient discovery of unknown genetic variation. While some types of gel electrophoresis and capillary electrophoresis can be used to determine the sequence of nucleotides on a gene fragment and thereby detect unknown mutations, they are expensive and labor-intensive because the researcher must identify and compare the sequence of the large number of nucleotides making up both the sample gene and the standard gene without knowing if a mutation exists or where the mutation may be. Insertions, deletions, translocations and repetitions are very difficult to detect using any of these technologies.


THE TRANSGENOMIC SOLUTION


    We believe our WAVE System, which incorporates our proprietary DNASep technology and associated software, chemical reagents and other consumable products, will become a leading tool to analyze genetic variation. The WAVE System allows researchers to analyze both known and unknown genetic mutations faster, with more accuracy and at a lower cost than other commercially available techniques. The WAVE System enables a researcher to detect the presence of a mutation without the need to determine the DNA sequence of the gene being studied, allowing the screening of a large number of samples to identify mutations without the need to indiscriminately sequence all of the samples. Only those samples which are determined to contain a mutation require further sequencing work in order to determine the precise change in the DNA sequence. Therefore, the use of the WAVE System can result in a significant savings of time and cost. We believe key benefits of the WAVE System include the following:



       - HIGH SPEED. DNA separation and analysis using our WAVE System can be performed faster than current methods, depending on the type of research being conducted. Separation times using our DNASep columns average approximately 5-7 minutes per sample and can be as short as 3 minutes, depending on the application. After the separation, results are immediately available for quantification, analysis, reporting and archiving.



       - IMPROVED DATA ACCURACY. Our WAVE System produces more accurate and consistent data than other existing techniques for mutation analysis. Based on published reports, accuracy in discovery of known and unknown mutations is greater than 95% with the WAVE System. The higher level of data quality achievable with the WAVE System is extremely valuable to the life sciences researcher.


       - REDUCED COST. Because our WAVE System is completely automated, the amount of time per sample spent by a researcher is greatly reduced. The WAVE System analyzes very small DNA samples and does not require additional sample purification. This allows samples to be analyzed with a smaller volume of chemical reagents than other methods. In addition, the WAVE System can detect DNA mutations directly without the use of expensive fluorescent tags or markers required by other techniques. Savings in labor, reagents and tags significantly reduce the costs per analysis over current methods.

       - AUTOMATION AND EASE OF USE. The WAVE System is fully automated and easy to operate. A multiple number of amplified DNA samples can be loaded into the WAVE System's autosampler. Once loaded, the appropriate application is chosen by the researcher and the WAVE System can automatically introduce the sample, conduct the DNA separation and analyze the results. Unlike other techniques, no purification or other additional preparation of the DNA sample is necessary. With the addition of a fragment collector, the WAVE System will automatically collect DNA material for further analysis. The entire process is controlled by our proprietary WAVEMaker software. This aspect of the WAVE System can significantly enhance the productivity of a genomics researcher.


       - DISCOVER NEW MUTATIONS. WAVE System technology can efficiently discover new mutations in a sample without prior knowledge of the mutation or its location. The WAVE System is uniquely well-suited to the discovery of insertions and deletions because it does not depend on knowing the DNA sequence in order to detect the mutation. Other than sequencing, most genotyping methods require prior knowledge of the location of the mutation. Compared to sequencing, which requires the researcher to determine and compare the sequence of a large number of nucleotides making up both the sample gene and the standard gene to detect unknown mutations, the WAVE System displays mutations, whether previously known or unknown, as a vertical spike, or peak, on a simple graph. The ability to accurately detect the presence of mutations allows for the screening of large fragments of DNA without time-consuming and cumbersome sequencing of the entire fragment.


       - SCALABILITY. Our bench top WAVE System is scalable depending on the research problem to be solved. The DNASep separation columns are available in different sizes depending on the application required.

STRATEGY

    We intend to be the leading provider of technology platforms which enable life science researchers to discover and understand variations in the human genetic code, or genome, in order to accelerate and improve drug development and diagnostics. Key elements of our strategy are as follows:

       - FOCUS ON THE GENETIC VARIATION DISCOVERY MARKET. Our current focus is to promote the use of our WAVE System by researchers involved in the discovery and analysis of genetic variation.

         The investment in genomics research is large and growing, and the corresponding need to analyze genetic variations has led to increased demand for new technologies such as the WAVE System. We believe the WAVE System significantly increases research productivity and may accelerate drug development and diagnostics.

       - ESTABLISH THE WAVE SYSTEM AS THE INDUSTRY STANDARD. We are focusing our initial marketing efforts on large well-known academic and commercial research institutions to establish the WAVE System as the industry standard for mutation analysis. We believe we are the first to bring high performance DNASep micro-bead technology to the market and have sold instruments to key genomics researchers to gain validation of our technology, which has resulted in the publication of over 60 articles in numerous scientific journals discussing the WAVE System. A key component of our strategy is to maintain a worldwide sales organization that provides technical support on a local level. We plan to increase the number of our sales teams composed of sales personnel, application scientists and technical support persons. In addition, because we believe that a major factor in ensuring the success of our products is to provide qualified technical support on a local level, we expect to increase the number of technical support representatives and application scientists.


       - INCREASE CONSUMABLE SALES. We expect that our expanding base of installed WAVE Systems will result in recurring sales of our associated consumable products which include our proprietary columns and reagents. Sales of our consumable products over the next five years should increase as a proportion of our net sales. In order to support the expected increase in consumable sales, we have dedicated manufacturing facilities in California, Nebraska and the U.K.



       - PENETRATE NEW MARKETS. Our WAVE System may be used for purposes other than genetic mutation discovery research. These other potential uses represent additional market opportunities that we intend to pursue. For example, a number of companies produce short single-strand DNA fragments, known as oligonucleotides, with a known sequence and sell them to genetic researchers who use them in research and other applications. When synthesizing oligonucleotides, it is important that the single-stranded DNA fragments do not contain fragments with unwanted DNA sequences. The WAVE System's ability to separate and purify DNA fragments could be used by the synthesizers of oligonucleotides to produce a more consistently pure product. We believe that this will become an important new market for the WAVE System. Another potential new market for the WAVE System will be the genetic screening market. This market consists primarily of hospitals and other medical facilities that could use the WAVE System to screen tissue or blood samples for mutations known to be related to genetic disease. We believe that the ability of the WAVE System to screen genetic mutations quickly, accurately and economically can make it a useful tool for this market. It will allow researchers to use the validated technology used for the original mutation discovery work to screen for mutations in a larger population. We are in the process of designing specific software and hardware improvements to adapt the WAVE System specifically for these new market opportunities. We expect these improvements to be available within the next 24 months.



       - BUILD A SUBSTANTIAL INTELLECTUAL PROPERTY ESTATE. We pursue an intellectual property strategy of licensing patents and pursuing patent protection for our inventions. We currently hold 16 U.S. patents and two foreign patents. In addition, we hold exclusive licenses to one U.S. patent, 16 foreign patent applications and one non-exclusive license to another U.S. patent. We also have pending applications for 26 U.S. patents and 31 foreign patents. These issued and pending patents are directed at our DNA and related research technologies, and cover separation chemistry, molecular biology, algorithms, instruments and software. We believe that our strong intellectual property estate will continue to be an important competitive advantage.

OUR TECHNOLOGY AND PRODUCTS



    Our WAVE System is a versatile system that can be used for mutation detection, size-based double-strand DNA separation and analysis, single-strand DNA separation and analysis and DNA purification. Because of this versatility, the WAVE System can essentially replace the use of traditional gel electrophoresis in the molecular biology laboratory. Our patented technology uses a process known as high performance liquid chromatography to separate DNA material so that genetic variation may be identified and analyzed. In this process, DNA is injected into a special tube or column containing microscopic polymer beads. These micro-beads have special surface chemistries that cause the DNA molecules to attach to the surface of the beads. A chemical reagent is then pumped through the column under carefully controlled pressure and temperature conditions causing the DNA molecules to be selectively released from the beads so that they can be separated and measured. Our proprietary software controls the entire process by computer and produces the results of the operation in an easy-to-read chart format. Once the DNA sample is loaded into the instrument and necessary data is entered into the software, the process requires virtually no additional input from the researcher. By using our patented DNASep columns and specifically-formulated reagents that we have developed for various research applications, the researcher is able to achieve a consistent high-quality result. Our WAVE System includes the following components:


        - an autosampler (automatically introduces the DNA sample into our WAVE instrument)

        - a pump (pumps sample and reagents through the DNASep column and instrument)

        - a DNASep column (separates DNA fragments)

        - a column oven (controls the temperature of the DNASep column)

        - a detector (detects and measures DNA coming off the column)

        - a fragment collector (collects high purity DNA fragments of interest)


        - a personal computer and WAVEMaker Software (used for instrument control, experiment design, data collection, data analysis, and reporting)


           [DIAGRAM OF COMPONENTS OF WAVE SYSTEM]

    The basic operation of the WAVE System is described below:



    DNA SAMPLE PREPARATION. A sample of the DNA fragment of interest is first extracted from a biological sample such as tissue or blood. Extraneous proteins are removed from the DNA sample and the sample is placed into a multi-well plate along with chemicals or reagents. A targeted DNA sequence is then copied by repeated cycles of heating and cooling in order to produce enough of the targeted sequence so that it can be detected. This replication process is known as polymerase chain reaction, or PCR, amplification.



    After the sample has been amplified, the sample DNA fragment may be mixed with "normal" DNA fragments that have a known sequence of nucleotides. The sample is then heated to cause the two strands of the DNA molecules in both the sample DNA and the normal DNA to separate from each other. The mixture is then cooled so that the strands reattach to each other. Because they are mixed together, the single-strand DNA from the sample DNA and the normal DNA will, in some cases, recombine with each other. If the sample DNA has a sequence of nucleotides that differs from the normal DNA, some of the recombined strands will not completely match and, therefore, will not bind completely. As a result, both the mismatched, or heteroduplex, DNA fragments and the correctly matched, or homoduplex, DNA fragments will be present. On the other hand, if the sample DNA has the same sequence of nucleotides as the normal DNA, all of the recombined strands will match and bind completely and only homoduplex DNA fragments will be present.



    WAVE SYSTEM SAMPLE INTRODUCTION AND SEPARATION PROCESS. A sample plate containing DNA is inserted directly into the WAVE System's autosampler. The autosampler takes a small volume of the sample and injects it into the DNASep column containing the micro-beads. Due to the chemical affinity of the DNA to the surface chemistry on the micro-beads in the column, the DNA attaches itself to the micro-beads. After the sample is injected into the instrument, a mixture of reagent fluids is pumped into the column at specified reagent concentrations and temperature conditions.



    As the reagents are pumped through the column, DNA fragments are released and separated from each other. The DNA fragments flow from the DNASep column and through an ultraviolet or a fluorescence detector, which then measures and reports the passage of the DNA fragments of interest. Depending on the mode of operation, DNA fragments can be identified and measured to determine whether they are mutant or normal, or a specific DNA size or type. The separation and detection process continues until the entire DNA sample mixture is separated into individual fragments. Any fragment of interest can be collected for further study.


    MODES OF OPERATION. DNA can be separated using three different modes by controlling the oven temperature. These modes include the following:


       - NON-DENATURING MODE. This mode uses relatively low temperature so that no melting, or denaturing, of the double-strand DNA occurs. This allows double-stranded DNA fragments to be separated by the number of nucleotides making up the fragment, with the shorter DNA fragments being first released from the column and increasingly longer fragments of DNA being released in ascending size order until the entire sample is separated. The high-resolution separation and purification of fragments can be used for high-purity cloning, sequencing or PCR amplification. Tests that are based on fragment length also use this mode.

    - PARTIAL-DENATURING MODE. The partial-denaturing mode is used for detecting genetic variation. In this mode, the WAVE System uses temperatures ranging from 50 DEG.C to 65 DEG.C to partially melt, or denature, the double-strand DNA. Because mismatched, or heteroduplex, DNA fragments will melt at a slightly lower temperature than homoduplex DNA fragments, they will be released first from the DNASep column, followed by the release of the homoduplex DNA fragments. If there was no sequence mutation in the sample DNA, only homoduplex fragments will be present, all of which will be released from the DNASep column at the same time. As the release of the DNA fragments is detected, it will be depicted by the WAVEMaker software as a single peak on a graph. However, if there was a sequence mutation in the sample DNA, both homoduplex and heteroduplex DNA fragments will be present. Because homoduplex and heteroduplex DNA fragments will release from the DNASep column at different times, these distinct release times will result in a second peak on the graph.



    - FULL-DENATURING MODE. The full-denaturing mode is used for the analysis of single-strand DNA and RNA (special molecules that transmit genetic information inside of a cell) where it is necessary to reduce the interaction of the two complementary strands of DNA with each other. In this mode, temperatures in excess of 70 DEG.C are used to separate single-strand DNA or RNA molecules according to sequence and size.



    DETECTION. The standard WAVE System uses ultraviolet, or UV, detection. UV detection is highly sensitive and can be used for all applications with standard PCR amplification. By adding fluorescence detection to our system, we can further decrease the amount of DNA needed for analysis. In this process, special fluorescent molecules, or tags, are attached to specific points in the DNA being analyzed. This makes it possible to detect fluorescently labeled DNA fragments from extremely low sample concentrations or from samples with low PCR amplification.



    FRAGMENT COLLECTION. Purified DNA fragments can be collected for PCR amplification, sequencing or for cloning. Cloning is a process where bacteria is used to grow a large amount of specified DNA fragments. It is important that the DNA material used for cloning is very pure so that only the specified DNA material is found in the bacteria colonies. Amplification and sequencing also benefit from highly purified DNA fragments.


    WAVEMAKER SOFTWARE. Our WAVEMaker Software integrates the instrumentation control and data acquisition functions of the WAVE System. The software performs several functions including the formatting and presentation of data. Our WAVEMaker Software provides logical input and output of instrument data that is easily understood by researchers familiar with conventional gel-based technology. We are working to further refine the software component of the WAVE System to make it easier to operate for a broader market of end users.

    WAVEMaker Software enables the user to choose a specific application. The clear display allows the user to set up the procedure in a matter of minutes. Customized protocols can easily be created and saved to facilitate future analyses. Point mutation detection can be performed by importing the sequence or size of the DNA fragment of interest into WAVEMaker Software.

    The following diagram presents a sample screen taken from our WAVEMaker Software.

            [PICTURE OF COMPUTER SCREEN SHOWING WAVEMAKER SOFTWARE]

    PRICING. This integrated WAVE System is priced from $60,000 to $100,000 depending on features and accessories. The price is dependent upon user selected options, which include fragment collection, various detector configurations and software versions.


WAVE OPTIMIZED MOLECULAR BIOLOGY CONSUMABLES



    The WAVE System requires the use of various consumable products which we manufacture and sell separately. As more WAVE Systems are sold, we expect that these consumable products will become an increasingly significant source of revenue for us.



    The principal consumable products used with the WAVE System are the DNASep columns and the chemical reagents that are used to carry the DNA samples though the WAVE System. Other consumables include filters and other replacement parts of the WAVE System.



    The DNASep columns are essentially small metal tubes which are packed with microscopic polymer beads, each of which is approximately two microns in diameter. A micron is one millionth of a meter. The surface of these micro-beads has a special chemical makeup that causes DNA molecules to adhere to them. The columns come in two sizes which are used depending on the amount of DNA being analyzed or purified. The smaller standard column sells for approximately $1,200 and the larger column sells for approximately $2,400. The WAVE System comes with one standard DNASep column which has a recommended warranted life of approximately 4,000 test cycles. Our experience to date indicates that the average customer uses between two and six columns per instrument per year.



    We also sell the chemical reagents used with the WAVE System. In general, these reagents are special fluids that are pumped through the columns in order to cause DNA molecules to release their chemical bonds to the micro-beads under the correct conditions. Although most of these reagents are similar to those that can be obtained from various suppliers, we have developed formulas for these reagents that have been specially developed to be used in the WAVE System. By using these WAVE Optimized reagents, we believe that researchers are more likely to achieve consistent high quality results with their WAVE Systems.


    Some consumables are contained and packaged in convenient kits to increase ease of use and minimize possibility of user error. These kits may be used in sample preparation or automated instrument operations for particular applications. By adding different application kits, the WAVE System can perform various applications.

RESEARCH AND DEVELOPMENT


    We continue to maintain an active program of research and development and expect to spend approximately $6.5 million on these efforts in 2000. Our research and development activities include the improvement of the DNA separation media used in our columns and the refinement of the hardware and software components of the WAVE System. In addition, we are working to understand different aspects of the chemistry of molecular biology testing and to use this knowledge to develop new molecular biology tests.



    Our research and development work is focused on developing additional functionality in the WAVE System that will allow us to sell into market segments other than the genetic mutation discovery market. For example, we are working on software and hardware advances that will tailor the WAVE System specifically for the analysis and purification of single-strand DNA. Short single-strand DNA, known as oligonucleotides, are used to target a known sequence of DNA in a gene. A number of companies produce oligonucleotides with a known sequence and sell them to genetic researchers who use them for PCR amplification, sequencing or other research applications and to medical facilities for diagnostic testing. When synthesizing oligonucleotides on a commercial scale, it is important to exclude fragments with unwanted DNA sequences. Our research efforts are focused on determining the quality of single-strand DNA needed for each application and on developing the appropriate instrumentation modifications, software and separation protocols for each. We expect to have WAVE Systems available for this market within 24 months.



    We are also developing improved methods and procedures to enable hospitals and other medical facilities to use the WAVE System to screen tissue or blood samples for mutations known to be related to genetic disease. We believe the WAVE System will be an attractive tool for this group of users because it will allow them to use the same validated methodology used to discover a mutation and its link to disease to screen for that mutation in a large population. We are working to make the screening process faster and more automated through the development of new software and improved separation media and instrumentation. We also expect to have these improvements available in the next 24 months.


SALES AND MARKETING


    We currently sell our WAVE Systems and related consumables in major geographical markets. We target the U.S., the U.K. and most countries in Western Europe with a direct sales staff of 18 persons. For the rest of the world, we also sell our products to dealers and distributors located in local markets. We also maintain regionally-based technical support staffs and applications scientists to support our sales and marketing activities throughout the U.S., Europe and Japan. See Note O, "Sales and Product Information," to our consolidated financial statements for a summary of our net sales by geographic area and product group.


    Our marketing efforts utilize a variety of promotional channels including print advertisements, scientific conferences, trade shows, and Internet browser ads. The primary targets of our marketing efforts are life sciences researchers and medical geneticists in academic and commercial research institutions.

CUSTOMERS


    As of March 31, 2000, we have sold over 250 WAVE Systems to customers in 20 countries. Our customers include numerous core laboratory facilities and a number of other leading academic and medical institutions in the U.S. and abroad, including Harvard University, Stanford University, Baylor University, University of Chicago, Fred Hutchison Cancer Research Facility, Mayo Clinic, National Cancer Institute, National Institutes of Health, Institut Curie, University of Cambridge, Welcome Trust-Oxford University and Institut Gustave Roussy. Customers also include a number of large, established U.S. and foreign pharmaceutical and biotech companies including SmithKline Beecham, Bristol-Meyers Squibb, Millennium Pharmaceuticals, Merck & Company, Novartis and Eli Lilly and Company. No single customer accounted for more than 3% of our sales in 1999.


MANUFACTURING

    We manufacture all of our consumable products including our proprietary DNASep separation columns and liquid reagents. We also incorporate our own modifications into the basic liquid chromatography instrument that we use in our WAVE System. Our manufacturing facilities are located in San Jose, California, Omaha, Nebraska, and Crewe, England.

    We obtain the basic liquid chromatography instrument for our WAVE System from Hitachi Instruments, Inc. This relationship allows us to use Hitachi's significant manufacturing capability to meet potential future increases in demand for the WAVE System without investing in expanding our own manufacturing capacity.

    Although our relationship with Hitachi has existed since 1997, we have recently entered into a new supply agreement with Hitachi under which they will cooperate with us in the co-development of a modified instrument for use in our WAVE System. Under the agreement, we have the exclusive right to market any co-developed products for DNA analysis and purification using our DNASep technologies. In addition, the agreement will provide for fixed pricing of the liquid chromatography instruments for our WAVE System. Our agreement with Hitachi has no fixed term and we have retained the right to work with other vendors for liquid chromatography instruments. Under the agreement, there will be no transfer of intellectual property rights without a specific agreement to do so.

LEGAL PROCEEDINGS

    We are not a party, nor are any of our assets or properties subject, to any material legal proceedings.

INTELLECTUAL PROPERTY

    To establish and protect our proprietary technologies and products, we rely on a combination of patent, copyright, trademark and trade-secret laws, as well as confidentiality provisions in our contracts.


    We have implemented an aggressive patent strategy designed to provide us with freedom to operate and facilitate commercialization of our current and future products. We currently own 16 issued patents in the United States and have 26 pending applications, of which we have received notices of allowances for five. We also own two foreign issued patents and have 31 foreign patent applications pending. We hold an exclusive license for components of the DNA separation technology used in our WAVE System under an agreement with the inventors. This license terminates in 2013. We have also entered into a non-exclusive license agreement with a U.S. university relating to DNA detection technology. We also hold licenses to 16 foreign patent applications.



    The DNASep column and the systems with which it is combined are DNA compatible. The micro-beads used within the DNASep column are covered by U.S. Patent No. 5,585,236 and corresponding European patents. DNA compatible systems are free from materials which would bind with DNA and interfere with the separations. Separating DNA with DNA compatible systems and related processes are covered by U.S. Patents 5,772,889, 5,997,742, 5,972,222, 6,017,457, 6,024,878
and 6,056,877, along with a corresponding foreign patent application pending. Additional patent applications for the DNA compatible column and system are pending in the U.S., Europe and Japan. Future products including disposable nucleic acid separation systems are covered by U.S. Patent 5,986,085 and pending U.S. and foreign patent applications.


    Generally, U.S. patents have a term of 17 years from the date of issue for patents issued from applications filed with the U.S. Patent Office prior to June 8, 1995, and 20 years from the application filing date or earlier claimed priority date in the case of patents issued from applications filed on or after June 8, 1995. Patents in most other countries have a term of 20 years from the date of filing the patent application. Our issued United States patents will expire between 2009 and 2017. Our success depends to a significant degree upon our ability to develop proprietary products and technologies. We intend to continue to file patent applications as we develop new products and technologies.

    Patents provide some degree of protection for our intellectual property. However, the assertion of patent protection involves complex legal and factual determinations and is therefore uncertain. The scope of any of our issued patents may not be sufficiently broad to offer meaningful protection. In addition, our issued patents or patents licensed to us may be successfully challenged, invalidated, circumvented or unenforceable so that our patent rights would not create an effective competitive barrier. Moreover, the laws of some foreign countries may not protect our proprietary rights to the same extent as do the laws of the United States and Canada. In addition, the laws governing patentability and the scope of patent coverage continue to evolve, particularly in areas of interest to us. As a result, there can be no assurance that patents will issue from any of our patent applications or from applications licensed to us. In view of these factors, our intellectual property positions bear some degree of uncertainty.

    We also rely in part on trade-secret protection of our intellectual property. We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Our employees and consultants also sign agreements requiring that they assign to us their interests in patents and copyrights arising from their work for us. All employees sign an agreement not to compete unfairly with us during their employment and after termination of their employment, through the misuse of confidential information, soliciting employees, soliciting customers and the like. However, it is possible that these agreements may be breached or invalidated and if so, there may not be an adequate corrective remedy available. Despite the measures we have taken to protect our intellectual property, we cannot assure you that third parties will not independently discover or invent competing technologies, or reverse engineer our trade secrets or other technologies. Therefore, the measures we are taking to protect our proprietary rights may not be adequate.

    We do not believe that our products infringe on the intellectual property rights of any third party. However, third parties may file claims asserting that our technologies or products infringe on their intellectual property. We cannot predict whether third parties will assert claims against us or against the licensors of technology licensed to us, or whether those claims will be found to have merit. If we are forced to defend against such claims, whether they are with or without any merit, whether they are resolved in favor of or against us or our licensors, we may face costly litigation and diversion of management's attention and resources. As a result of such disputes, we may have to develop costly non-infringing technology or enter into licensing agreements. These agreements, if necessary, may be unavailable on terms acceptable to us, or at all, which could seriously harm our business or financial condition.

COMPETITION

    The market for our products is highly competitive. Our principal competitors include those entities that provide alternative technologies and products for the separation and analysis of DNA in the areas of sample amplification, analysis process, sample separation and mutation detection and correlation. They include Affymetrix, Inc., Agilent Technologies, Amersham Pharmacia Biotech AB, Bio-Rad

Laboratories, Inc., BioWhittaker Molecular Applications, GeneTrace
Systems, Inc., Invitrogen Corporation, PE Corporation, Sequenom, Inc. and Varian Associates Inc. Moreover, competitors have greater name recognition than we do and provide more conventional technologies and products with which some of our customers and potential customers may have more familiarity or experience. In many cases, in order to compete against existing and alternative technologies, we will need to demonstrate the superior performance, speed and capabilities of our WAVE System, including our proprietary DNASep column and micro-bead technology. We cannot assure you that we will be able to make the necessary enhancements to our technology or products to compete successfully with newly emerging technologies.

EMPLOYEES


    As of March 31, 2000, we had 220 full-time employees. Of these employees, 163 were in life sciences and the remaining 57 were employed in non-life sciences line product. Of these 220 employees, 41 hold Ph.D.s. Upon closing of the sale of the assets of our non-life sciences instrument product lines, the non-life sciences instruments employees will become employees of the purchaser. The following sets forth the number of persons employed in the principal areas of our operation:



                                                                                             NON-LIFE
                                                                                             SCIENCES
                                                             CONSOLIDATED   LIFE SCIENCES   INSTRUMENT
                                                             ------------   -------------   ----------
Manufacturing..............................................       54             26             28
Sales and Marketing........................................       77             67             10
Research and Development...................................       59             46             13
Administration.............................................       30             24              6


    Our future success depends on our continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for these personnel is intense. Due to the limited number of people available with the necessary technical skills, we can give no assurance that we can retain or attract key personnel in the future. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

PROPERTIES

    We do not own any real property. We currently lease office and manufacturing space in the following locations:

LOCATION                                             SQUARE FOOTAGE      ANNUAL RENT      LEASE TERM EXPIRES
--------                                             --------------   -----------------   ------------------
Omaha, Nebraska(1).................................      71,799                $308,000          2000
San Jose, California...............................      13,660                $213,000          2002
Crewe, England.....................................       7,400                 L70,000          2006
Cramlington, England...............................       8,200                 L26,000          2001
Tokyo, Japan.......................................       1,000              Y7,293,000          2001
Cambridge, Massachusetts...........................       2,500                 $54,000          2002
Gaithersburg, Maryland.............................       2,294                 $35,000          2004
Dallas, Texas......................................         240                 $11,000          2000
Houston, Texas.....................................       2,760                 $24,000          2003

------------------------


(1) In connection with the proposed sale of the assets of our non-life sciences instrument product line, the existing lease for the Omaha, Nebraska facility will be assigned to, and assumed by, the purchaser. We recently entered into a new seven-year lease agreement for a new, 17,400 square-foot headquarters and administrative office in Omaha, Nebraska which will commence on August 1, 2000. The first year lease payment for this property will be $178,350 and will escalate by 2% per year.

                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS



    Our executive officers and directors, positions held by them and their ages, are as follows:



NAME                                          AGE                       POSITION
----                                        --------                    --------
Collin J. D'Silva.........................     43      Chairman of the Board, Chief Executive
                                                       Officer and Director
William P. Rasmussen......................     48      Chief Financial Officer and Treasurer
Douglas T. Gjerde, Ph.D...................     47      Chief Scientific Officer and Director
John E. Doyle.............................     56      Executive Vice President of Operations
Kraig McKee...............................     42      Vice President of United States Sales
William Walker............................     64      Vice President of Intellectual Property
Mitchell L. Murphy........................     44      Controller and Secretary
Stephen F. Dwyer..........................     57      Director
Jeffrey Sklar, M.D., Ph.D.................     49      Director
Parag Saxena..............................     45      Director
Gregory J. Duman..........................     44      Director
Roland J. Santoni.........................     58      Director


    COLLIN J. D'SILVA. Mr. D'Silva has served as our Chairman of the Board and Chief Executive Officer since 1997 and is also a Director. Mr. D'Silva, a co-founder of Transgenomic, has worked for Transgenomic and its predecessors since 1988. Prior to that time, Mr. D'Silva was employed by AT&T from 1980. At AT&T, he held various positions in engineering, materials management, sales support and business development. His last position at AT&T was Business Unit Manager and Engineering Manager for a network distribution products division. Mr. D'Silva holds a B.S. degree and a M.Eng. degree in industrial engineering from Iowa State University and an M.B.A. from Creighton University.


    WILLIAM P. RASMUSSEN. Mr. Rasmussen joined us on October 1, 1998 and currently serves as our Chief Financial Officer and Treasurer. Prior to joining us, Mr. Rasmussen was Chief Financial Officer at I-Mark Systems from 1996 until it was purchased in 1997. I-Mark Systems designed integrated computer voting solutions and was a successor corporation of ADD Consulting Inc., which provided computer staffing professionals to numerous industries. Mr. Rasmussen served as Chief Financial Officer of ADD Consulting Inc. from 1994 until joining I-Mark Systems in 1996. Mr. Rasmussen owned a travel management company from 1986 until 1998, and he provided consulting services to numerous software and telecommunication companies from 1984 through 1994. Mr. Rasmussen's previous experience also includes serving as Controller and Principle Accounting Officer for Applied Communications, Inc. from 1979 until 1984. Applied
Communications, Inc., now known as Transaction Systems Architects, Inc., is a software provider for transaction processing systems.


    DOUGLAS T. GJERDE, PH.D. Dr. Gjerde joined us in 1996 as Chief Scientific Officer. Dr. Gjerde has held positions as senior scientist for Exxon Research and Engineering, Director of Research for Wescan Instruments, and President and Director of Research & Development for Sarasep, Inc. Sarasep, which Dr. Gjerde co-founded, was acquired by us in 1996. Dr. Gjerde has authored 12 patents and has more than 40 journal publications, primarily focused on separation technology. Dr. Gjerde received his B.S. in chemistry in 1976 from Minnesota State University, Mankato, Minnesota, and his Ph.D. in analytical chemistry in 1980 from Iowa State University, Ames, Iowa.


    JOHN E. DOYLE. Mr. Doyle has been with our company since September 1997, initially focusing on operations and process improvement. In 1999, Mr. Doyle assumed responsibility for sales, again focusing on process as well as improvements in staffing. Prior to joining Transgenomic, he was with Supelco Inc. for 20 years, serving as Chief Executive Officer when it was a Sigma-Aldrich company; Business Unit Vice

President when it was a subsidiary of Rohm and Haas Corporation; and International Vice President when it was privately held. Mr. Doyle received his engineering degree from Pennsylvania State University.


    KRAIG MCKEE. Mr. McKee has served as our Vice President of Sales for the United States since July 1999. Prior to joining us, he was the Sales Director from 1997 to 1999 for Bayer Diagnostics. From 1987 through 1997, he held a number of positions in the sales organization of Chiron Diagnostics. His last position at Chiron was National Sales Director, ACS Reagent Systems. He received a Bachelor's degree in marketing from Texas Tech University.

    WILLIAM WALKER. Mr. Walker joined us in 1998 as Vice President of Intellectual Property. Mr. Walker is a corporate attorney with an emphasis in intellectual property law. Mr. Walker served as Director of Patents and Licensing for Syntex Corporation (1970-1981) and subsequently provided intellectual property counseling to new and emerging companies. Mr. Walker has a law degree from Georgetown University Law Center, a B.S. degree in chemical engineering from the University of Tennessee and a MFCC degree in psychology from Santa Clara University. He is a member of the California Bar and is active in numerous professional organizations.

    MITCHELL L. MURPHY. Mr. Murphy joined us in 1992. His current duties include the overall administration of our finance and accounting functions. Prior to joining Transgenomic, he held accounting and financial management positions for companies involved in manufacturing, steel distribution and rebar fabrication for 15 years. He spent over two years as an auditor for the Omaha, Nebraska office of Deloitte, Haskins & Sells (now Deloitte & Touche LLP) working in a broad range of industries. Mr. Murphy graduated with honors from Creighton University in 1978 with a B.S. degree in business administration with an accounting major.

    STEPHEN F. DWYER. Mr. Dwyer has recently signed a letter of intent to acquire the assets associated with our non-life sciences instrument product line, which will be operated as a separate business. Mr. Dwyer is a director and was a co-founder of Transgenomic. From 1996 until March 2000, Mr. Dwyer was employed by Transgenomic and its predecessor company, most recently as Vice Chairman. In 1966, Mr. Dwyer started Sasco Inc., which produced laboratory animals used in disease research. In 1986, Mr. Dwyer sold Sasco to Charles River Labs. He continued to run Sasco as a Charles River Labs subsidiary for the next eight years.

    JEFFREY SKLAR, M.D., PH.D. Dr. Sklar is professor of Pathology at Harvard Medical School, where he has been on the faculty for more than five years. He also serves as Director of the Divisions of Diagnostic Molecular Biology and Molecular Oncology, department of Pathology Brigham and Women's Hospital.
Dr. Sklar serves on the Editorial Boards of Numerous Journals in the area of Pathlogy and Cancer and on Scientific Advisory Committees to the Dana-Farber Cancer Center, Boston, MA; the Fred Hutchinson Cancer Center, Seattle, Washington; the New England Regional Primate Center; Harvard University; and the National Institutes of Health. He is a director of Dianon Systems, Inc., and has served on the scientific advisory boards of numerous companies in the biotechnology field. Dr. Sklar holds an M.D. and Ph.D. from Yale University and an M.A. (honorary) from Harvard University.


    PARAG SAXENA. Mr. Saxena is the Chief Executive Officer of INVESCO Private Capital, Inc. ("IPC") and has held that position for more than five years. As a founding member of IPC, Mr. Saxena has been involved in numerous private capital transactions and has served as a director on a number of venture-backed healthcare and telecommunications companies. Mr. Saxena began his career in 1978 as a product engineer at Becton Dickinson Corporation. He later joined Booz, Allen and Hamilton in the Technology Management Services Group where his responsibilities included market analysis, technology strategy, acquisition evaluation and business strategy formulation for several Fortune 100 corporations in the healthcare field. Mr. Saxena joined Citicorp Investment Management, Inc. in 1983 as a founding member of the private capital group's predecessor and was responsible for healthcare private investments and small cap public stocks. Mr. Saxena received a B. Tech in 1977 from the Indian Institute of Technology and an M.S. in 1978 in Chemical Engineering from West Virginia College of Graduate Studies. He earned an M.B.A. in 1982 from the Wharton School of the University of Pennsylvania.

    GREGORY J. DUMAN.  Mr. Duman has been a director since March 2000.
Mr. Duman is the Chief Financial Officer of Artios, Inc. (formerly ECOM Worldwide, Inc.), a transaction processing services company, which he joined in 2000. Prior to that, he was Executive Vice President of Transaction Systems Architects, Inc. ("TSA"). He joined TSA in 1983 as Director of Administration. He became Controller in 1985 and Vice President and Chief Financial Officer in 1991, serving until February 2000. From 1979 to 1983, he worked for Arthur Andersen & Co. as a certified public accountant. Mr. Duman is a director of TSA and Digital Courier Technologies, Inc.


    ROLAND J. SANTONI. Mr. Santoni has been a director since March 2000. He has been Professor of Law at Creighton University School of Law, Omaha, Nebraska since 1977. He also has been Of Counsel with Erickson & Sederstrom, P.C. since 1978. Mr. Santoni received a B.S. in Economics from The Wharton School, University of Pennsylvania, in 1963 and a J.D., CUM LAUDE, from the University of Pennsylvania School of Law in 1966.

SCIENTIFIC ADVISORS

    We consult with several leading scientists from around the world, as part of our ongoing research and development efforts. These advisors assist us in formulating our research, development, and commercialization strategies. Some of these advisors include:

       - Dennis R. Burton, Ph.D., Professor of Immunology, The Scripps Research Institute, La Jolla, California.

       - R. Alan North, Ph.D., Professor and Director of the Institute of Molecular Physiology, the University of Sheffield, Sheffield, U.K.

       - Eric Hoffman, Ph.D., Director, Research Center for Genetic Medicine, The Children's National Medical Center, Washington, D.C.

       - Leon Yengoyan, Ph.D., Professor of Chemistry, San Jose State University, San Jose, California.

    We do not pay cash remuneration to our scientific advisors, but may reimburse them for reasonable expenses they incur on our behalf. We may also award stock options to them under our stock option plan. See "Stock Option and Other Compensation Plans" below.

BOARD OF DIRECTORS

    Our Board of Directors is comprised of seven directors and is divided into three classes. Directors of each class are elected for terms of three years. Class I directors are Parag Saxena and Collin J. D'Silva. Class II directors are Stephen F. Dwyer and Jeffrey Sklar. Class III directors are Douglas T. Gjerde, Gregory Duman and Roland J. Santoni. The current terms of the Class I, Class II and Class III directors will end at our annual stockholders meetings held in 2001, 2002 and 2003, respectively.

BOARD COMMITTEES

    The audit committee consists of Messrs. Duman, Sklar and Saxena, each of whom is an independent director. The audit committee reviews the services provided by our independent auditors, consults with the auditors on audits and proposed audits, and reviews and evaluates our internal auditing procedures and control functions.

    The compensation committee consists of Messrs. Sklar, Dwyer and Saxena. The compensation committee reviews the compensation arrangements for our executive officers, makes recommendations to the Board of Directors regarding compensation matters and administers our employee stock option plan. See "Stock Option and Other Compensation Plans" below.

DIRECTOR COMPENSATION


    Directors who are also our officers are not separately compensated for serving on the Board of Directors other than reimbursement for out-of-pocket expenses related to attendance at board and committee meetings. Non-employee directors are paid an annual retainer of $12,000. In addition, they receive a fee of $1,200 for attending meetings in person, or $600 for participating in a meeting by teleconference, as well as reimbursement for out-of-pocket expenses related to attendance at board and committee meetings.



    Our non-employee directors are issued options to purchase 15,000 shares of common stock under our 1997 Stock Option Plan upon initial appointment to the board. These options vest at the rate of 20% per year of service on the board. Additional grants will be made from time to time so that each non-employee director holds 15,000 unvested options at any time. All options granted to non-employee directors have exercise prices that represented the fair market value of our stock on the grant date. Exercise prices on outstanding options granted to our non-employee directors range from the lesser of $5.00 per share or 50% of the price that we issue common stock in this offering to $13.00 per share.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    No member of our compensation committee serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation we paid during the year ended December 31, 1999 to our Chief Executive Officer and our next four most highly compensated executive officers whose salary and bonus for 1999 exceeded $100,000. Also included is the compensation of an executive officer who resigned prior to the end of the year. These executive officers are referred to as the named executive officers elsewhere in the prospectus.

                         SUMMARY COMPENSATION TABLE(1)


                                                             ANNUAL COMPENSATION
                                                      ----------------------------------
                                                                            OTHER ANNUAL      ALL OTHER
NAME AND PRINCIPAL POSITION                            SALARY     BONUS     COMPENSATION   COMPENSATION(2)
---------------------------                           --------   --------   ------------   ---------------
Collin J. D'Silva...................................  $132,440    $    0       $6,129          $21,587
  Chief Executive Officer

William Walker......................................   201,466         0        1,889            5,631
  Vice President of
  Intellectual Property

John E. Doyle.......................................   150,645     4,000        3,615           17,893
  Executive Vice President
  of Operations

Andrew T. Zander, Ph.D..............................   117,378         0        2,101            4,695
  Vice President of Research and Development(3)

Douglas T. Gjerde, Ph.D.............................   101,216         0        3,074           19,394
  Chief Scientific Officer

P. Thomas Pogge.....................................   162,871         0        4,643            8,256
  General Counsel(4)


------------------------

(1) No long term compensation was awarded or paid to any named executive officer during 1999.

(2) Consists of accrued vacation to be taken in the future or paid in cash upon termination of employment.


(3)  Dr. Zander resigned as an executive officer on March 24, 2000.


(4)  Mr. Pogge resigned as an executive officer prior to the end of 1999.

    All executive officers are eligible to participate in our stock option plan (described under "Stock Option and Other Compensation Plans") and may participate in other employee benefit plans and programs, such as health insurance plans, that we offer to our other employees.

OPTION GRANTS IN LAST FISCAL YEAR

    None of the named executive officers were awarded any stock options during 1999.

AGGREGATED OPTION EXERCISE IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

    None of the named executive officers exercised any stock options during 1999.

STOCK OPTION AND OTHER COMPENSATION PLANS


    STOCK OPTION PLAN. Our stock option plan allows us to grant options to our employees, directors and advisors which give them the right to buy our common stock at a fixed price, even if the market value of our stock goes up. Our stock option plan is administered by the compensation committee of our Board of Directors and it has the sole authority to set the number, exercise price, term and vesting provisions of the options granted under the plan. Under the terms of the plan, the exercise price of an incentive stock option, as defined under the Internal Revenue Code of 1986, as amended, cannot be less than the fair market value of our common stock on the date the option is granted. In general, options will expire if not exercised within ten years from the date they are granted. The committee may also require that an option holder remain employed by us for a specified period of time before an option may be exercised. These "vesting" provisions are established on an individual basis by the committee. The committee will also decide whether options will be nonqualified options or structured to be qualified options for U.S. income tax purposes. Either incentive or nonqualified stock options may be granted to employees, but only nonqualified stock options may be granted to our non-employee directors and advisors. Options for a maximum of 6,000,000 shares may be granted under the plan. To date, we have issued options for 3,707,050 shares of our common stock. All of these options have an exercise price ranging from $5.00 to $13.00 per share, except that options to acquire shares of common stock with an aggregate fixed cost of $75,000 issued to Jeffrey Sklar, Ph.D., a non-employee director, may be exercised at the lower of $5.00 per share for 15,000 shares or 50% of the price of our common stock in this offering. See "Director Compensation" above.


    Under the terms of our stock option plan, if the option holder dies, becomes permanently disabled or retires any options not vested at such time will become immediately vested. If an option holder voluntarily resigns, any options not vested as of the date of resignation will terminate and all rights will cease, unless the compensation committee determines otherwise. In the event an option holder's employment, board membership or status as an advisor is terminated for cause, the option holder's right to exercise an option, whether or not vested, will immediately terminate and all rights will cease, unless the compensation committee determines otherwise.

    EMPLOYEE SAVINGS PLAN. We have also established an employee savings plan that is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. This plan allows for voluntary contributions up to statutory maximums by eligible employees. We match a specific proportion of these contributions, subject to limitations imposed by law. We may make additional contributions to the savings plan on behalf of our employees if our Board of Directors decides to do so. During the years ended December 31, 1997, 1998 and 1999, we contributed $92,733, $117,923 and $174,973 to the savings plan on behalf of our employees.

LIMITATION OF DIRECTORS AND OFFICERS LIABILITY

    Our certificate of incorporation provides that no director will be liable for monetary damages for breach of the director's fiduciary duty to the company or its stockholders, except for liability arising from:

        - breach of the director's duty of loyalty to the company or its stockholders;

        - acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

        - improper distributions to stockholders and improper redemptions of stock; and

        - transactions from which the director derived an improper personal benefit.

This provision of our certificate of incorporation does not eliminate the directors' fiduciary duties, and in appropriate circumstances, equitable remedies including an injunction or other forms of non-monetary relief would remain available under Delaware law. This provision also does not affect a director's responsibilities under any other laws including federal securities laws or state or federal environmental laws.

    In addition, our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person we are required or permitted to indemnify. We have obtained directors and officers liability insurance coverage which covers, among other things, liabilities arising under the Securities Act.


EMPLOYMENT AGREEMENTS



    We have entered into employment agreements with our Chief Executive Officer, Collin J. D'Silva, our Chief Financial Officer, William P. Rasmussen, our Chief Scientific Officer, Douglas T. Gjerde Ph.D. and our Vice-President of Intellectual Property, William R. Walker. The employment agreements require our executives to devote their full time to our business activities, provided that they may serve as directors of or consultants to other companies that do not compete with us and for nonprofit corporations, civic organizations, professional groups and similar entities. Our executives are not allowed to compete with us during the term of their employment and for a year after they are no longer our employee. Each agreement contains provisions under which our executive officers have agreed to maintain the confidentiality of information concerning us and which prohibits them from disclosing confidential information about our business to people outside of the company except for proper business purposes.



    Each of the employment agreements with Mr. D'Silva and Dr. Gjerde has an initial term of four years and may be extended unless we or Mr. D'Silva or Dr. Gjerde, as the case may be, give notice of an intention not to renew. The employment agreement with Mr. Walker has an initial term of two years and will automatically renew for an additional two-year period unless Mr. Walker or we give notice of an intention not to renew. The employment agreement with Mr. Rasmussen has an initial term of one year. If one of our officers is terminated for reasons other than an act of serious misconduct, the officer will be entitled to severance pay in an amount equal to his then current base salary for an amount equal to twelve months' salary, except for Mr. Walker who will be entitled to severance pay in an amount equal to his then current base salary plus the amount of the previous year's bonus, provided that such severance payment does not exceed 299% of his current salary. In addition, if Mr. Walker dies or becomes permanently disabled, he will receive an amount equal to six months of salary.

                             PRINCIPAL STOCKHOLDERS


    The following table provides information concerning beneficial ownership of our common stock as of May 1, 2000, by:


    - each of our named executive officers;

    - each of our directors;

    - all of our directors and executive officers as a group; and

    - each stockholder that we know owns more than 5% of our outstanding common stock.


    The following table assumes (i) the exercise of warrants for 300,000 shares of common stock that will be issued at $5.00 per share immediately prior to completion of this offering, and (ii) the conversion of $12.0 million of aggregate principal amount of our convertible notes plus accrued interest at an assumed conversion price of $5.00 per share into 2,728,200 shares of common stock after the offering. See "Description of Capital Stock--Convertible Notes."


Based on information furnished by such owners, we believe that the beneficial owners listed below have sole voting and investment power with respect to such shares.


                                                                                  PERCENT
                                                                            BENEFICIALLY OWNED
                                                                            -------------------
                                                        NUMBER OF SHARES     BEFORE     AFTER
NAME                                                   BENEFICIALLY OWNED   OFFERING   OFFERING
----                                                   ------------------   --------   --------
EXECUTIVE OFFICERS AND DIRECTORS
Collin J. D'Silva(1).................................       4,906,154         36.8%      24.5%
William P. Rasmussen(2)..............................          65,000         *          *
Douglas T. Gjerde, Ph.D.(3)..........................       2,500,000         16.9       11.6
John E. Doyle(4).....................................          45,000         *          *
Kraig McKee(5).......................................              --         *          *
William Walker(6)....................................          25,000         *          *
Mitchell L. Murphy(7)................................          14,000         *          *
Stephen F. Dwyer(8)..................................       2,986,000         22.4       14.9
Jeffrey Sklar, M.D., Ph.D.(9)........................           9,000         *          *
Gregory Duman(10)....................................          25,000         *          *
Roland J. Santoni(11)................................              --         *          *
Parag Saxena.........................................              --         *          *
All executive officers and directors as a group
  (12 persons).......................................      10,575,154         70.8       48.8
OTHER STOCKHOLDERS
Arthur P. D'Silva(12)................................       1,093,846          8.2        5.5
INVESCO Private Capital, Inc.(13)....................       2,455,380         15.6       12.2


------------------------

*   Less than 1%.


(1) Includes 1,400,000 shares owned by the Arthur P. D'Silva Trust, of which Collin J. D'Silva is the sole trustee and 484,616 shares owned by D'Silva,
    LLC of which Mr. D'Silva is the managing member.



(2) Includes vested options to purchase 20,000 shares at $5.00 per share and 25,000 shares at $13.00 per share. Mr. Rasmussen holds unvested options to purchase an additional 30,000 shares at $5.00 per share and 25,000 shares at $13.00 per share.


(3)  Includes an option to purchase 1,500,000 shares at $5.00 per share.

(4)  Consists of vested options to acquire 45,000 shares at $5.00 per share.
     Mr. Doyle holds unvested options to purchase an additional 30,000 shares at $5.00 per share.



(5) Mr. McKee holds unvested options to purchase 20,000 shares at $5.00 per share.



(6) Consists of vested options to purchase 25,000 shares at $5.00 per share. Mr. Walker holds unvested options to purchase an additional 75,000 shares at $5.00 per share.



(7) Consists of 4,000 shares owned by Mr. Murphy and vested options to purchase 10,000 shares at $5.00 per share. Mr. Murphy holds unvested options to purchase an additional 40,000 shares at $5.00 per share.



(8)  Includes 500,000 shares owned by Nancy A. Dwyer, Mr. Dwyer's wife.



(9) Dr. Sklar holds options to acquire shares of common stock with an aggregate fixed cost of $75,000 which may be exercised at the lesser of (a) $5.00 per share for 15,000 shares or (b) 50% of the initial public offering price, of which 66.67%, or 9,000 shares, as of this date, are vested and exercisable. Dr. Sklar holds unvested options to buy 6,000 additional shares, as of this date, at such price. In addition, Dr. Sklar holds unvested options to purchase 9,000 shares at $13.00 per share.



(10) Consists of 25,000 shares owned by Mr. Duman. Mr. Duman holds unvested options to purchase an additional 15,000 shares at $10.00 per share.



(11) Mr. Santoni holds unvested options to purchase 17,500 shares at $10.00 per share.



(12) Includes 783,000 shares owned by the Cecilia F. D'Silva Residuary Trust, of which Arthur P. D'Silva is co-trustee. Mr. D'Silva is the father of Collin J. D'Silva. Mr. D'Silva's address is Transgenomic, Inc., 5600 South 42nd Street, Omaha, Nebraska 68107.



(13) Consists of shares of common stock that would be issued upon conversion of $10,800,000 principal amount of convertible notes and accrued interest at an assumed conversion price of $5.00 per share. These convertible notes are held by entities affiliated with INVESCO Private Capital, Inc. which disclaims beneficial ownership of the shares of our common stock that will be issued upon conversion of these notes. The address of INVESCO Private Capital, Inc. is 1166 Avenue of the Americas, New York, New York 10036.

                           RELATED PARTY TRANSACTIONS


    On May 16, 2000, we signed an asset purchase agreement with S.D. Acquisition Inc., a company controlled by Stephen F. Dwyer, a director and a principal stockholder of ours, under which we have agreed to sell the assets related to our non-life sciences instrument product line for a total purchase price of $6,000,000. The purchase price is subject to adjustment for changes in the value of inventories and accrued vacation from December 31, 1999 and for expenses paid by us after March 31, 2000 that relate to this product line. A total of $4,000,000 will be paid in cash at the closing and $2,000,000 will be paid with an interest-bearing promissory note due on December 30, 2000. The note bears interest at a rate of 8.75% per annum. The sale of these assets was approved by our stockholders at our annual meeting on March 30, 2000. The sale is expected to close prior to the completion of this offering, subject to customary closing conditions. The purchase price and other terms of the transaction were determined through negotiation between us and Mr. Dwyer and was approved by our disinterested directors. An unaffiliated party recently made a written offer of $4,000,000 for these assets.



    The purchaser intends to finance the cash portion of the purchase price for these assets plus initial working capital needs with borrowings of approximately $4.6 million obtained from a bank. We have agreed with the bank that we will acquire the notes evidencing these loans from it upon closing of this offering by paying to the bank an amount equal to the entire principal balance of the loans plus accrued and unpaid interest. If this offering is not completed, we are under no obligation to acquire these notes. The acquired notes will mature on December 30, 2000 and will bear interest at a rate of 8.75% per annum.
Mr. Dwyer has agreed to pledge 1,200,000 shares of our common stock owned by him to us in order to secure payment of principal and interest on the notes. All of these shares will be held in an escrow account as security for the notes. We anticipate that we will exercise our right to cause these shares to be sold in order to pay principal and interest on the notes when due, subject to Mr. Dwyer's 180-day lock-up agreement.



    On February 10, 2000, we borrowed $204,190 from Stephen F. Dwyer. We delivered an unsecured promissory note for this loan which bears interest at a rate of 9.75% per annum and is payable on August 10, 2000. We intend to repay this loan from the proceeds of the sale of the assets relating to our non-life sciences instrument product line.



    Collin J. D'Silva, Stephen F. Dwyer and Douglas T. Gjerde were partners of CT Partners, an Iowa general partnership, along with various other individuals, some of whom are relatives of Mr. D'Silva and Mr. Dwyer. Mr. D'Silva, Mr. Dwyer and Dr. Gjerde held partnership interests of 28.6%, 23.8% and 4.8%, respectively, in CT Partners. In 1997, our predecessor company agreed to provide CT Partners with research and development services to assist CT Partners in the development of miniature solid-state optical spectrometry technology to which it held the rights. Our predecessor company was entitled to a fee for these services and for reimbursement of its expenses. In addition, our predecessor company entered into a royalty agreement with CT Partners under which it received an exclusive license to manufacture and market this technology and agreed to pay CT Partners a royalty of up to $6,500,000 based on the sales of products employing this technology. On June 3, 1999, we acquired the rights to this technology from CT Partners for a purchase price of $2,000,000. The purchase price was offset by the cancellation of principal and interest due on promissory notes given to us by CT Partners in payment of the fees and expense reimbursements owed to us by it. Principal and interest on these notes plus additional accrued expenses equaled $1,085,931. The sale price was based on the present value of anticipated future net income from the sale of products associated with the technology. While we believe the terms of this transaction represent the fair value of the acquired technology, neither we nor CT Partners obtained an independent valuation of the technology or took any other steps to determine what an unaffiliated party would have paid for this technology. The royalty agreement was cancelled as a result of the sale of the technology rights by CT Partners to us. We will sell the rights to this technology in connection with the sale of assets related to the non-life sciences instrument product line described above.

    Parag Saxena, one of our directors, is the managing partner of INVESCO Private Capital, Inc., the general partner of five limited partnerships that purchased a total of $10,000,000 of our convertible notes on March 23, 1999. Two other affiliates of INVESCO Private Capital, Inc. hold $800,000 of our convertible notes. Under the terms of an Investor Rights Agreement, dated
March 23, 1999, among us, Collin J. D'Silva and the holders of our convertible notes, Mr. D'Silva has agreed to vote his shares for the election of one person designated by the note holders to our board of directors. Mr. Saxena has been elected to our board of directors pursuant to this agreement. Upon completion of this offering, the Investor Rights Agreement will terminate and Mr. D'Silva will be under no further obligation to vote in this manner.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    We can issue up to 60,000,000 shares of our common stock and 15,000,000 shares of our preferred stock. There are currently 13,025,000 shares of our common stock outstanding. This number will increase to 16,053,200 assuming conversion of our convertible notes and accrued interest thereon at an assumed conversion price of $5.00 per share and the exercise of 300,000 warrants to purchase our common stock that will expire at the closing of this offering. We have not issued any shares of preferred stock. You should read the following summary description of our capital stock in conjunction with our certificate of incorporation and our bylaws, each of which is available upon request.


COMMON STOCK

    The holders of our common stock are entitled to

        - one vote per share on all matters submitted to a vote of our stockholders;

        - the payment of any dividends declared by the Board of Directors out of legally available funds, after the superior rights of any preferred stock holders have been satisfied; and

        - share ratably in company assets available for distribution to them in the event of the liquidation, dissolution, distribution of assets or winding up of the company.

    The holders of common stock do not have cumulative voting rights. As a result, the holders of a majority of the outstanding common stock can elect all the directors of the company. The remaining common stock holders will not be able to elect any directors. The holders of common stock have no preemptive or other subscription rights, and there are no conversion, redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable. The common stock has a par value of $0.01 per share.

PREFERRED STOCK

    The Board of Directors is authorized to issue up to 15,000,000 shares of preferred stock in one or more series and to fix the rights, powers, preferences, qualifications, limitations and restrictions granted to or imposed on the preferred stock. The authority of the Board of Directors includes the right to fix dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of a series, without any further vote or action by the stockholders. The preferred stock may be issued with a preference over the common stock as to the payment of dividends. The Board of Directors, without stockholder approval, can issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Transgenomic. For the foregoing reasons, any preferred stock we issue could adversely affect your rights as a holder of our common stock. We do not have any present plans to issue preferred stock.

WARRANTS

    As of the date of this prospectus, we have issued 452,450 warrants to purchase common stock at an exercise price equal to the lower of $5.00 per share or 50% of the offering price of the common stock in this offering. Of this total, 300,000 warrants will expire upon the closing of this offering and the rest will expire in 2003. All of the warrants contain provisions for the adjustment of the exercise price and the aggregate number of shares that may be issued upon the exercise of the warrant if a stock dividend, stock split, reorganization, reclassification or consolidation occurs.

OPTIONS


    As of the date of this prospectus, we have issued options to purchase 3,707,050 shares of our common stock at an exercise price ranging from $5.00 to $13.00 per share, except that options to acquire shares of common stock with an aggregate fixed cost of $75,000 issued to one of our non-employee directors may be exercised at the lower of $5.00 per share for 15,000 shares or 50% of the price of our common stock in this offering. Additional options to acquire 2,292,950 shares of common stock may be issued in the future under our Stock Option Plan.


CONVERTIBLE NOTES

    In March 1999, we issued $12,000,000 of our convertible notes to a group of investors. The convertible notes will be due and payable in March 2002. Interest on the notes compounds at 6% per annum until maturity or until we complete an underwritten public offering of our common stock which provides us with net proceeds of not less than $15 million. Interest will be payable either in cash upon repayment of the notes at or after the maturity date, or if elected, upon the completion of this offering all accrued and unpaid interest shall be converted into shares of common stock. The interest rate after this offering for notes that are not converted shall be reduced to 3.6%, and interest shall become due for the remainder of the term through the maturity date at the closing of this offering.


    The convertible notes may be converted into shares of our common stock at or after the time we make an underwritten public offering of our common stock which provides us with net proceeds of not less than $15 million. Accordingly, these conversion rights may be exercised by the holders of the convertible notes when we close this offering. If this offering is completed before September 25, 2000, the conversion price per share will be the lower of (i) $5.00 or (ii) 50% of the public offering price of shares in this offering. If this offering is completed after that date, the conversion price may be reduced depending on the length of the delay. In addition, if a merger, a sale of all assets, change of control or a liquidation of the company were to occur prior to the completion of this offering, the note holders will have the right to convert their notes into stock. The number of shares to be issued upon a conversion in one of these cases will be the greater of (i) the number determined by dividing principal and accrued interest on the notes by $5.00 or (ii) the number determined having an aggregate value equal to 200% of principal and accrued interest on the notes. The value of our common stock used in this calculation will be determined by the amount realized by our stockholders from the merger, sale of assets, change of control or liquidation transaction. Finally, if Collin D'Silva were to sell any of his shares before this offering, the note holders have the right to convert notes into common stock at $5.00 per share. We do not anticipate that any merger, sale of assets, change of control or liquidation transaction will occur prior to the closing of this offering or that Mr. D'Silva will sell any shares of his stock prior to that time.


    If the note holders do not convert their convertible notes after the completion of this offering, we may elect to convert their notes if at any time the total of (i) the average closing bid price for our common stock over 20 consecutive trading days and (ii) accrued interest on the notes (when converted into an amount per share using the conversion price then in effect) equals or exceeds $13.72 per share.

    In connection with the issuance of the convertible notes, Collin D'Silva has agreed to vote his shares at any meeting of the stockholders to cause a person designated by the holders of the convertible notes to be elected to our Board of Directors. We have also agreed that the director designated by the convertible note holders will be a member of our compensation and audit committees.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND CHARTER PROVISIONS

    DELAWARE LAW.

    In general, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

        - prior to that date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

        - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

        - on or subsequent to that date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines "business combination" to include:

        - any merger or consolidation involving the corporation and the interested stockholder;

        - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

        - in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

        - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

    CHARTER PROVISIONS.


    Our Second Amended and Restated Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of Transgenomic. First, our certificate of incorporation provides that all stockholder actions must be effected at a duly called meeting of holders and not by a consent in writing. Second, our bylaws provide that special meetings of the holders may be called only by the chairman of the Board of Directors, the Chief Executive Officer or our Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Third, our certificate of incorporation provides that our Board of Directors can issue up to 15,000,000 shares of preferred stock, as described under "Preferred Stock" above. Fourth, our certificate of incorporation and the Bylaws provide for a classified Board of Directors in which approximately one-third of the directors would be elected each year. Consequently, any potential acquirer would need to successfully complete two proxy contests in order to take control of the

Board of Directors. As a result of the provisions of the certificate of incorporation and Delaware law, stockholders will not be able to cumulate votes for directors. Fifth, our certificate of incorporation prohibits a business combination with an interested stockholder without the approval of the holders of 75% of all voting shares and the vote of a majority of the voting shares held by disinterested stockholders, unless it has been approved by a majority of the disinterested directors. Finally, our bylaws establish procedures, including advance notice procedures, with regard to the nomination of candidates for election as directors and stockholder proposals. These provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control or management of our company.


TRANSFER AGENT AND REGISTRAR


    Norwest Bank, Minnesota, N.A., has been appointed as the transfer agent and registrar for our common stock.


NATIONAL MARKET LISTING

    We have applied for listing of our common stock on the Nasdaq Stock Market's National Market under the symbol TBIO.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Prior to this offering, there has been no public market for our common stock. Sales of substantial amounts of our common stock in the public market after the offering could adversely affect the market price of our common stock and our ability to raise equity capital in the future on terms favorable to us.



    After this offering, 20,053,200 shares of our common stock will be outstanding, assuming conversion of our convertible notes and accrued interest thereon as of March 31, 2000 and the exercise of warrants to acquire 300,000 shares of common stock that will expire at the closing of this offering and also assuming that the underwriters do not exercise the over-allotment option. Of these shares, all of the 4,000,000 shares sold by us in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 16,053,200 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below. We have agreed to register shares of our common stock and warrants for resale by some of our stockholders and warrant holders. See "Registration Rights and Stock Plans," below.



    The following table indicates approximately when the 16,053,200 shares of our common stock that are not being sold in this offering but which may be outstanding when this offering is complete will be eligible for sale in the public market:


                        ELIGIBILITY OF RESTRICTED SHARES
                         FOR SALE IN THE PUBLIC MARKET


At effective date...........................................              658,500
Before 90 days after the effective date.....................            1,128,000
At 90 days after the effective date.........................              195,500
At 180 days after the effective date........................           14,071,200



    As described under "Lock-Up Agreements" below, 14,071,200 of these restricted shares are subject to lock-up agreements and may not be sold for 180 days after the date of this prospectus without the consent of Chase Securities Inc. Most of these shares will remain subject to volume and other resale restrictions under Rule 144 after that date because they are owned by our affiliates.


RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year, including any affiliate of ours, is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:


        - 1% of the number of shares of common stock then outstanding, which will equal approximately 200,532 shares immediately after this offering; or


        - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days before a sale, and who has beneficially owned the restricted shares for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701


    In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period and other restrictions contained in Rule 144.


LOCK-UP AGREEMENTS


    Our directors, officers and some of our existing stockholders owning collectively 14,071,200 shares of our common stock, including persons entitled to obtain stock upon the exercise of warrants or conversion of our convertible notes, are subject to lock-up agreements under which they have agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus, except for transfers to members of their immediate families or entities they control. Transfers or dispositions can be made prior to the end of the 180-day period with the prior written consent of Chase Securities Inc. or its successors.


REGISTRATION RIGHTS AND STOCK PLANS


    Concurrently with this offering, we are registering an additional 4,510,888 shares of our common stock and warrants to purchase 152,450 shares of our common stock. Of these shares and warrants, 3,310,888 shares of common stock and all of the warrants are being registered by us at the request of the holders of our convertible notes (and covers the maximum number of shares that we could issue to the holders of convertible notes assuming that the notes are not converted into common stock until their maturity date), the holder of a warrant to purchase 300,000 shares of our common stock (which warrant will expire if not exercised prior to the closing of this offering) and the holders of additional warrants to purchase 152,450 shares of our common stock that we issued to the placement agents engaged by us in connection with a private offering of our common stock in 1997 and 1998. The 152,450 shares that we will issue to these placement agents upon the exercise of their warrants are not included in the 20,053,200 shares that are assumed to be outstanding after the completion of this offering because we do not know if they will be exercised by their holders and we do not have the right to compel their exercise. These warrants have an exercise price equal to $5.00 per share. Registration of the shares and warrants described above will become effective at the same time as the registration statement filed by us in connection with this offering.



    The warrants to purchase 152,450 shares of our common stock, and the shares issuable upon the exercise of these warrants, if any, will be freely tradable in the public market. The 3,028,200 shares issuable upon conversion of our convertible notes and upon exercise of the warrant to purchase 300,000 shares are subject to 180-day lock-up agreements described above. See "Lock-Up Agreements" above.



    As described under "Related Party Transactions," we have agreed to sell the assets of our non-life sciences instrument product line to a company controlled by Stephen F. Dwyer. At the closing of this sale, we will receive $4.0 million in cash and a promissory note for $2.0 million. The purchaser will finance the cash portion of the purchase price for these assets plus initial working capital needs with borrowings of approximately $4.6 million obtained from a bank. We have agreed with the bank that we will acquire the notes evidencing these loans from them upon closing of this offering by paying them an amount equal to the entire principal balance of the notes plus accrued and unpaid interest.
Mr. Dwyer has agreed to pledge 1,200,000 of his shares of our common stock owned by him to us in order to secure the payment of principal and interest under each of these notes. We anticipate that we will exercise our right to cause these shares to be sold in order to pay principal and interest on the notes when due, subject to Mr. Dwyer's 180-day lock-up agreement. The number of shares actually sold will depend on the prevailing price of our stock at the time of the sale or sales. In that regard, we have registered these 1,200,000 shares under the Securities Act and intend to list these shares on the NASDAQ Stock Market.



    Other holders of a total of 2,000,000 shares of our common stock sold in a private offering by us in 1997 and 1998 also have the right to require us to register their shares for resale under the Securities Act. None of these stockholders has requested registration of their common stock at this time. Any such stockholder who requests registration will be subject to the lock-up agreements described above.



    Immediately after this offering, we intend to file a registration statement under the Securities Act covering 6,000,000 shares of our common stock issuable upon the exercise of stock options under our 1997 Employee Stock Option Plan. This registration statement is expected to be filed and become effective as soon as practicable after the completion of this offering. As of the date of this prospectus, options to purchase 3,707,050 shares of common stock were issued and outstanding, 2,100,350 of which are currently vested. As a result, shares registered under those registration statements will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market after the expiration of any applicable lock-up agreement.


              U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

    The following is a general discussion of the principal U.S. federal income and estate tax consequences of the ownership and disposition of common shares by a beneficial owner that is a non-U.S. holder. As used in this prospectus, a non-U.S. holder is defined as a holder that for U.S. federal income tax purposes is an individual or entity other than:

        - a citizen or individual resident of the United States;

        - a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, other than a partnership treated as foreign under U.S. Treasury regulations;

        - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

        - a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

    This discussion does not address all aspects of U.S. federal income and estate taxes that:

        - may be relevant to non-U.S. holders in light of their personal circumstances, including the fact that in the case of a non-U.S. holder that is a partnership, the U.S. tax consequences of holding and disposing of common shares may be affected by determinations made at the partner level, or

        - may be relevant to non-U.S. holders which may be subject to special treatment under U.S. federal income tax laws such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities and holders of securities held as part of a "straddle," "hedge" or "conversion transaction."

    This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Furthermore, this discussion is based on provisions of the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. The following summary is included herein for general information. ACCORDINGLY, INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON SHARES.

    For purposes of this discussion, dividends and gain on the sale, exchange or other disposition of common stock will be considered to be "U.S. trade or business income" if the income or gain is:

(1) effectively connected with a United States trade or business, or

(2) if a treaty applies, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

DIVIDENDS

    We do not anticipate paying cash dividends on our common shares in the foreseeable future. In the event, however, that dividends are paid on our common shares, dividends paid to a non-U.S. holder of common shares generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be provided by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

    Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the non-U.S. holder provides a Form 4224 (or successor Form W-8ECI) to the payor. These forms under U.S. Treasury regulations generally require the non-U.S. holder to provide a U.S. taxpayer identification number. Any such U.S. trade or business income received by a non-U.S. holder that is a corporation may also be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    Under currently applicable U.S. Treasury regulations, dividends paid to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under U.S. Treasury regulations generally effective for payments made after December 31, 2000; however, a non-U.S. holder of our common shares who wishes to claim the benefit of an applicable treaty rate generally will need to satisfy applicable certification requirements, including filing a Form W-8BEN or Form W-8IMY and providing a document issued by foreign governmental authorities as proof of residence in a foreign country. In addition, under these regulations, in the case of our common shares held by a foreign partnership or other pass-through entity, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide specified information, including filing a Form W-8IMY. The regulations generally effective for payments made after December 31, 2000 also provide look-through rules for tiered partnerships. Further, the Internal Revenue Service intends to issue regulations under which a foreign trustee or foreign executor of a U.S. or foreign trust or estate, depending on the circumstances, will be required to furnish the appropriate withholding certificate on behalf of the beneficiaries, trust or estate, as the case may be.

    A non-U.S. holder of our common shares that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.


    The U.S. Treasury regulations generally effective for payments made after December 31, 2000 also provide special rules for dividend payments made to foreign intermediaries, U.S. or foreign wholly owned entities that are disregarded for U.S. federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction, or both. In addition, income tax treaty benefits may be denied to foreigners receiving income derived through a partnership, or otherwise fiscally transparent entity. Prospective investors should consult with their own tax advisors concerning the effect, if any, of these new Treasury regulations and this recent legislation on an investment in our common shares.


GAIN ON DISPOSITION OF COMMON SHARES

    A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain realized on a disposition of our common shares unless:

        - the gain is U.S. trade or business income, in which case, the branch profits tax described above may also apply to a corporate non-U.S. holder;

        - the non-U.S. holder is an individual who holds our common shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, is present in the United States for 183 or more days in the taxable year of the disposition and meets other requirements;


        - the non-U.S. holder is subject to tax under the provisions of the U.S. tax law applicable to United States expatriates; or


        - we are or have been a "U.S. real property holding corporation" for federal income tax purposes at any time during the shorter of the five-year period preceding such disposition or the period that the non-U.S. holder held our common shares.

    We believe that we have not been, are not currently, and do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

    If a non-U.S. holder who is an individual is subject to tax on gain which is U.S. trade or business income, such individual generally will be taxed on the net gain derived from a sale of common shares under regular graduated U.S. federal income tax rates. If an individual non-U.S. holder is subject to tax because such individual holds our common shares as a capital asset, is present in the United States for 183 or more days in the taxable year of the disposition and meets other requirements, such individual generally will be subject to a flat 30% tax on the gain derived from a sale. This gain may be offset by U.S. capital losses, notwithstanding the fact that the individual is not considered a resident alien of the United States. Thus, individual non-U.S. holders who have spent, or expect to spend, more than a DE MINIMIS period of time in the United States in the taxable year in which they contemplate a sale of common shares are urged to consult their tax advisors prior to the sale concerning the U.S. tax consequences of such sale.

    If a non-U.S. holder that is a foreign corporation is subject to tax on gain which is U.S. trade or business income, it generally will be taxed on its net gain under regular graduated U.S. federal income tax rates and, in addition, will be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits," within the meaning of the Internal Revenue Code for the taxable year, as adjusted for specific items, unless it qualifies for a lower rate under an applicable tax treaty.

FEDERAL ESTATE TAX

    Common shares owned or treated as owned by an individual who is neither a U.S. citizen nor a U.S. resident, as defined for U.S. federal estate tax purposes, at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    Under U.S. Treasury regulations, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to these holders, the name and address of the recipient and the tax withheld with respect to such dividends. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

    Currently, U.S. backup withholding, which generally is a withholding tax imposed at the rate of 31% on payments to persons that fail to furnish specified information under the U.S. information reporting requirements, generally will not apply:

        - to dividends paid to non-U.S. holders that are subject to the 30% withholding discussed above, or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding; or

        - before January 1, 2001, to dividends paid to a non-U.S. holder at an address outside of the United States unless the payor has actual knowledge that the payee is a U.S. person.

Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on our common shares to beneficial owners that are not "exempt recipients" and that fail to provide identifying information in the manner required.


    The payment of the proceeds of the disposition of our common shares by a holder to or through the U.S. office of a broker or through a non-U.S. branch of a U.S. broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a non-U.S. holder of common shares to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker has particular types of U.S. relationships. In the case of the payment of proceeds from the disposition of our common shares effected by a foreign office of a broker that is a U.S. person or a U.S. related person, existing regulations may require information reporting on the payment unless the broker maintains documentary evidence that the holder is a non-U.S. holder. For this purpose, a U.S. related person is defined as:


        - a "controlled foreign corporation" for U.S. federal income tax purposes; or

        - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

    The U.S. Treasury regulations generally effective for payments made after December 31, 2000 alter the foregoing rules. Among other things, such regulations provide presumptions under which a non-U.S. holder is subject to backup withholding at the rate of 31% and information reporting unless we receive certification in the form of either Form W-8BEN or Form W-8IMY from the holder of non-U.S. status. Depending on the circumstances, this certification will need to be provided:

        - directly by the non-U.S. holder;

        - in the case of a non-U.S. holder that is treated as a partnership, trust or estate, or by the partners or beneficiaries of such entity; or

        - by qualified financial institutions or other qualified entities on behalf of the non-U.S. holder.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

    Subject to the terms and conditions contained in an underwriting agreement
dated            , 2000, the underwriters named below, through their
representatives, Chase Securities Inc., Bear, Stearns & Co. Inc. and Dain Rauscher Incorporated have severally agreed to purchase from us the respective number of shares of common stock set forth opposite their names below.

UNDERWRITERS                                               NUMBER OF SHARES
------------                                               ----------------
Chase Securities Inc.
Bear, Stearns & Co. Inc.
Dain Rauscher Incorporated
                                                              ---------
    Total................................................     4,000,000
                                                              =========


    The underwriting agreement provides that the obligations of the underwriters are subject to normal conditions, such as the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from us, our counsel and the independent auditors. The underwriters are obligated to purchase all shares of common stock offered by us (other than those shares covered by the over-allotment option described below) if they purchase any shares.


    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.


                                                   NO EXERCISE   FULL EXERCISE
                                                   -----------   -------------
Per Share........................................  $     0.91     $     0.91
Total............................................  $3,640,000     $4,186,000



    We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1,500,000.



    The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $
per share. The underwriters may allow and the dealers may reallow a concession
not in excess of $   per share to other dealers. After the initial public
offering of the shares, the offering price and other selling terms may be changed by the underwriters. The representatives have informed us that the underwriters do not intend to confirm discretionary sales of more than 5% of the shares of common stock offered in this offering.


    We have granted to the underwriter an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 600,000 additional shares of common stock at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with the sale of shares of common stock offered hereby.

    The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.


    We have agreed to indemnify the underwriters for misrepresentations and omissions made by us in connection with this Offering, including liabilities under the Securities Act and for liability relating to the directed sale of stock to our directors, officers, employees, business associates and related persons described below. We have also agreed to contribute to payments the underwriters may be required to make in respect of these liabilities.



    Our executive officers, directors and stockholders who will own in the aggregate 14,071,200 shares of common stock after the offering, have agreed not to, without the prior written consent of Chase Securities Inc. or its successors, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days from the date of this prospectus, subject to some exceptions. We have agreed that we will not, without the prior written consent of Chase Securities Inc. or its successors, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days following the date of this prospectus, except that we may issue shares upon the exercise of warrants or options granted prior to the date hereof or pursuant to outstanding convertible notes and may grant additional options under our stock option plan. Shares issued upon exercise of the options that are subject to lock up agreements may not be sold for 180 days after the closing of this offering without the prior written consent of Chase Securities Inc. or its successors.


    At our request, the underwriters have reserved up to 5% of the total shares of common stock offered hereby for sale in the United States at the initial public offering price to our directors, officers, employees, business associates and related persons. The number of shares of common stock available for sale to the general public will be reduced by the number of reserved shares such persons purchase. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. Persons who purchase reserved shares may be required to agree that they will not, without the prior written consent of Chase
Securities Inc. or its successors, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days from the date of this prospectus.

    Prior to this offering, there has been no public market for the common stock. The initial public offering price for the common stock will be determined by negotiation among us and the representatives of the underwriters. Among the factors considered in determining the initial public offering price will be prevailing market and economic conditions, our revenues and operating results, market valuations of other companies engaged in activities similar to ours, estimates of our business potential and our prospects, the present state of our business operations, our management and other factors deemed relevant.

    We have applied for quotation of the common stock on the Nasdaq National Market under the symbol TBIO.

    In March 1999, we privately placed $12,000,000 aggregate principal amount of our convertible subordinated notes due March, 2000. Hambrecht & Quist LLC acted as a placement agent in connection with the transaction and was paid a fee for its services of $530,000.
Hambrecht & Quist California and some of its employees purchased convertible subordinated notes in the aggregate principal amount of $180,000. Hambrecht & Quist Employee Venture Fund, L.P. II purchased convertible subordinated notes in the amount of $120,000. Hambrecht & Quist California was the parent company of Hambrecht & Quist LLC prior to February 1, 2000. Hambrecht & Quist California is a subsidiary of The Chase Manhattan Corporation. On February 1, 2000,
Hambrecht & Quist LLC merged into Chase Securities Inc., a wholly owned subsidiary of The Chase Manhattan Corporation. The limited partnership interests of Hambrecht & Quist Employee Venture Fund, L.P. II are held by employees of Hambrecht & Quist California or Chase Securities Inc. (formerly, Hambrecht & Quist LLC), and the general partner of this fund is H&Q Venture Management LLC, a subsidiary of Hambrecht & Quist California. The purchases described above were made on the same terms as those made by other investors in the private placement. At any time at or after the consummation of this offering, each convertible note may be converted into shares of common stock.

    Chase Securities Inc. has from time to time provided financial advisory and consulting services to us, for which we paid a one-time fee of $550,000 in March, 1999.

    Persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. This stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS


    The validity of the common stock offered by this prospectus will be passed upon for us by Kutak Rock LLP, Omaha, Nebraska. Legal matters in connection with this offering will be passed upon for the underwriters by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.


                                    EXPERTS


    The financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION


    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus is only a part of the registration statement and does not contain all of the information included in the registration statement. Further information with respect to Transgenomic, Inc. and the common stock offered hereby can be found in the registration statement and the exhibits and schedules thereto. Statements made in this prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. The registration statement and the exhibits and schedules thereto may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Room 1400, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, we are required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.


    We intend to furnish to our stockholders annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial data.

                               TRANSGENOMIC, INC.
                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
Unaudited Consolidated Financial Statements:

  Consolidated Balance Sheets as of December 31, 1999 and
    March 31, 2000..........................................     F-2

  Consolidated Statements of Operations for the three months
    ended March 31, 1999 and 2000...........................     F-3

  Consolidated Statements of Stockholders' Equity (Deficit)
    for the three months ended March 31, 1999 and 2000......     F-4

  Consolidated Statements of Cash Flows for the three months
    ended March 31, 1999 and 2000...........................     F-5

  Notes to Consolidated Financial Statements for the three
    months ended March 31, 1999 and 2000....................     F-6

Audited Consolidated Financial Statements:

  Independent Auditors' Report..............................    F-10

  Consolidated Balance Sheets as of December 31, 1998 and
    1999....................................................    F-11

  Consolidated Statements of Operations for the years ended
    December 31, 1997, 1998 and 1999........................    F-12

  Consolidated Statements of Stockholders' Equity (Deficit)
    for the years ended December 31, 1997, 1998 and 1999....    F-13

  Consolidated Statements of Cash Flows for the years ended
    December 31, 1997, 1998 and 1999........................    F-14

  Notes to Consolidated Financial Statements for the years
    ended December 31, 1997, 1998 and 1999..................    F-15

Unaudited Pro Forma Financial Information:

  Unaudited Pro Forma Balance Sheet as of March 31, 2000....    F-31

  Unaudited Pro Forma Statement of Operations for the three
    months ended March 31, 2000.............................    F-32

  Unaudited Pro Forma Statement of Operations for the year
    ended December 31, 1999.................................    F-33

  Notes to Unaudited Pro Forma Financial Information........    F-34

                               TRANSGENOMIC, INC.



                          CONSOLIDATED BALANCE SHEETS



                   AS OF DECEMBER 31, 1999 AND MARCH 31, 2000



                                  (UNAUDITED)



                                                              DECEMBER 31,     MARCH 31,
                                                                  1999           2000
                                                              -------------   -----------
                                         ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................   $   153,336    $   142,870
  Accounts receivable, net..................................     6,199,059      5,083,542
  Inventories...............................................     6,043,025      2,595,069
  Prepaid expenses and other current assets.................       527,461        677,379
  Refundable income taxes...................................        96,000         96,000
  Net assets held for sale..................................            --      4,711,540
                                                               -----------    -----------
    Total current assets....................................    13,018,881     13,306,400
PROPERTY AND EQUIPMENT, NET.................................     2,581,139      3,103,511
OTHER ASSETS................................................     4,363,490      2,419,869
                                                               -----------    -----------
                                                               $19,963,510    $18,829,780
                                                               ===========    ===========

                      LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)

CURRENT LIABILITIES
  Notes payable-bank........................................   $ 4,340,000    $ 4,490,000
  Current portion of notes payable-other....................       579,724        547,188
  Accounts payable..........................................     2,827,186      3,944,069
  Accrued compensation......................................       666,219        445,371
  Other accrued expenses....................................     1,111,871      1,236,278
                                                               -----------    -----------
    Total current liabilities...............................     9,525,000     10,662,906
NOTES PAYABLE-OTHER, LESS CURRENT MATURITIES................       116,958         34,609
CONVERTIBLE NOTES PAYABLE...................................    12,421,010     12,746,844
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred stock $.01 par value, 15,000,000 shares
    authorized, none outstanding............................            --             --
  Common stock $.01 par value, 30,000,000 shares authorized,
    13,000,000 and 13,025,000 shares issued and outstanding
    in 1999 and 2000........................................       130,000        130,250
  Additional paid-in capital................................    10,231,595     11,723,578
  Unearned compensation.....................................      (112,500)      (645,074)
  Accumulated deficit.......................................   (12,344,075)   (15,841,984)
  Accumulated other comprehensive (loss) income.............        (4,478)        18,651
                                                               -----------    -----------
    Total stockholders' equity (deficit)....................    (2,099,458)    (4,614,579)
                                                               -----------    -----------
                                                               $19,963,510    $18,829,780
                                                               ===========    ===========



           SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

                               TRANSGENOMIC, INC.



                     CONSOLIDATED STATEMENTS OF OPERATIONS



               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999



                                  (UNAUDITED)



                                                                 1999          2000
                                                              -----------   -----------
NET SALES...................................................  $ 5,227,462   $ 6,943,749
COST OF GOODS SOLD..........................................    2,703,607     3,830,519
                                                              -----------   -----------
    Gross profit............................................    2,523,855     3,113,230
OPERATING EXPENSES
  General and administrative................................    1,346,453     1,754,741
  Marketing and sales.......................................    1,562,168     2,493,849
  Research and development..................................    1,134,963     1,893,581
                                                              -----------   -----------
                                                                4,043,584     6,142,171
                                                              -----------   -----------
LOSS FROM OPERATIONS........................................   (1,519,729)   (3,028,941)
OTHER INCOME (EXPENSE)
  Interest expense, net.....................................      (92,917)     (468,968)
                                                              -----------   -----------
LOSS BEFORE INCOME TAXES....................................   (1,612,646)   (3,497,909)
INCOME TAX EXPENSE (BENEFIT)................................     (634,588)           --
                                                              -----------   -----------
NET LOSS....................................................  $  (978,058)  $(3,497,909)
                                                              ===========   ===========
BASIC AND DILUTED LOSS PER SHARE............................  $     (0.08)  $     (0.27)
                                                              ===========   ===========
BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING.......   13,000,000    13,007,692
                                                              ===========   ===========



           SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000



                                  (UNAUDITED)



                                                                                                       ACCUMULATED
                                                                                         RETAINED         OTHER
                                            ADDITIONAL                                   EARNINGS     COMPREHENSIVE
                                  COMMON      PAID-IN        NOTE         UNEARNED     (ACCUMULATED      INCOME
                                  STOCK       CAPITAL     RECEIVABLE    COMPENSATION     DEFICIT)        (LOSS)          TOTAL
                                 --------   -----------   -----------   ------------   ------------   -------------   -----------
BALANCE, JANUARY 1, 1999.......  $130,000   $10,119,095   $(1,085,931)   $      --     $ (2,517,189)   $     3,134    $ 6,649,109
  Net loss.....................        --            --            --           --         (978,058)      (978,058)      (978,058)
  Other comprehensive income
    (loss):
    Foreign currency
      translation adjustment...        --            --            --           --               --         (2,139)        (2,139)
                                                                                                       -----------
      Comprehensive income
        (loss).................        --            --            --           --               --       (980,197)            --
  Note receivable from related
    party......................        --            --       (14,610)          --               --             --        (14,610)
                                 --------   -----------   -----------    ---------     ------------    -----------    -----------
BALANCE, MARCH 31, 1999........  $130,000   $10,119,095   $(1,100,541)   $      --     $ (3,495,247)   $       995    $ 5,654,302
                                 ========   ===========   ===========    =========     ============    ===========    ===========

BALANCE, JANUARY 1, 2000.......  $130,000   $10,231,595            --    $(112,500)    $(12,344,075)   $    (4,478)   $(2,099,458)
  Net loss.....................        --            --            --           --       (3,497,909)    (3,497,909)    (3,497,909)
  Other comprehensive income
    (loss):
    Foreign currency
      translation adjustment...        --            --            --           --               --         23,129         23,129
                                                                                                       -----------
      Comprehensive income
        (loss).................        --            --            --           --               --     (3,474,780)            --
                                                                                                       -----------
  Issuance of 59,500 employee
    stock options..............        --       297,500            --     (297,500)              --             --             --
  Issuance of 128,000
    nonemployee stock options
    for services...............        --       371,133            --     (270,991)              --             --        100,142
  Acceleration of vesting on
    71,700 stock options.......        --       573,600            --           --               --             --        573,600
  Amortization of unearned
    compensation...............        --            --            --       35,917               --             --         35,917
  Sale of 25,000 common
    shares.....................       250       249,750            --           --               --             --        250,000
                                 --------   -----------   -----------    ---------     ------------    -----------    -----------
BALANCE, MARCH 31, 2000........  $130,250   $11,723,578   $        --    $(645,074)    $(15,841,984)   $    18,651    $(4,614,579)
                                 ========   ===========   ===========    =========     ============    ===========    ===========



           SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

                               TRANSGENOMIC INC.
                                AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000



                                  (UNAUDITED)



                                                                  1999          2000
                                                              ------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $   (978,058)  $(3,497,909)
  Adjustments to reconcile net loss to net cash flows from
    operating activities:
    Depreciation and amortization...........................       189,857       453,917
    Deferred income taxes...................................      (639,886)           --
    Gain (loss) on sale of assets...........................       (10,532)        4,200
    Accrued interest and redemption premium.................            --       280,000
    Non cash compensation expense...........................            --       709,659
    Amortization of deferred financing costs................            --        45,834
    Changes in operating assets and liabilities, net of
     acquisitions:
      Accounts receivable...................................      (193,903)    1,115,517
      Inventories...........................................    (1,003,572)      (12,964)
      Prepaid expenses and other current assets.............         5,419      (149,918)
      Refundable income taxes...............................            --            --
      Accounts payable......................................        95,199     1,116,883
      Accrued expenses......................................        20,082        27,762
                                                              ------------   -----------
        Net cash flows from operating activities............    (2,515,394)       92,981

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................      (211,805)     (341,424)
  Proceeds from asset sales.................................        11,000         4,200
  Increase in other assets..................................      (207,931)      (74,467)
  Purchase of business, net of cash acquired................      (187,294)           --
                                                              ------------   -----------
        Net cash flows from investing activities............      (596,030)     (411,691)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock and common stock warrants........            --       250,000
  Net change in note payable-bank...........................    (2,675,000)      150,000
  Proceeds from notes payable-other.........................            --       204,000
  Payments on notes payable-other...........................      (104,589)     (318,885)
  Proceeds from convertible notes payable...................    12,000,000            --
  Deferred financing costs..................................      (526,944)           --
  Increase in related party receivables.....................       (14,610)           --
                                                              ------------   -----------
        Net cash flows from financing activities............     8,678,857       285,115

EFFECT OF FOREIGN CURRENCY EXCHANGE RATE CHANGES ON CASH....        (2,137)       23,129
                                                              ------------   -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................     5,565,296       (10,466)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............       187,455       153,336
                                                              ------------   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $  5,752,751   $   142,870
                                                              ============   ===========



           SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   THREE MONTHS ENDED MARCH 31, 1999 AND 2000



                                  (UNAUDITED)



A. CONSOLIDATED FINANCIAL STATEMENTS



    The accompanying unaudited consolidated financial statements of Transgenomic, Inc. and Subsidiaries (the "Company") included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management of the Company, all adjustments (consisting of only normal and recurring accruals) have been made to present fairly the financial positions, the results of operations and cash flows for the periods presented. Although the Company believes that the disclosures are adequate to make the information presented not misleading, it is suggested that these financial statements be read in conjunction with the December 31, 1999 consolidated financial statements included elsewhere herein.



B. INVENTORIES



    At December 31, 1999 and March 31, 2000 inventories consist of the following:



                                                          1999         2000
                                                       ----------   ----------
Finished goods.......................................  $3,256,067   $1,527,443
Raw materials and work in process....................   2,786,958    1,067,626
                                                       ----------   ----------
                                                       $6,043,025   $2,595,069
                                                       ==========   ==========



    Within the total inventory above, the Company has demonstration inventory of $3,098,851 and $494,576 for 1999 and 2000, respectively. During the three months ended March 31, 2000, the Company reclassified demonstration inventory of $975,198 to property and equipment.



C. NOTE PAYABLE



    On February 10, 2000 the Company borrowed $204,190 from a director and principal stockholder. The promissory note has an interest rate of 9.75% per annum and is payable on August 10, 2000.



    The Company must comply with restrictive covenants in connection with its note payable-bank and certain installment notes payable to a separate bank. As of March 31, 2000, the Company was not in compliance with covenants associated with its note payable-bank, but expects to receive a waiver from the bank for the covenant violations as of March 31, 2000.



D. STOCKHOLDERS' EQUITY AND STOCK OPTIONS



STOCKHOLDERS' EQUITY



    On March 30, 2000, the Company's stockholders approved an increase in the number of authorized common shares to 60,000,000.



    In the first quarter of fiscal 2000, the Company issued 25,000 common shares at $10.00 per share to an individual who was subsequently elected to the Company's Board of Directors.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             THREE MONTHS ENDED MARCH 31, 1999 AND 2000 (CONTINUED)



                                  (UNAUDITED)



D. STOCKHOLDERS' EQUITY AND STOCK OPTIONS (CONTINUED)


STOCK OPTIONS



    On March 30, 2000, the Company's stockholders approved an amendment to the 1997 Stock Option Plan to increase the number of shares for which common stock options can be granted to 6,000,000. During the first quarter of fiscal 2000, the Company granted 364,000 options, including 59,500 options with exercise prices at $5.00 per share and recorded $297,500 in unearned compensation in connection with these grants representing the difference between the exercise price of the options granted and the deemed fair value of the common stock at the date of grant. These amounts, along with $112,500 of unearned compensation recorded at December 31, 1999, are being amortized by charges to operations over the vesting periods of the individual stock options using the straight-line method. Such amortization expense amounted to approximately $16,000 for the three months ended March 31, 2000.



    In connection with the sale of the Company's non-life sciences instrument product line, the Company accelerated the vesting of 71,700 options, which would have otherwise been forfeited. Compensation expense of $573,600 was recorded for these options for the three months ended March 31, 2000, representing the difference between the exercise price of the options and the deemed fair value of the common stock at the date the vesting was accelerated. In addition, 218,700 options were forfeited as a result of the sale.



    The Company granted 128,000 options to non-employees under consulting and other service agreements during the first quarter of fiscal 2000. The Company recorded $100,000 of compensation expense and $271,000 of unearned compensation associated with these grants, which is amortized over the respective service periods using the graded vesting method, which is an accelerated method of amortization. These expense amounts were calculated using the Black-Scholes option pricing model with the following assumptions: no common stock dividends, risk-free interest rates of 6.30% to 6.57%, volatility of 35%, and an expected option life of 1 to 5 years. Such amortization expense amounted to approximately $20,000 for the three months ended March 31, 2000.



    The following table summarizes activity under the 1997 Stock Option Plan during the three months ended March 31, 2000.



                                                                   WEIGHTED AVERAGE
                                               NUMBER OF OPTIONS    EXERCISE PRICE
                                               -----------------   ----------------
Balance at December 31, 1999.................      3,537,750            $ 5.00
  Granted....................................        364,000             10.53
  Canceled...................................       (293,200)             5.00
                                                   ---------            ------
Balance at March 31, 2000....................      3,608,550            $ 5.56
                                                   =========            ======

Exercisable at March 31, 2000................      2,100,350
                                                   =========



    The weighted average fair value of options granted in the first quarter of fiscal 2000 was $4.88. At March 31, 2000, the weighted average remaining contractual life of options outstanding was 9.12 years.



    The fair value of each stock option granted is estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for options granted in the first

                      TRANSGENOMIC, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             THREE MONTHS ENDED MARCH 31, 1999 AND 2000 (CONTINUED)



                                  (UNAUDITED)



D. STOCKHOLDERS' EQUITY AND STOCK OPTIONS (CONTINUED)


quarter of fiscal 2000, respectively: no common stock dividends; risk-free interest rates ranging from 6.30% to 6.57%, 35% volatility; and an expected option life ranging from 1 to 6.5 years. Pro forma net income and income per share for the three months ended March 31, 2000, assuming compensation expense for the Stock Option Plan had been determined under SFAS 123, is as follows:



Net Loss:
  As reported...............................................  $(3,497,909)
  Pro forma.................................................  $(3,732,895)

Basic and diluted loss per share:
  As reported...............................................  $     (0.27)
  Pro forma.................................................  $     (0.29)



E. INCOME TAXES



    Due to the Company's cumulative losses in recent years, expected losses in future years and inability to utilize any additional losses as carrybacks, the Company has not provided for an income tax benefit during the three months ended March 31, 2000, based on management's determination that it was more likely than not that such benefits would not be realized. The Company will continue to assess the recoverability of deferred tax assets and the related valuation allowance. To the extent the Company begins to generate income in future periods and it determines that such valuation allowance is no longer required, the tax benefit of the remaining deferred tax assets will be recognized at such time. During the three months ended March 31, 1999, the Company had provided a deferred tax benefit based on management's determination that it was more likely than not that such benefits would be realized through expected future profits.



F. SUBSEQUENT EVENTS



    On May 16, 2000, the Company signed an asset purchase agreement with a company controlled by a director and principal stockholder of the Company, under which the Company agreed to sell the assets related to its non-life sciences instruments product line for $6,000,000, of which $4,000,000 will be paid in cash and $2,000,000 will be paid with an interest-bearing promissory note due on December 30, 2000. The note bears interest at 8.75%. The purchase price is subject to adjustment for changes in the value of inventories and accrued vacation from December 31, 1999 and for expenses paid by us after March 31, 2000 that relate to this group of products. The purchaser intends to finance the cash portion of the purchase price plus initial working capital needs with borrowings of approximately $4.6 million obtained from a bank. The Company has agreed with the bank that it will acquire the notes evidencing these loans from the bank upon closing of the Company's initial public offering by paying to the bank an amount equal to the entire principal balance of the notes plus accrued and unpaid interest. If the offering is not completed, the Company is under no obligation to acquire these notes. The director and principal stockholder of the Company has agreed to pledge 1,200,000 shares of the Company's common stock owned by him as security for the acquired notes. All of these shares will be held in an escrow account as security for the notes. The Company anticipates that it will exercise its right to cause the shares to be sold in order to pay principal and interest on the acquired notes when due, subject to a 180-day lock-up agreement. The

                      TRANSGENOMIC, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             THREE MONTHS ENDED MARCH 31, 1999 AND 2000 (CONTINUED)



                                  (UNAUDITED)



F. SUBSEQUENT EVENTS (CONTINUED)


acquired notes will mature on December 30, 2000 and will bear interest at a rate of 8.75% per annum. The sale of these assets was approved by the Company's stockholders at the annual meeting on March 30, 2000 and is expected to close during the second quarter of fiscal 2000.



    The net assets held for sale are as follows:



                                                            AS OF MARCH 31, 2000
                                                            --------------------
Inventories...............................................       $2,485,722
Property, net.............................................          510,410
Other assets..............................................        1,839,611
Accrued liabilities.......................................         (124,203)
                                                                 ----------
Net assets held for sale..................................       $4,711,540
                                                                 ==========



    The Company's unaudited pro forma results of operations for the three months ended March 31, 1999 and 2000 assuming the sale of the non-life sciences instrument product line occurred as of the beginning of the periods presented are as follows:



                                                         1999          2000
                                                      -----------   -----------
Net Sales...........................................  $ 2,716,631   $ 4,773,074
Net Loss............................................  $(1,337,836)   (2,827,483)
Basic and diluted loss per share....................        (0.10)        (0.22)



    In April 2000, the Company signed a 7-year lease for an office facility which will commence on August 1, 2000. The first-year lease payment for this property will be $178,350 and, thereafter, will escalate by 2% per year.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Transgenomic, Inc.
Omaha, Nebraska

    We have audited the accompanying consolidated balance sheets of Transgenomic, Inc. and subsidiaries (the Company) as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Transgenomic, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
March 7, 2000

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1998 AND 1999


                                                                 1998           1999
                                                              -----------   ------------
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   187,455   $    153,336
  Accounts receivable, net..................................    4,425,419      6,199,059
  Inventories...............................................    4,183,509      6,043,025
  Prepaid expenses and other current assets.................      292,926        527,461
  Deferred income taxes.....................................      114,000             --
  Refundable income taxes...................................       34,000         96,000
                                                              -----------   ------------
    Total current assets....................................    9,237,309     13,018,881
PROPERTY AND EQUIPMENT:
  Equipment.................................................    3,272,132      4,695,785
  Furniture and fixtures....................................    1,070,569      1,567,370
                                                              -----------   ------------
                                                                4,342,701      6,263,155
  Less-accumulated depreciation.............................    2,931,886      3,682,016
                                                              -----------   ------------
                                                                1,410,815      2,581,139
OTHER ASSETS................................................    4,087,940      4,363,490
                                                              -----------   ------------
                                                              $14,736,064   $ 19,963,510
                                                              ===========   ============

                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Note payable-bank.........................................  $ 3,150,000   $  4,340,000
  Current portion of notes payable-other....................      432,338        579,724
  Accounts payable..........................................    2,287,451      2,827,186
  Accrued compensation......................................      533,680        666,219
  Other accrued expenses....................................      988,950      1,111,871
                                                              -----------   ------------
    Total current liabilities...............................    7,392,419      9,525,000
NOTES PAYABLE-OTHER, LESS CURRENT MATURITIES................      694,536        116,958
CONVERTIBLE NOTES PAYABLE...................................           --     12,421,010
COMMITMENTS AND CONTINGENCIES (NOTES H, J, L, M AND N)
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $.01 par value, 15,000,000 shares
    authorized, none outstanding............................           --             --
  Common stock, $.01 par value, 30,000,000 shares
    authorized, 13,000,000 shares issued and outstanding in
    1998 and 1999...........................................      130,000        130,000
  Additional paid-in capital................................   10,119,095     10,231,595
  Note receivable related party.............................   (1,085,931)            --
  Unearned compensation.....................................           --       (112,500)
  Accumulated deficit.......................................   (2,517,189)   (12,344,075)
  Accumulated other comprehensive income (loss).............        3,134         (4,478)
                                                              -----------   ------------
    Total stockholders' equity (deficit)....................    6,649,109     (2,099,458)
                                                              -----------   ------------
                                                              $14,736,064   $ 19,963,510
                                                              ===========   ============


                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999


                                                                 1997          1998          1999
                                                              -----------   -----------   -----------
NET SALES...................................................  $11,576,677   $18,935,440   $23,034,954
COST OF GOODS SOLD..........................................    6,335,986     9,590,663    12,090,036
                                                              -----------   -----------   -----------
    Gross profit............................................    5,240,691     9,344,777    10,944,918
OPERATING EXPENSES:
  General and administrative................................    2,444,398     2,795,199     3,771,663
  Marketing and sales.......................................    3,967,574     5,364,953     7,759,997
  Research and development..................................    2,047,057     3,159,377     6,296,859
                                                              -----------   -----------   -----------
                                                                8,459,029    11,319,529    17,828,519
                                                              -----------   -----------   -----------
LOSS FROM OPERATIONS........................................   (3,218,338)   (1,974,752)   (6,883,601)
OTHER INCOME (EXPENSE):
  Interest expense, net of interest income of $53,527,
    $59,147 and $126,215 in 1997, 1998 and 1999,
    respectively............................................     (412,755)     (516,366)   (1,198,378)
  Other-net.................................................      (14,634)      (15,282)          366
                                                              -----------   -----------   -----------
                                                                 (427,389)     (531,648)   (1,198,012)
                                                              -----------   -----------   -----------
LOSS BEFORE INCOME TAXES....................................   (3,645,727)   (2,506,400)   (8,081,613)
INCOME TAX EXPENSE (BENEFIT):
  Current...................................................     (348,702)       19,993       (27,727)
  Deferred..................................................     (887,486)     (950,000)    1,773,000
                                                              -----------   -----------   -----------
                                                               (1,236,188)     (930,007)    1,745,273
                                                              -----------   -----------   -----------
NET LOSS....................................................  $(2,409,539)  $(1,576,393)  $(9,826,886)
                                                              ===========   ===========   ===========
BASIC AND DILUTED LOSS PER SHARE............................  $     (0.22)  $     (0.13)  $     (0.76)
                                                              ===========   ===========   ===========
BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING.......   11,144,583    12,279,042    13,000,000
                                                              ===========   ===========   ===========


                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                                                            RETAINED
                                                              ADDITIONAL                                    EARNINGS
                                      COMMON    PREFERRED      PAID-IN          NOTE         UNEARNED     (ACCUMULATED
                                      STOCK       STOCK        CAPITAL       RECEIVABLE    COMPENSATION     DEFICIT)
                                     --------   ---------   --------------   -----------   ------------   ------------
BALANCE, JANUARY 1, 1997...........  $    110   $ 41,000    $    1,242,940   $  (650,782)   $      --     $  1,479,904
  Net loss.........................        --         --                --            --           --       (2,409,539)
  Other comprehensive income
    (loss):
    Foreign currency translation
      adjustment...................        --         --                --            --           --               --
      Comprehensive income
        (loss).....................        --         --                --            --           --               --
  Note receivable from related
    party..........................        --         --                --      (369,062)          --               --
  Preferred stock dividends........        --         --                --            --           --          (11,161)
  Redeem 410 shares of preferred
    stock..........................        --    (41,000)               --            --           --               --
  1,000 to 1 stock exchange........   109,890         --          (109,890)           --           --               --
  Sale of 351,500 common shares....     3,515         --         1,620,354            --           --               --
  Issuance of warrants to purchase
    300,000 common shares..........        --         --            82,117            --           --               --
                                     --------   --------    --------------   -----------    ---------     ------------
BALANCE, DECEMBER 31, 1997.........   113,515         --         2,835,521    (1,019,844)          --         (940,796)
  Net loss.........................        --         --                --            --           --       (1,576,393)
  Other comprehensive income
    (loss):
    Foreign currency translation
      adjustment...................        --         --                --            --           --               --
      Comprehensive income
        (loss).....................        --         --                --            --           --               --
  Note receivable from related
    party..........................        --         --                --       (66,087)          --               --
  Sale of 1,648,500 common
    shares.........................    16,485         --         7,283,574            --           --               --
                                     --------   --------    --------------   -----------    ---------     ------------
BALANCE, DECEMBER 31, 1998.........   130,000         --        10,119,095    (1,085,931)          --       (2,517,189)
  Net loss.........................        --         --                --            --           --       (9,826,886)
  Other comprehensive income
    (loss):
    Foreign currency translation
      adjustment...................        --         --                --            --           --               --
      Comprehensive income
        (loss).....................        --         --                --            --           --               --
  Issuance of 22,500 stock
    options........................        --         --           112,500            --     (112,500)              --
  Note receivable from related
    party..........................        --         --                --     1,085,931           --               --
                                     --------   --------    --------------   -----------    ---------     ------------
BALANCE, DECEMBER 31, 1999.........  $130,000   $     --    $   10,231,595   $        --    $(112,500)    $(12,344,075)
                                     ========   ========    ==============   ===========    =========     ============

                                      ACCUMULATED
                                         OTHER
                                     COMPREHENSIVE
                                        INCOME
                                        (LOSS)          TOTAL
                                     -------------   -----------
BALANCE, JANUARY 1, 1997...........   $       768    $ 2,113,940
  Net loss.........................    (2,409,539)    (2,409,539)
  Other comprehensive income
    (loss):
    Foreign currency translation
      adjustment...................         1,348          1,348
                                      -----------
      Comprehensive income
        (loss).....................    (2,408,191)
                                      -----------
  Note receivable from related
    party..........................            --       (369,062)
  Preferred stock dividends........            --        (11,161)
  Redeem 410 shares of preferred
    stock..........................            --        (41,000)
  1,000 to 1 stock exchange........            --             --
  Sale of 351,500 common shares....            --      1,623,869
  Issuance of warrants to purchase
    300,000 common shares..........            --         82,117
                                      -----------    -----------
BALANCE, DECEMBER 31, 1997.........         2,116        990,512
  Net loss.........................    (1,576,393)    (1,576,393)
  Other comprehensive income
    (loss):
    Foreign currency translation
      adjustment...................         1,018          1,018
                                      -----------
      Comprehensive income
        (loss).....................    (1,575,375)            --
                                      -----------
  Note receivable from related
    party..........................            --        (66,087)
  Sale of 1,648,500 common
    shares.........................            --      7,300,059
                                      -----------    -----------
BALANCE, DECEMBER 31, 1998.........         3,134      6,649,109
  Net loss.........................    (9,826,886)    (9,826,886)
  Other comprehensive income
    (loss):
    Foreign currency translation
      adjustment...................        (7,612)        (7,612)
                                      -----------
      Comprehensive income
        (loss).....................    (9,834,498)            --
                                      -----------
  Issuance of 22,500 stock
    options........................            --             --
  Note receivable from related
    party..........................            --      1,085,931
                                      -----------    -----------
BALANCE, DECEMBER 31, 1999.........   $    (4,478)   $(2,099,458)
                                      ===========    ===========

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               TRANSGENOMIC INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999


                                                                 1997          1998          1999
                                                              -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(2,409,539)  $(1,576,393)  $(9,826,886)
  Adjustments to reconcile net loss to net cash flows from
    operating activities:
    Depreciation and amortization...........................      918,214       798,708     1,364,246
    Deferred income taxes...................................     (887,486)     (950,000)    1,773,000
    Gain on sale of assets..................................      (72,250)       (8,411)      (16,105)
    Accrued interest and redemption premium.................           --            --       858,665
    Amortization of deferred financing costs................           --            --       149,960
    Changes in operating assets and liabilities, net of
      acquisitions:
      Accounts receivable...................................      318,646    (2,029,247)   (1,635,316)
      Inventories...........................................     (174,192)   (1,717,595)   (1,775,273)
      Prepaid expenses and other current assets.............       52,704       (81,250)     (233,686)
      Refundable income taxes...............................      (54,000)      388,000       (62,000)
      Accounts payable......................................     (342,096)    1,392,087       481,068
      Accrued expenses......................................       39,600       340,178       178,793
                                                              -----------   -----------   -----------
        Net cash flows from operating activities............   (2,610,399)   (3,443,923)   (8,743,534)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (486,190)     (682,674)   (1,828,047)
  Proceeds from asset sales.................................      153,305        10,000        21,425
  Increase in other assets..................................     (152,373)     (813,405)   (1,461,250)
  Purchase of business, net of cash acquired................           --            --      (187,294)
  Note receivable...........................................       15,560        22,946            --
                                                              -----------   -----------   -----------
        Net cash flows from investing activities............     (469,698)   (1,463,133)   (3,455,166)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock and common stock warrants........    1,705,986     7,300,059            --
  Net change in note payable-bank...........................      750,000      (800,000)    1,190,000
  Proceeds from notes payable-other.........................    1,467,918       100,000            --
  Payments on notes payable-other...........................     (361,343)   (1,964,555)     (430,192)
  Proceeds from convertible notes payable...................           --            --    12,000,000
  Deferred financing costs..................................           --            --      (587,615)
  Increase in related party receivables.....................     (369,062)      (66,087)           --
                                                              -----------   -----------   -----------
        Net cash flows from financing activities............    3,193,499     4,569,417    12,172,193

EFFECT OF FOREIGN CURRENCY EXCHANGE RATE CHANGES ON CASH....        1,348         1,018        (7,612)
                                                              -----------   -----------   -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................      114,750      (336,621)      (34,119)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............      409,326       524,076       187,455
                                                              -----------   -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $   524,076   $   187,455   $   153,336
                                                              ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $   424,501   $   472,579   $   318,856
                                                              ===========   ===========   ===========
  Cash paid for taxes.......................................  $    17,026   $    30,120   $    37,630
                                                              ===========   ===========   ===========


                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS DESCRIPTION.

    Transgenomic, Inc., a Delaware corporation, and its subsidiaries (the "Company") provide innovative research tools to the life sciences industry. These tools enable researchers to discover and understand variation in the human genetic code, or genome, in order to accelerate and improve drug development and diagnostics. The Company also manufactures and designs sample preparation and monitoring instruments, which are primarily used with various types of optical and mass spectrometers to analyze the chemical makeup of samples. The Company markets and sells these platforms primarily throughout North America, Europe and the Pacific Rim.

    PRINCIPLES OF CONSOLIDATION.

    The consolidated financial statements include the accounts of Transgenomic, Inc. and its wholly-owned subsidiaries Transgenomic, Ltd. (fka CETAC Technologies, Ltd.), which provides sales and customer support outside the United States and Transgenomic St. Thomas, Inc., which is organized as a foreign sales corporation. All material intercompany balances and transactions have been eliminated. On July 1, 1997 the Company merged with CETAC Holding Company, Inc. in a 1000 to 1 stock exchange. Before and after the merger, the companies had identical ownership structures. Accordingly, this transaction was between companies under common control and was accounted for similar to a pooling of interests. The Company had no assets, liabilities or operations prior to its merger with CETAC Holding Company, Inc.

    SALES AND DISTRIBUTION STRATEGY.


    The Company sells its products in three major ways:



    1) DIRECT-The Company serves the United States market through direct sales efforts from the Company headquarters in Omaha. The Company has direct salespeople strategically located to cover all sections of the United States and Europe.



    2) DISTRIBUTORS-The Company also sells its products to distributors in its major European and Pacific Rim markets.



    3) ORIGINAL EQUIPMENT MANUFACTURERS (OEM)-The Company sells its sample preparation and monitoring instruments to major ICP (intra-coupled plasma) spectrometer manufacturers and their authorized representatives.


    The Company has sales offices in the United States, United Kingdom and Japan. These offices function mainly as service and support centers and also as sales resources for OEM and distributor customers in Europe.

    CASH AND CASH EQUIVALENTS.

    For purposes of reporting cash flows, cash and cash equivalents include cash and temporary investments with maturities at acquisition of three months or less.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ACCOUNTS RECEIVABLE.


    Accounts receivable are shown net of allowance for doubtful accounts of $561,645 and $160,593 in 1998 and 1999, respectively. Payment terms generally are 30 or 60 days.


    INVENTORIES.


    Inventories are stated at the lower of cost (first-in, first-out method) or market. The Company has certain finished goods inventory it provides as demonstration units to potential customers for evaluation, as well as to certain universities and original equipment manufacturers for testing and demonstration. These demonstration units are included in inventory at cost. If the instrument is not purchased by the customer or institution, it is retrieved, and, if necessary, reconditioned for sale. Demonstration inventory is evaluated for impairment based on its functional use and technological status. No impairment loss has been recognized to date. If these instruments exhibit wear and no longer are held for resale, they are transferred from inventory to property at cost and depreciated. Demonstration equipment included in property and equipment is used for research and development and training.


    PROPERTY AND EQUIPMENT.

    Property and equipment are carried at cost. Depreciation and amortization are computed by the straight-line and accelerated methods over the estimated useful lives of the related assets as follows:


Furniture and fixtures......................................  5 to 7 years
Production equipment........................................  5 to 7 years
Computer equipment..........................................       5 years
Research and development equipment..........................  3 to 5 years
Demonstration equipment.....................................  3 to 5 years


    GOODWILL.

    Goodwill arising from the excess of cost over the fair value of net assets at dates of acquisition is being amortized using the straight-line method over 15 years.

    IMPAIRMENT OF LONG-LIVED ASSETS.

    The Company assesses the recoverability of long-lived assets held for use, including certain intangible assets and goodwill, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In such cases, if the sum of the expected cash flows (undiscounted and without interest) resulting from the use of the asset are less than the carrying amount, an impairment loss is recognized based on the difference between the carrying amount and the fair value of the assets. No impairment loss has been recognized to date.

    OTHER ASSETS.


    Other assets include patents, capitalized software and intellectual property. The Company capitalizes the external and in-house legal costs and filing fees associated with obtaining patents on its new

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

discoveries and amortizes these costs using the straight-line method over the shorter of the legal life of the patent or its economic life, generally 17 years, beginning on the date the patent is issued.



    The Company develops software as an integral component of its instruments. The Company capitalizes software development costs, which include purchased software and direct labor, after technological feasibility for the software has been established. After the software is ready for general release, the Company ceases capitalization of software development costs. The software is amortized over the estimated life of the product, generally three years. Intellectual property, which is purchased technology, is recorded at cost and is amortized over its estimated useful life of between 5 and 10 years.


    DEFERRED FINANCING COSTS.

    Deferred financing costs are amortized over the term of the related financing using the effective interest method.

    STOCK BASED COMPENSATION.


    The Company accounts for its employee stock option grants under the provisions of Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, which utilizes the intrinsic value method. Stock option grants to nonemployees are accounted for in accordance with Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION.


    UNEARNED COMPENSATION.

    Unearned compensation represents the unamortized difference between the option exercise price and the deemed fair market value of the Company's common stock at the option grant date, for options issued under the Company's Stock Option Plan (Note L). The unearned compensation is charged to operations over the vesting period of the respective options.


    INCOME TAXES.



    Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities at each balance sheet date using enacted tax rates expected to be in effect in the year the differences are expected to reverse.


    REVENUE RECOGNITION.


    Sales of products are recorded based on receipt of an unconditional customer order and shipment of product. The Company's sales terms do not provide for the right of return unless the product is damaged or defective. Installation and training revenues are deferred and recognized when earned.


    RESEARCH AND DEVELOPMENT.

    Research and development costs are charged to expense when incurred.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    TRANSLATION OF FOREIGN CURRENCY.

    Financial statements of subsidiaries outside the U.S. are measured using the local currency as the functional currency. The adjustments to translate those amounts into U.S. dollars are accumulated in a separate account in stockholders' equity and are included in other comprehensive income. Foreign currency transaction gains or losses resulting from changes in currency exchange rates are included in the determination of net income. For the periods presented, foreign currency transaction adjustments were not significant.

    COMPREHENSIVE INCOME.

    Comprehensive income for all periods presented consists of net income and foreign currency translation adjustments. The Company deems its foreign investments to be permanent in nature and does not provide for taxes on currency translation adjustments arising from converting its investments in a foreign currency to U.S. dollars. There were no reclassification adjustments to be reported in the periods presented.


    FAIR VALUE OF FINANCIAL INSTRUMENTS.



    The estimated fair value of receivables, accounts payable, and short-term and long-term notes payable approximate the carrying values. The carrying value of receivables and accounts payable approximate fair value based on their short-term nature. The estimated fair value amounts for short-term and long-term debt were determined using rates that are currently available for issuances of debt with similar terms and maturities.


    EARNINGS PER SHARE.


    Basic earnings per share are calculated based on the weighted-average number of common shares outstanding during each period. Diluted earnings per share include shares issuable upon exercise of outstanding stock options and warrants or conversion of convertible notes, where dilutive. Potentially dilutive securities have been excluded from the computation of diluted earnings per share as they have an antidilutive effect due to the Company's net loss. Weighted-average shares outstanding reflects the 1,000 to 1 stock exchange which occurred on July 1, 1997, in connection with the merger of Transgenomic, Inc. and CETAC Holding Company, as if such exchange occurred at the beginning of the earliest period presented.


    ACCOUNTING PRONOUNCEMENTS.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, (SFAS No. 133). This statement, which is effective for fiscal years beginning after June 15, 2000, requires the recognition of all derivative financial instruments as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. Management is in the process of determining the effect, if any, SFAS No. 133 will have on the Company's financial statements.

    In 1999, the Company adopted Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE, (SOP 98-1) which, on a prospective basis, revised the accounting for software development costs. SOP 98-1 requires the capitalization of certain costs related to

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) internal use software once certain criteria have been met. The adoption of this statement did not have a material impact on the Company's financial statements.

    USE OF ESTIMATES.

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS.

    Certain reclassifications have been made to the 1997 and 1998 financial statements to conform with the 1999 presentation.

B. ACQUISITION


    On January 26, 1999, the Company, through its UK subsidiary, acquired substantially all of the assets of Kramel Biotech International, Limited (Kramel) for approximately $187,000 in cash and the assumption of approximately $135,000 in liabilities of Kramel, and entered into employment agreements with the two principals. Kramel manufactures laboratory consumables used in the field of molecular biology. The acquisition was accounted for as a purchase and resulted in goodwill of approximately $66,000. All identifiable assets acquired and liabilities assumed were allocated a portion of the cost, equal to their fair values. Kramel's results of operations have been included in the accompanying statements of operations subsequent to the date of acquisition.


C. INVENTORIES

    At December 31, 1998 and 1999 inventories consist of the following:

                                                          1998         1999
                                                       ----------   ----------
Finished goods.......................................  $1,888,173   $3,256,067
Raw materials and work in process....................   2,295,336    2,786,958
                                                       ----------   ----------
                                                       $4,183,509   $6,043,025
                                                       ==========   ==========


    Within the total inventory above, the Company has demonstration inventory of approximately $1,631,000 and $3,098,851 for 1998 and 1999, respectively. During 1997, 1998 and 1999, the Company reclassified demonstration inventory of $22,914, $9,096 and $41,090, respectively, to property and equipment.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

D. OTHER ASSETS

    At December 31, 1998 and 1999, other assets consist of the following:

                                                 1998                                    1999
                                 -------------------------------------   -------------------------------------
                                              ACCUMULATED    NET BOOK                 ACCUMULATED    NET BOOK
                                    COST        RESERVE       VALUE         COST        RESERVE       VALUE
                                 ----------   -----------   ----------   ----------   -----------   ----------
Deferred income taxes..........  $1,839,000     $     --    $1,839,000   $  180,000   $       --    $  180,000
Goodwill.......................     843,446      235,435       608,011      909,492      306,463       603,029
Intellectual property..........     534,852      160,455       374,397    2,534,852      447,273     2,087,579
Patents........................     815,934        8,010       807,924    1,076,384       21,107     1,055,277
Software.......................     369,678      118,558       251,120      503,730      227,079       276,651
Other..........................     309,103      101,615       207,488      160,954           --       160,954
                                 ----------     --------    ----------   ----------   ----------    ----------
    Total......................  $4,712,013     $624,073    $4,087,940   $5,365,412   $1,001,922    $4,363,490
                                 ==========     ========    ==========   ==========   ==========    ==========


E. NOTE PAYABLE-BANK



    At December 31, 1998 and 1999, note payable-bank consisted of borrowings in the amounts of $3,150,000 and $4,340,000, respectively, against a revolving line of credit of $5,000,000. The note carries an interest rate equal to the national prime. The interest is payable monthly. The interest rate at December 31, 1998 and 1999 was 7.75% and 8.50%, respectively. The line matures July 31, 2000. Substantially all of the Company's assets and certain life insurance policies are pledged as collateral on this note payable. The loan contains certain restrictive covenants, including a prohibition on the payment of dividends, the purchase of its stock, and the redemption of stock options and warrants, among other things, without the written agreement of the lender. As of December 31, 1999, the Company was not in compliance with these covenants. However, a waiver was obtained from the bank for the covenant violations as of December 31, 1999. The financial covenants for which the Company was not in compliance were as follows: to maintain no less than $8.25 million of tangible net worth; to maintain a maximum debt to tangible net worth ratio of not more than 1.2 to 1; to maintain a minimum working capital of $4.25 million; and to restrict the purchase or lease of fixed assets to an amount that does not exceed the depreciation taken in the Company's fiscal year.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)


F. NOTES PAYABLE-OTHER



    Notes payable-other at December 31, 1998 and 1999 consists of the following:



                                                            1998        1999
                                                         ----------   --------
Installment note payable to a bank maturing on December
  1, 2000; payable in monthly installments of $15,618,
  which includes interest of 9.0%; collateralized by
  all equipment and furnishings........................  $  342,194   $179,711
Installment note payable to a bank maturing on August
  13, 2001; payable in monthly installments of $15,123
  which includes interest of 9.0%; collateralized by
  all equipment and furnishings........................     429,516    280,436
Note payable to a living trust, payable in monthly
  installments of $11,000 including interest at 5.33%
  per year, due March 1, 2000 secured by certain assets
  of the Company's California division.................     355,164    236,535
                                                         ----------   --------
Total notes payable-other..............................   1,126,874    696,682
Less current portion...................................     432,338    579,724
                                                         ----------   --------
Notes payable-other excluding current portion..........  $  694,536   $116,958
                                                         ==========   ========



    Aggregate maturities of notes payable-other at December 31, 1999 consist of the following:


YEAR ENDING DECEMBER 31,
2000........................................................  $579,724
2001........................................................   116,958
                                                              --------
                                                              $696,682
                                                              ========


    In connection with certain installment notes payable to a bank, the Company must comply with certain restrictive covenants. As of December 31, 1999, the Company was not in compliance with these covenants. However, a waiver was obtained from the bank for the covenant violations as of December 31, 1999. The financial covenants for which the Company was not in compliance were as follows: to make no payments to subsidiaries; to maintain debt service coverage, defined as net profit plus depreciation, of at least $470,000; and to not incur an operating loss.


G. CONVERTIBLE NOTES PAYABLE

    On March 23, 1999, the Company received approximately $11.4 million of net proceeds from the placement of $12 million aggregate principal amount 6% convertible notes due March 25, 2002. Interest on the notes compounds at 6% per annum until maturity or a Designated Offering (as defined) ("Offering") and either will be payable in cash upon repayment of the note at or after the maturity date, or if elected upon the completion of an Offering all accrued and unpaid interest shall be converted into shares of common stock. The interest after an Offering shall be reduced to 3.6%, and shall become due for the remainder of the term through the maturity date at the time of an Offering.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

G. CONVERTIBLE NOTES PAYABLE (CONTINUED)

    The holder shall have the right to convert the principal amounts due under these notes into shares of the Company's common stock at any time. If the Company completes an Offering prior to September 25, 2000, the conversion price shall be either the lesser of $5.00 per share or 50% of the per share offering price. If the Offering is completed between September 25, 2000 and the maturity date, the conversion price shall be the lesser of $5.00 per share, or between 35% and 50% of the per share offering price to the public, calculated on a declining straight-line basis, through the day on which an offering is completed. If an Offering is not completed before the maturity date, the holder may elect to convert at $5.00 per share but the price will be adjusted to 35% of the Offering price if less than $5.00 per share, and additional shares, if any, will be issued to reduce the conversion price to such lesser amount.


    If prior to consummation of an Offering, the Company enters into a merger, consolidation, the sale of substantially all of its assets, change of control, or the dissolution of the Company or other event causing final liquidation, the holders of the notes shall have the right to elect to either receive payment in full of all principal of the notes and accrued interest earned through date of payment, or convert all outstanding principal and unpaid interest on the notes into common stock. The holders will be entitled to receive the greater of the number of shares derived by dividing the balance due by $5.00 per share, or the number of shares having an aggregate value equal to 200% of the outstanding unpaid principal, plus all accrued interest.


    If the note holders elect not to convert the notes to stock at maturity, the Company will be required to repay all principal amounts, all accrued and unpaid interest, if any, and a redemption premium equal to 10% of the face value of the notes, which is being recognized ratably over the life of the notes. The effective interest rate, including the redemption premium, was 9.3% at December 31, 1999. The Company can require conversion after an Offering provided specific closing prices are achieved for twenty consecutive trading days.


    The notes contain numerous covenants with which the Company is in compliance.

    At December 1999, the convertible notes payable balance is comprised of the following:

Principal...................................................  $12,000,000
Accrued interest and redemption premium.....................      858,665
                                                              -----------
                                                               12,858,665

Deferred financing costs (net of accumulated amortization of
  $149,960).................................................     (437,655)
                                                              -----------
                                                              $12,421,010
                                                              ===========

H. LEASE COMMITMENTS

    The Company leases certain equipment, vehicles and operating facilities. The Company's leases related to its operating facilities currently expire on various dates ranging from 1999 through 2006. However, one lease allows for cancellation at either 36 or 48 months upon 60 days advanced written notice. At December 31, 1999, the future minimum lease payments required under noncancellable lease provisions are approximately $830,000 in 2000; $591,000 in 2001; $304,000 in
2002; $148,000 in 2003;

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

H. LEASE COMMITMENTS (CONTINUED)
$128,000 in 2004; and a total of approximately $188,000 in rental payments for the years 2005 through 2006.


    Rent expense related to all operating leases for the years ended December 31, 1997, 1998 and 1999 was approximately $441,000, $655,000 and $984,000, respectively.


I. INCOME TAXES

    The Company's provision for income taxes for the years ended December 31 differs from the amounts determined by applying the statutory Federal income tax rate to income before income taxes for the following reasons:


                                                               1997         1998         1999
                                                            -----------   ---------   -----------
Benefit at Federal Rate...................................  $(1,239,547)  $(852,176)  $(2,747,748)

Increase (decrease) resulting from:
  State income taxes-net of federal benefit...............      (45,004)    (85,805)      (62,520)
  Intangible amortization.................................       46,804      39,020        42,925
  Research and development tax credit.....................      (15,319)    (23,534)      (54,231)
  Meals and entertainment.................................       16,999      27,037        38,687
  Other-net...............................................         (121)    (34,549)       37,160
  Valuation allowance.....................................           --          --     4,491,000
                                                            -----------   ---------   -----------
Total income tax expense (benefit)........................  $(1,236,188)  $(930,007)  $ 1,745,273
                                                            ===========   =========   ===========


    The Company's deferred income tax asset at December 31, 1998 and 1999 is comprised of the following temporary differences:

                                                          1998         1999
                                                       ----------   ----------
Net operating loss carryforward......................  $1,497,000   $4,289,000
Allowance for doubtful accounts......................     221,000       60,000
Fixed asset depreciation.............................     121,000      124,000
Accrued vacation.....................................     114,000      137,000
Intellectual property amortization...................          --       61,000
                                                       ----------   ----------
                                                        1,953,000    4,671,000
Less valuation allowance.............................          --   (4,491,000)
                                                       ----------   ----------
                                                       $1,953,000   $  180,000
                                                       ==========   ==========


    At December 31, 1999, the Company has unused tax net operating loss carryforwards of approximately $2,106,000 which expire in 2012, $1,828,000 which expire in 2018 and $7,638,000 which will expire in 2019. Additionally, at December 31, 1999, the Company has unused general business credits earned primarily through increased research expenditures of approximately $131,000. These credits expire at various times between 2010 and 2019. The Company's management believes that it is more likely than not that the deferred tax asset of $180,000 will be realized through the sale of the business discussed in Note
R. A valuation allowance has been provided in 1999 for the remaining deferred tax assets, due to the

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

I. INCOME TAXES (CONTINUED)

Company's cumulative losses in recent years, expected losses in future years and an inability to utilize any additional losses as carrybacks. The Company will continue to assess the recoverability of deferred tax assets and the related valuation allowance. To the extent the Company begins to generate income in future years and it is determined that such valuation allowance is no longer required, the tax benefit of the remaining deferred tax assets will be recognized at such time. At December 31, 1998, the Company's management had determined that it was more likely than not that the deferred tax asset of $1,953,000 would be realized through expected profits in future years.


J. EMPLOYEE BENEFIT PLAN

    The Company maintains an employee savings plan which allows for voluntary contributions into designated investment funds by eligible employees. The Company matches the employees' contributions at the rate of 50% on the first 6% of contributions. The Company may at the discretion of its Board of Directors, make additional contributions on behalf of the Plan's participants. Company contributions were $92,733, $117,923 and $174,973 for the years ended December 31, 1997, 1998 and 1999, respectively.

K. STOCKHOLDERS' EQUITY

    PRIVATE PLACEMENT

    The Company issued 2,000,000 shares of the Company's common stock, par value $.01 per share (the "Stock"), at a price of $5.00 per share in a private placement during 1997 and 1998 for net proceeds of $1,623,869 and $7,300,059, respectively. A total of 1,524,500 shares of the 2,000,000 shares of common stock were placed by Placement Agents pursuant to selling agent agreements. A 9% commission was paid to each Placement Agent on all sales of the common stock made by it and broker-dealers.

    The Company also issued warrants to the Placement Agents with an exercise price of $5.00 per share (subject to certain cashless exercise rights) which will have terms of five years expiring in 2003. Total shares eligible to be purchased through these warrants were 152,450 at December 31, 1999 (see Note L).

    In 1999, the Company issued convertible notes which can be converted into a minimum of 2,400,000 common shares (see Note G).

    PREFERRED STOCK.

    The Company's Board of Directors is authorized to issue up to 15,000,000 shares of preferred stock in one or more series, from time to time, with such designations, powers, preferences and rights and such qualifications, limitations and restrictions as may be provided in a resolution or resolutions adopted by the Board of Directors. The authority of the Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to shares of such class or any series thereof: (i) the number of shares; (ii) the dividend rate, whether dividends shall be cumulative and, if so, from which date; (iii) whether shares are to be redeemable and, if so, the terms and amount of any sinking fund providing for the purchase or redemption of such shares; (iv) whether shares shall be convertible and, if so, the terms and provisions thereof; (v) what restrictions are to apply, if any, on the issue or reissue of any additional preferred stock; and (vi) whether shares have voting rights. The preferred stock may be issued with a preference over the common stock as to the payment of dividends.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

K. STOCKHOLDERS' EQUITY (CONTINUED)
    The Company has no current plans to issue any series of preferred stock. Classes of stock such as the preferred stock may be used, in certain circumstances, to create voting impediments on extraordinary corporate transactions or to frustrate persons seeking to effect a merger or otherwise to gain control of the Company. For the foregoing reasons, any preferred stock issued by the Company could have an adverse effect on the rights of the holders of the common stock.

    COMMON STOCK.

    In March 2000, the Company's Board of Directors approved an increase in the number of authorized common shares to 60,000,000, subject to the approval of the Company's stockholders.

L. STOCK OPTIONS AND WARRANTS

    The Company adopted the 1997 Stock Option Plan in June of 1997 which was last amended and restated on October 14, 1998. The Company's 1997 Stock Option Plan (the "Stock Option Plan") allows the Company to grant both incentive stock options and nonqualified stock options to acquire shares of the Company's common stock to employees and directors of the Company and to nonemployee advisors. Either incentive or non-qualified stock options may be granted to employees of the Company, but only nonqualified stock options may be granted to nonemployee directors and advisors. The maximum number of shares for which options may be granted under the Stock Option Plan is 4,000,000. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors (the "Committee") which has the authority to set the number, exercise price, term and vesting provisions of the options granted under the Stock Option Plan, subject to the terms thereof. The options must be granted at exercise prices not less than the fair market value of the common stock on the date of the grant. Generally, the stock options vest at a rate of 20% per year over a five year period and expire 10 years after the date the option was granted. If the option holder ceases to be employed by the Company, the Company will have the right to terminate any outstanding but unexercised options. In March 2000, the Company's Board of Directors approved an amendment to the Stock Option Plan to increase the number of shares for which options can be granted to 6,000,000, subject to the approval of the Company's stockholders.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

L. STOCK OPTIONS AND WARRANTS (CONTINUED)
    The following table summarizes activity under the Stock Option Plan during the three years ended December 31, 1999:

                                                                      WEIGHTED
                                                                      AVERAGE
                                                          NUMBER OF   EXERCISE
                                                           OPTIONS     PRICE
                                                          ---------   --------
Balance at Inception (June 1997):.......................         --     $ --
  Granted...............................................  1,515,000     5.00
  Exercised.............................................         --       --
  Canceled..............................................         --       --
                                                          ---------
Balance at December 31, 1997:...........................  1,515,000     5.00
  Granted...............................................  1,690,250     5.00
  Exercised.............................................         --       --
  Canceled..............................................         --       --
                                                          ---------
Balance at December 31, 1998:...........................  3,205,250     5.00
  Granted...............................................    590,250     5.00
  Exercised.............................................         --       --
  Canceled..............................................   (257,750)    5.00
                                                          ---------
Balance at December 31, 1999............................  3,537,750
                                                          =========
Exercisable at December 31, 1999........................  2,028,650
                                                          =========

    The weighted average fair value of options granted in 1997, 1998 and 1999 was $1.34, $1.02 and $1.00, respectively. At December 31, 1999, the weighted average remaining contractual life of options outstanding was 8.4 years.


    In 1997, the Company granted options to purchase 1.5 million shares at $5.00 per share to an officer of the Company which are fully vested and exercisable at December 31, 1997 and expire in 2007. The Company has also granted options to purchase shares of common stock with an aggregate fixed cost of $75,000 to a member of the Company's Board of Directors at an exercise price which is the lower of (a) $5.00 per share for 15,000 shares or (b) 50% of the price per share at which the Company offers common stock in an initial public offering, of which 66.67% of the shares are vested and exercisable at December 31, 1999. The remaining options issued in 1997 vest over two years and expire in 2002.



    The Company has elected to follow the measurement provisions of Accounting Principles Board Opinion No. 25, under which no recognition of expense is required in accounting for stock options granted to employees for which the exercise price equals or exceeds the deemed fair market value of the stock at the grant date. In those cases where options have been granted with an exercise price below the deemed fair market value, the Company recognizes compensation expense using the straight-line method over the vesting periods of the individual stock options. During December 1999, the Company recorded unearned compensation of $112,500 for options granted with exercise prices less than the deemed fair market value at the date of grant.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

L. STOCK OPTIONS AND WARRANTS (CONTINUED)

    Pro forma information regarding net income and income per share is required by Statement of Financial Accounting Standard No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, (SFAS No. 123) assuming the Company accounted for its employee stock options using the fair value method. The fair value of each stock option granted is estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for options granted in 1997, 1998 and 1999, respectively: no common stock dividends, risk-free interest rates ranging from 5.44% and 5.74% to 6.33% and 5.51% to 6.13%; no volatility (prior to becoming a public company); and an expected option life of five years. Pro forma net income and income per share assuming compensation expense for the Stock Option Plan had been determined under SFAS No. 123, are as follows:


                                             1997          1998          1999
                                          -----------   -----------   -----------
Net Loss:
  As reported...........................  $(2,409,539)  $(1,576,393)  $(9,826,886)
  Pro forma.............................   (4,421,148)   (1,662,641)   (9,974,172)

Basic and diluted loss per share:
  As reported...........................        (0.22)        (0.13)        (0.76)
  Pro forma.............................        (0.40)        (0.14)        (0.77)

    In the first quarter of fiscal 2000, the Company granted 212,500 options, including 72,000 options with exercise prices at $5.00 per share and will record unearned compensation in connection with these grants.

    During 1998, the Company issued warrants to purchase 152,450 shares of common stock pursuant to placement agent agreements (see Note K). On December 16, 1997, the Company issued a warrant to purchase 300,000 shares of common stock pursuant to a Securities Purchase Agreement (see Note M).

M. RELATED PARTY TRANSACTIONS

    CT PARTNERS.


    The Company and CT Partners were related parties through common ownership. The Company provided research and development services for CT Partners at cost. The cost of these services amounted to $650,782 and $318,800 for the years ended December 31, 1996 and 1997, respectively. There were no research and development services provided subsequent to 1997 as the technology involved was fully developed. These amounts are included in note receivable-related party, along with accrued interest and administration fees of $116,349 at December 31, 1998. The Company also performs contract research and development services for unaffiliated entities.


    On June 27, 1997 the Company entered into a royalty agreement with CT Partners in which the Company received an exclusive license to manufacture and market a miniature solid-state optical spectrometer developed by CT Partners. This agreement was amended on December 1, 1997. Under the terms of the amended royalty agreement, the Company would pay a royalty to CT Partners equal to a maximum of $6.5 million. The first $1.5 million would be paid upon achieving $3 million in sales of products employing the licensed technology or from a sale of the technology. Subsequent royalty payments would equal 10% of gross revenues received by the Company from the licensed technology, payable

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

M. RELATED PARTY TRANSACTIONS (CONTINUED) quarterly. At December 31, 1998, CT Partners owed the Company $1,085,931 for contract research and development expenses incurred in connection with this agreement.

    In June 1999, the Company and CT Partners entered into an Asset Purchase Agreement whereby the parties terminated the royalty agreement and the Company purchased all intellectual property previously developed for CT Partners for $2 million in cash, less the outstanding note receivable of $1,085,931 and certain related expenses. The Company is amortizing the intellectual property over 5 years.

    SECURITIES PURCHASE AGREEMENT.

    On December 16, 1997, the Company entered into a Securities Purchase Agreement with a private investor who subsequently was elected as a director of the Company, pursuant to which the private investor purchased from the Company a secured promissory note in the principal amount of $1,500,000 (the "$1,500,000 Note") and a warrant to purchase 300,000 shares of common stock (the "300,000 Share Warrant"), subject to adjustment. The agreement allowed the purchase of additional debt securities from the Company. In February 1998, the Company was informed, as allowed by the agreement, that no additional debt securities would be purchased. Therefore, in accordance with the terms of the agreement, in 1998 the Company paid the $1,500,000 Note plus interest and other agreed-to expenses. The private investor is no longer a director of the Company.

    The 300,000 Share Warrant entitles the holder to acquire 300,000 shares of common stock at the lower of (a) $5.00 per share or (b) 50% of the price per share at which the Company offers common stock in an initial public offering. The 300,000 Share Warrant will expire if it has not been exercised on or before the Company's initial public offering. The warrants were valued at $82,117 at December 31, 1997 using the Black-Scholes pricing model with the following assumptions: no common stock dividends, risk free interest rate of 5.71%; expected life of 12 months; and no volatility. These warrants were completely amortized as of December 31, 1998.

N. COMMITMENTS AND CONTINGENCIES

    The Company is not a party to any material legal proceedings.

    In May 1998, the Company elected to self-insure the majority of its employees' health care coverage with lifetime coverage up to $2,000,000 and $5,000,000 per person at December 31, 1998 and 1999, respectively. In place are reinsurance policies limiting losses for any individual within the plan of $10,000 per year, and a total company aggregate stop-loss limit at December 31, 1999 of approximately $282,000, with coverage up to $2,282,000 of aggregated total claims. Based on estimated claims and the reinsurance in place, management believes the costs are reasonably estimated in the financial statements.

O. SALES AND PRODUCT INFORMATION

    The Company believes it is advantageous to operate on a fully integrated basis in one operating segment. Accordingly, management of the Company evaluates performance and determines the allocation

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

O. SALES AND PRODUCT INFORMATION (CONTINUED) of resources on an entity-wide basis. There are no material long-lived assets held outside the United States. The following is supplemental information for net sales by geographic area and product group:


                                            1997          1998          1999
                                         -----------   -----------   -----------
Sales by Geographic Area:
  United States........................  $ 6,435,359   $10,214,962   $10,001,539
  Europe...............................    3,009,936     6,248,695     9,286,394
  Pacific Rim..........................    1,620,735     1,704,190     2,992,099
  Other................................      510,647       767,593       754,922
                                         -----------   -----------   -----------
Total..................................  $11,576,677   $18,935,440   $23,034,954
                                         ===========   ===========   ===========
Sales by Product Group:
  Bio-Systems..........................  $   295,000   $ 5,460,684   $11,218,887
  Bio-Consumables......................        2,275       209,814     1,435,702
  Scientific Instruments...............    9,410,072    11,496,105     8,794,165
  Other Consumables....................    1,869,330     1,768,837     1,586,200
                                         -----------   -----------   -----------
Total..................................  $11,576,677   $18,935,440   $23,034,954
                                         ===========   ===========   ===========


P. SUPPLEMENTAL CASH FLOW INFORMATION


                                                     1997       1998        1999
                                                   --------   --------   ----------
Noncash investing and financing activities:
  Exchange of note receivable for intellectual
    property.....................................  $    --      $ --     $1,085,931
  Liabilities assumed in connection with business
    acquisitions.................................  $    --      $ --     $  135,333
  Reduction of equity and increase in other
    accrued expenses for redemption of preferred
    stock and preferred stock dividends..........  $52,161        --             --


Q. ALLOWANCE FOR DOUBTFUL ACCOUNTS

    The following is a summary of activity for the allowance for doubtful acounts during each of the three years ended December 31, 1999:

                                                                 ADDITIONAL
                                                     BEGINNING    CHARGES      DEDUCTIONS     ENDING
                                                      BALANCE    TO INCOME    FROM RESERVE   BALANCE
                                                     ---------   ----------   ------------   --------
Year Ended December 31, 1997.......................   $    --     $102,495      $  (2,495)   $100,000
Year Ended December 31, 1998.......................   100,000      462,698         (1,053)    561,645
Year Ended December 31, 1999.......................   561,645      121,609       (522,661)    160,593

R. SUBSEQUENT EVENTS

    On March 7, 2000, the Company signed a letter of intent for the sale of the assets of its non-life sciences instrument product line to a director of the Company for $6,000,000, of which $5,000,000 will be paid in cash and $1,000,000 will be paid with an interest-bearing promissory note due on March 31, 2001. The non-life science instrument product line contributed revenues of $8,794,165 in 1999. The Company expects this transaction to close on March 31, 2000, subject to the approval of the Company's stockholders.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION


    The following unaudited pro forma statement of operations for the three months ended March 31, 2000 and the year ended December 31, 1999 reflects the sale of assets related to our non-life sciences instrument product line (The Company as adjusted) and the issuance of 300,000 shares of common stock at $5.00 per share upon the exercise of warrants that will expire at the close of this offering, as if each had occurred on January 1, 1999 and the assumed conversion at $5.00 per share of the $12.0 million aggregate principal amount of our convertible notes and accrued interest into 2,728,200 shares of common stock as of March 23, 1999, the date of issuance of our convertible notes. The following unaudited pro forma balance sheet reflects these transactions as if each had been completed on March 31, 2000.


    The unaudited pro forma statement of operations and balance sheet data reflect all adjustments necessary in the opinion of the Company's management (consisting only of normal recurring adjustments) for a fair presentation of such data. The unaudited pro forma financial data reflects the preliminary identification of the non-life science instruments assets to be sold by the Company. We expect to finalize the identification of the assets to be sold at the time of closing.

    The unaudited financial data are intended for informational purposes only and are not intended to be indicative of our results of operations or financial position had these transactions occurred on the dates specified, nor are they indicative of our future results of operations or financial position.

    The unaudited pro forma financial data, including notes thereto, should be read in conjunction with our historical consolidated financial statements, including notes thereto, appearing elsewhere in this Prospectus.

                               TRANSGENOMIC, INC.

                       UNAUDITED PRO FORMA BALANCE SHEET


                                 MARCH 31, 2000



                                                 ADJUSTMENTS
                                                 FOR SALE OF
                                                  NON-LIFE
                                                  SCIENCES                    ADJUSTMENTS FOR
                                                 INSTRUMENT                     CONVERTIBLE
                                      THE          PRODUCT         THE            NOTES &
                                    COMPANY         LINE         COMPANY         WARRANTS           PRO
                                      (1)           (2A)       AS ADJUSTED        (2B,C)           FORMA
                                  ------------   -----------   ------------   ---------------   ------------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.....  $    142,870   $3,640,000    $ 3,782,870     $  1,500,000     $  5,282,870
  Accounts receivable, net......     5,083,542           --      5,083,542               --        5,083,542
  Note receivable...............            --    2,000,000      2,000,000               --        2,000,000
  Inventories...................     2,595,069           --      2,595,069               --        2,595,069
  Prepaid expenses and other
    current assets..............       677,379           --        677,379               --          677,379
  Net assets held for sale......     4,711,540   (4,711,540)            --               --               --
  Refundable income taxes.......        96,000           --         96,000               --           96,000
                                  ------------   ----------    ------------    ------------     ------------
    Total current assets........    13,306,400      928,460     14,234,860        1,500,000       15,734,860
PROPERTY AND EQUIPMENT, Net.....     3,103,511           --      3,103,511               --        3,103,511
OTHER ASSETS....................     2,419,869     (180,000)     2,239,869               --        2,239,869
                                  ------------   ----------    ------------    ------------     ------------
                                  $ 18,829,780   $  748,460    $19,578,240     $  1,500,000     $ 21,078,240
                                  ============   ==========    ============    ============     ============

LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)

CURRENT LIABILITIES
  Notes payable-bank............  $  4,490,000   $       --    $ 4,490,000               --     $  4,490,000
  Current portion of notes
    payable-other...............       547,188           --        547,188               --          547,188
  Accounts payable..............     3,944,069           --      3,944,069               --        3,944,069
  Accrued compensation..........       445,371           --        445,371               --          445,371
  Other accrued expenses........     1,236,278           --      1,236,278               --        1,236,278
                                  ------------   ----------    ------------    ------------     ------------
    Total current liabilities...    10,662,906           --     10,662,906                        10,662,906
NOTES PAYABLE-other, less
  current maturities............        34,609           --         34,609               --           34,609
CONVERTIBLE NOTES PAYABLE.......    12,746,844           --     12,746,844      (12,746,844)              --
STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred stock...............            --           --             --               --               --
  Common stock..................       130,250           --        130,250           30,282          160,532
  Additional paid-in capital....    11,723,578           --     11,723,578       14,216,562       25,940,140
  Unearned compensation.........      (645,074)          --       (645,074)              --         (645,074)
  Accumulated deficit...........   (15,841,984)     748,460    (15,093,524)              --      (15,093,524)
  Accumulated other
    comprehensive loss..........        18,651           --         18,651               --           18,651
                                  ------------   ----------    ------------    ------------     ------------
    Total stockholders' equity
      (deficit).................    (4,614,579)     748,460     (3,866,119)      14,246,844       10,380,725
                                  ------------   ----------    ------------    ------------     ------------
                                  $ 18,829,780   $  748,460    $19,578,240     $  1,500,000     $ 21,078,240
                                  ============   ==========    ============    ============     ============


            SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION.

                               TRANSGENOMIC, INC.



                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS



                   FOR THE THREE MONTHS ENDED MARCH 31, 2000



                                                ADJUSTMENTS
                                                FOR SALE OF
                                                 NON-LIFE                          ADJUSTMENTS
                                                 SCIENCES                              FOR
                                      THE       INSTRUMENT              THE        CONVERTIBLE
                                    COMPANY       PRODUCT             COMPANY         NOTES          PRO
                                      (1)          LINE             AS ADJUSTED        (4)          FORMA
                                  -----------   -----------         ------------   -----------   -----------
NET SALES.......................  $ 6,943,749   $2,170,675 (3a)     $  4,773,074          --     $ 4,773,074
COST OF GOODS SOLD..............    3,830,519    1,432,956 (3a,b)      2,397,563          --       2,397,563
                                  -----------   ----------          ------------    --------     -----------
    Gross profit................    3,113,230      737,719             2,375,511          --       2,375,511
OPERATING EXPENSES
  General and administrative....    1,754,741      660,439 (3b,c)      1,094,302          --       1,094,302
  Marketing and sales...........    2,493,849      328,484 (3b)        2,165,365          --       2,165,365
  Research and development......    1,893,581      419,222 (3b)        1,474,359          --       1,474,359
                                  -----------   ----------          ------------    --------     -----------
                                    6,142,171    1,408,145             4,734,026          --       4,734,026
                                  -----------   ----------          ------------    --------     -----------
LOSS FROM OPERATIONS............   (3,028,941)    (670,426)           (2,358,515)         --      (2,358,515)
OTHER INCOME (EXPENSE)
  Interest expense, net.........     (468,968)          --              (468,968)    325,834        (143,134)
                                  -----------   ----------          ------------    --------     -----------
LOSS BEFORE INCOME TAXES........   (3,497,909)    (670,426)           (2,827,483)    325,834      (2,501,649)
INCOME TAX EXPENSE..............           --           --                    --          --              --
                                  -----------   ----------          ------------    --------     -----------
NET LOSS........................  $(3,497,909)  $ (670,426)         $ (2,827,483)   $325,834     $(2,501,649)
                                  ===========   ==========          ============    ========     ===========
BASIC AND DILUTED LOSS PER
  SHARE.........................  $     (0.27)                      $      (0.22)                $     (0.16)
                                  ===========                       ============                 ===========
BASIC AND DILUTED WEIGHTED
  AVERAGE SHARES OUTSTANDING
  (5)...........................   13,007,692                         13,007,692                  16,035,892
                                  ===========                       ============                 ===========



            SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION.

                               TRANSGENOMIC, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999


                                                ADJUSTMENTS
                                                FOR SALE OF
                                                 NON-LIFE                          ADJUSTMENTS
                                                 SCIENCES                              FOR
                                      THE       INSTRUMENT              THE        CONVERTIBLE
                                    COMPANY       PRODUCT             COMPANY         NOTES          PRO
                                      (1)          LINE             AS ADJUSTED        (4)          FORMA
                                  -----------   -----------         ------------   -----------   -----------
NET SALES.......................  $23,034,954   $8,794,165 (3a)     $ 14,240,789           --    $14,240,789
COST OF GOODS SOLD..............   12,090,036    4,924,757 (3a,b)      7,165,279           --      7,165,279
                                  -----------   ----------          ------------   ----------    -----------
    Gross profit................   10,944,918    3,869,408             7,075,510           --      7,075,510
OPERATING EXPENSES
  General and administrative....    3,771,663      236,808 (3b,c)      3,534,855           --      3,534,855
  Marketing and sales...........    7,759,997    1,610,369 (3b)        6,149,628           --      6,149,628
  Research and development......    6,296,859    1,728,827 (3b)        4,568,032           --      4,568,032
                                  -----------   ----------          ------------   ----------    -----------
                                   17,828,519    3,576,004            14,252,515           --     14,252,515
                                  -----------   ----------          ------------   ----------    -----------
LOSS FROM OPERATIONS............   (6,883,601)     293,404            (7,177,005)          --     (7,177,005)
OTHER INCOME (EXPENSE)
  Interest expense, net.........   (1,198,378)          --            (1,198,378)   1,008,625       (189,753)
  Other, net....................          366           --                   366           --            366
                                  -----------   ----------          ------------   ----------    -----------
                                   (1,198,012)          --            (1,198,012)   1,008,625       (189,387)
                                  -----------   ----------          ------------   ----------    -----------
LOSS BEFORE INCOME TAXES........   (8,081,613)     293,404            (8,375,017)   1,008,625     (7,366,392)
INCOME TAX EXPENSE..............    1,745,273           --             1,745,273           --      1,745,273
                                  -----------   ----------          ------------   ----------    -----------
NET LOSS........................  $(9,826,886)  $  293,404          $(10,120,290)  $1,008,625    $(9,111,665)
                                  ===========   ==========          ============   ==========    ===========
BASIC AND DILUTED LOSS PER
  SHARE.........................  $     (0.76)                      $      (0.78)                $     (0.59)
                                  ===========                       ============                 ===========
BASIC AND DILUTED WEIGHTED
  AVERAGE SHARES OUTSTANDING
  (5)...........................   13,000,000                         13,000,000                  15,334,150
                                  ===========                       ============                 ===========


            SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION


    On May 16, 2000, we signed an asset purchase agreement with a company controlled by Stephen F. Dwyer, a director and a principal stockholder of ours, under which we have agreed to sell the assets related to our non-life sciences instruments product line for a total purchase price of $6,000,000, subject to adjustment for changes in the value of inventories and accrued vacation from December 31, 1999 and for expenses paid by us after March 31, 2000 that relate to this group of products. A total of $4,000,000 will be paid in cash at the closing and $2,000,000 will be paid with an interest-bearing promissory note due on December 30, 2000. The note bears interest at 8.75% per annum. The purchaser intends to finance the cash portion of the purchase price plus initial working capital needs with borrowings of approximately $4.6 million obtained from a bank. We have agreed with the bank that we will acquire the notes evidencing these loans from the bank upon closing of our initial public offering by paying to the bank an amount equal to the entire principal balance of the notes plus accrued and unpaid interest. If the offering is not completed, we are under no obligation to acquire these notes. Mr. Dwyer has agreed to pledge 1,200,000 shares of our common stock owned by him as security for the acquired notes. All of these shares will be held in an escrow account as security for the notes. We anticipate that we will exercise our right to cause the shares to be sold in order to pay principal and interest on the acquired notes when due, subject to a 180-day lock-up agreement. The acquired notes will mature on December 30, 2000 and will bear interest at a rate of 8.75% per annum. The sale of these assets was approved by our stockholders at our annual meeting on March 30, 2000 and is expected to close in the second quarter of 2000. The unaudited pro forma statement of operations for the year ended December 31, 1999 and the three months ended March 31, 2000 reflects this sale and the issuance of 300,000 shares of common stock at $5.00 per share upon the exercise of warrants that will expire at the close of this offering, as if each had occurred on January 1, 1999 and the assumed conversion at $5.00 per share of our $12.0 million aggregate principal amount of our convertible notes and accrued interest into 2,728,200 shares of common stock as of March 23, 1999 (date of issuance). The unaudited pro forma balance sheet reflects these transactions as if each had been completed on March 31, 2000. The unaudited pro forma financial data are based on the following:



1.  Our March 31, 2000 historical consolidated financial statements.


2.  The pro forma balance sheet adjustments are as follows:


    a. The adjustments to reflect the sale of assets relating to our non-life sciences instrument product line as follows:



Inventories...........................................  $2,485,722
Property, net.........................................     510,410
Other assets..........................................   1,839,611
Accrued liabilities...................................    (124,203)
                                                        ----------
Net assets sold.......................................               4,711,540

Purchase Price:
  Cash................................................   4,000,000
  Less estimated working capital adjustments..........    (360,000)
  Note Receivable.....................................   2,000,000   5,640,000
                                                        ----------   ---------
  Preliminary gain on sale............................                 928,460
  Utilization of deferred tax benefit.................                (180,000)
                                                                     ---------
Net adjustment to equity..............................               $ 748,460
                                                                     =========

    b. The assumed conversion at $5.00 per share of our convertible notes and accrued interest into 2,728,200 shares of common stock as of March 31, 2000, and elimination of related interest and redemption premium.


    c. The receipt of $1.5 million in cash upon issuance of 300,000 shares of common stock at $5.00 per share upon exercise of warrants.


3. The pro forma statement of operations adjustments for the sale of the assets relating to our non-life sciences instrument product line are as follows:


    a. Elimination of the actual historical revenues and direct cost of goods sold.


    b. Elimination of indirect manufacturing and operating expenses. The elimination of these expenses for the year ended December 31, 1999 is based on an allocation of all department expenses based on the ratio of actual individual employees' wages for such department in proportion to our total wages. Our management believes such method is reasonable. The elimination for the three months ended March 31, 2000 is based on actual department expenses.



    c. An increase in general and administrative expenses to reflect $200,000 and $50,000 of anticipated increased rental costs for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively, which will be incurred by us as a result of the sale of the assets relating to our non-life sciences instrument product line. We will be required to relocate to a separate facility subsequent to the sale. A decrease in general and administrative costs to eliminate $573,600 of non-recurring compensation costs incurred in connection with the acceleration of vesting of employee options in connection with the sale of the assets relating to our non-life sciences instruments product line. These adjustments for the year ended December 31, 1999 and the three months ended March 31, 2000 are reflected as follows:



                                                           1999        2000
                                                         ---------   --------
Elimination of the non-life sciences instruments
  product line's general and administrative expenses...  $ 436,808   $136,839
Elimination of non-recurring compensation expenses.....         --    573,600
Anticipated increased rental costs.....................   (200,000)   (50,000)
                                                         ---------   --------
Net reduction in general and administrative expenses...  $ 236,808   $660,439
                                                         =========   ========



    d. No tax adjustment has been made due to our current net operating loss position.



4. The elimination of historical interest, redemption premium and deferred finance amortization associated with the convertible notes. (See Note G to the historical consolidated financial statements.)



5. The weighted average shares outstanding for the year ended December 31, 1999 and the three months ended March 31, 2000 are computed as follows:



                                                          1999         2000
                                                       ----------   ----------
Historical weighted average shares...................  13,000,000   13,007,692
Shares issued upon conversion of notes and accrued
  interest
  (2,712,200 x 9/12 for 1999)........................   2,034,150    2,728,200
Shares issued upon exercise of warrants..............     300,000      300,000
                                                       ----------   ----------
                                                       15,334,150   16,035,892
                                                       ==========   ==========

                 A picture depicting the WAVE System components

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                4,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                ---------------
                                   PROSPECTUS
                               ------------------

                                   CHASE H&Q
                            BEAR, STEARNS & CO. INC.
                             DAIN RAUSCHER WESSELS

                              --------------------

                                         , 2000

                              --------------------

    YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

    NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON SHARES OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

    UNTIL      , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
THAT EFFECT TRANSACTIONS IN THESE SHARES OF COMMON STOCK MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATIONS TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   ALTERNATE COVER PAGE FOR SHELF PROSPECTUS



PROSPECTUS



                               [         ] SHARES



                                    WARRANTS


                                     [LOGO]


                                  COMMON STOCK



    Two of our stockholders, and the holders of warrants to purchase 152,450 shares our common stock and the holders of convertible notes that may be
converted into [     ] shares of our common stock, may sell up to [     ] shares
of our common stock and the warrants to purchase 152,450 shares under this prospectus. The selling stockholders or warrant holders may sell the shares and warrants at the then prevailing market price for the shares or warrants at the time of the sale, or at other prices. We will not receive any of the proceeds from the sale of these shares or warrants by the selling stockholders or warrant holders.



    In addition, we are selling 4,000,000 shares of our common stock in our initial public offering of shares of our common stock under a separate prospectus. We have also granted to the underwriters in our initial public offering an option to purchase up to 600,000 additional shares. The underwriters of our initial public offering are not underwriting any of the shares or warrants being sold by the selling stockholders or warrant holders. Prior to our initial public offering, there has been no public market for our common stock.


                                 --------------


            Our common stock has been approved for quotation on the
                 Nasdaq National Market under the symbol TBIO.


                                 --------------


 The selling stockholders and warrant holders are offering the common stock and warrants as described under "Plan of Distribution."


                                 --------------


         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.


                                 -------------


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                , 2000

               ALTERNATIVE TABLE OF CONTENTS FOR SHELF PROSPECTUS



                               TABLE OF CONTENTS



                                                                PAGE
                                                              --------
Prospectus Summary..........................................
Risk Factors................................................
Forward-Looking Statements..................................
Dividend Policy.............................................
Capitalization..............................................
Selected Financial Data.....................................
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................
Business....................................................
Management..................................................
Principal Stockholders......................................
Related Party Transactions..................................
Description of Capital Stock................................
Shares Eligible for Future Sale.............................
U.S. Federal Tax Considerations for Non-U.S. Holders........
Plan of Distribution........................................
Legal Matters...............................................
Experts.....................................................
Where You Can Find More Information.........................
Index to Financial Statements...............................    F-1



        THIS PROSPECTUS CONTAINS REFERENCES TO OUR REGISTERED TRADEMARKS WAVE-REGISTERED TRADEMARK- AND DNASEP-REGISTERED TRADEMARK-. WAVEMAKER-TM-, WAVE OPTIMIZED-TM- AND THE TRANSGENOMIC NAME AND THE TRANSGENOMIC LOGO ARE OUR TRADEMARKS FOR WHICH REGISTRATION APPLICATIONS HAVE BEEN FILED WITH THE UNITED STATES PATENT AND TRADEMARK OFFICE. ALL OTHER TRADEMARKS OR TRADE NAMES REFERRED TO IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

                      ALTERNATE PAGE FOR SHELF PROSPECTUS
            (Insert in lieu of "The Offering" in Prospectus Summary)



                   SHARES TO BE SOLD BY SELLING STOCKHOLDERS



Common Stock offered by Selling Shareholders................  [     ]

Common Stock outstanding....................................  [     ]


                                 --------------


The number of shares to be outstanding includes all shares outstanding as of
           , 2000 plus [     ] shares that will be issued upon the assumed
conversion of $12.0 million aggregate principal amount of our convertible notes plus accrued interest at $5.00 per share and 152,450 shares that will be issued upon the assumed exercise of outstanding warrants with an exercise price of $5.00 per share.



The number of shares to be outstanding after this offering does not include the 6,000,000 shares that we could issue under our employee stock option plan. As of the date of this prospectus, we have issued options to purchase 3,707,050 shares of common stock at an exercise price ranging from $5.00 to $13.00 per share. We may issue options to acquire up to 2,292,950 additional shares of our common stock under this plan.


                                 --------------


UNLESS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS:



        - ASSUMES THAT THE UNDERWRITERS DO NOT EXERCISE THEIR OVERALLOTMENT OPTION IN CONNECTION WITH OUR INITIAL PUBLIC OFFERING; AND



        - ASSUMES THE INITIAL PUBLIC OFFERING PRICE OF OUR COMMON STOCK WILL BE $13.00 PER SHARE.

                      ALTERNATE PAGE FOR SHELF PROSPECTUS
          (Insert at end of Section entitled "Principal Stockholders")



SELLING STOCKHOLDERS



        The following table shows the number of shares owned by each of the selling stockholders. This prospectus also shall cover any additional shares of common stock which may become issuable to the selling stockholders in connection
with the [     ] shares available for sale under this prospectus by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.



        The shares and warrants offered by this prospectus may be offered from time to time by the selling stockholders; subject to lockup agreements relating
to [       ] of such shares. Unless otherwise indicated, each person has sole power to invest and vote the shares listed in the table, where applicable. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which that person has the right to acquire
within 60 days. Percentage ownership is based on [            ] shares of our
common stock outstanding on [            ], 2000. For purposes of computing the
percentage of outstanding shares held by each person or group of persons named below, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Any estimate that we give regarding the number of shares that will be held by the selling stockholders after completion of this offering may prove to be inaccurate because the selling stockholders may offer all or some of the shares they hold and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares.



                                     SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                       OWNED PRIOR TO                             OWNED AFTER
                                        THE OFFERING                              THE OFFERING
                                  -------------------------   SHARES TO BE   ----------------------
NAME                                 NUMBER      PERCENTAGE       SOLD        NUMBER     PERCENTAGE
----                              ------------   ----------   ------------   ---------   ----------
G.S. Beckwith Gilbert...........    300,000         *            300,000         0         0

Stephen F. Dwyer................  2,986,000(1)       14.9%     1,200,000     1,786,000    8.9  %

[Name of each holder of
  Convertible Notes](2).........          []            []%            []        0         0

[Name of each holder of
  Warrants](3)..................          []        *                  []        0         0

Total...........................          []            []%            []        0         0


------------------------


*   less than 1%



(1)  Includes 500,000 shares owned by Nancy A. Dwyer, Mr. Dwyer's wife.



(2) Consists of Convertible Note and interest thereon which is convertible in shares of common stock at $5.00 per share.



(3) Consists of warrants to acquire common stock at $5.00 per share. These warrants were issued under the terms of various placement agent agreements that we entered in connection with the private offering of 2,000,000 shares of common stock by us in 1997 and 1998.

                      ALTERNATE PAGE FOR SHELF PROSPECTUS
              (Insert in lieu of Section entitled "Underwriting")



                              PLAN OF DISTRIBUTION



        The selling stockholders and warrant holders may sell their shares of our common stock or warrants to purchase our common stock, from time to time; subject to lockup agreements entered into by some of them in connection with our
initial public offering that prohibit the sale of [       ] shares until
November , 2000. The selling stockholders and warrant holders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on the Nasdaq National Market or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders and warrant holders may effect such transactions by selling the shares or warrants to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:



        - a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,



        - purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus,



        - an exchange distribution in accordance with the rules of such exchange,



        - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and



        - in privately negotiated transactions.



        Stephen F. Dwyer has pledged 1,200,000 shares of common stock to us in order to secure payment of principal and interest on promissory notes with a total principal balance of approximately $6.6 million. These shares are held in escrow and we have the right to cause them to be sold in order to pay principal and interest on these notes, subject to Mr. Dwyer's 180-day lock-up agreement. See "Related Party Transactions."



        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders and warrant holders may arrange for other broker-dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares under this prospectus. The selling stockholders also may lend or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so lent, or upon a default the broker-dealer may sell the pledged shares under this prospectus.



        Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders and warrant holders. Broker-dealers or agents may also receive compensation from the purchasers of the shares or warrants for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders or warrant holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities Act") in connection with sales of the shares or warrants. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares or warrants purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders and warrant holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders and warrant holders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders and warrant holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders or warrants by the warrant holders.

                      ALTERNATE PAGE FOR SHELF PROSPECTUS
              (Insert in lieu of Section entitled "Underwriting")



        The shares and warrants will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares or warrants may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.



        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder and warrant holder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or warrants by warrant holders. We will make copies of this prospectus available to the selling stockholders and warrant holders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares or warrants.



        We will file a supplement to this prospectus, if required, to comply with Rule 424(b) under the Securities Act upon being notified by a selling stockholder or warrant holder that any material arrangements have been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:



        - the name of each such selling stockholder or warrant holder and of the participating broker-dealer(s),



        - the number of shares or warrants involved,



        - the price at which such shares or warrants were sold,



        - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,



        - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and



        - other facts material to the transaction.



        In addition, upon being notified by a selling stockholder or warrant holder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.



        We will bear all costs, expenses and fees in connection with the registration of the shares and the warrants. The selling stockholders and warrant holders will bear all commissions and discounts, if any, attributable to the sales of the shares and warrants. The selling stockholders and warrant holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares and the warrants against certain liabilities, including liabilities arising under the Securities Act.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following table sets forth the expenses (other than the underwriting discount and commissions) expected to be incurred by us while issuing and distributing the securities registered pursuant to this Registration Statement. All amounts other than the SEC registration fee and NASD filing fee are estimates.



SEC registration fee.........................                   $   33,674
NASD filing fee..............................                        6,940
Nasdaq National Market listing fee...........                       95,000
Legal fees and expenses......................                      450,000
Accounting fees and expenses.................                      250,000
Printing and engraving.......................                      150,000
Blue sky fees and expenses (including legal
  fees)......................................                       10,000
Transfer agent fees..........................                       10,000
Miscellaneous................................                      494,386
                                                                ----------
  Total......................................                   $1,500,000
                                                                ==========



ITEM 16:  EXHIBITS AND FINANCIAL STATEMENTS; SCHEDULES


(a)  Exhibits.


    1  Form of Underwriting Agreement
    2  Asset Purchase Agreement, dated May 16, 2000 between the
       Registrant and SD Acquisition Inc.
  3.1 Second Amended and Restated Certificate of Incorporation of the Registrant
  3.2  Bylaws of the Registrant*
    4  Form of Certificate of the Registrant's Common Stock*
    5  Opinion of Kutak Rock LLP
 10.1  Warrant for Purchase of Common Stock, dated December 16,
       1997, between the Registrant and G.S. Beckwith Gilbert*
 10.2 Registration Rights Agreement, dated December 16, 1997, between the Registrant and G.S. Beckwith Gilbert*
 10.3  Form of Warrant for Purchase of Common Stock between the
       Registrant and various Placement Agents and Schedule of Warrants Issued*
 10.4  First Amended and Restated Shareholder Agreement, dated
       July 1, 1997, between the Registrant and each holder of its Common Stock*
 10.5  Subscription Agreement, dated March 23, 1999, between the
       Registrant and each purchaser of Registrant's Convertible
       Notes due March 25, 2002, including form of Convertible
       Note*
 10.6  Second Amended and Restated 1997 Stock Option Plan of the
       Registrant*
 10.7  1999 UK Approved Stock Option Sub Plan of the Registrant*
 10.8  Employment Agreement, dated April 1, 2000, between the
       Registrant and Colin J. D'Silva*
 10.9  Employment Agreement, dated April 1, 2000, between the
       Registrant and William P. Rasmussen
10.10  Employment Agreement, dated March 4, 2000, between the
       Registrant and Douglas T. Gjerde*
10.11  Employment Agreement, dated November 16, 1998, between the
       Registrant and William B. Walker*
10.12  Letter Agreement, dated February 18, 2000, between the
       Registrant and Gregory J. Duman*
10.13  Amended and Restated Revolving Loan Agreement, dated
       March 8, 2000, between the Registrant and First National
       Bank of Omaha*
10.14  License Agreement, dated September 1, 1994, between the
       Registrant and Professor Dr. Gunther Bonn, et. al. and
       Amendment thereto, dated March 14, 1997+*
10.15  License Agreement, dated August 20, 1997, between the
       Registrant and Leland Stanford Junior University+*

10.16  Supply Agreement, dated January 1, 2000, between the
       Registrant and Hitachi Instruments*+
10.17  Lease Agreement, dated November 2, 1998, between the
       Registrant and Westlake Development Company, Inc.*
10.18  Lease Agreement, dated May 15, 1996, between Interaction
       Chromatography Inc. and Westlake Development Co., Inc.*
10.19  Waiver Letter of First National Bank of Omaha dated
       March 7, 2000
10.20  Business Property Lease, dated April 20, 2000, between the
       Registrant and Todd Smith
10.21  First Amendment to Amended and Restated Loan Agreement,
       dated May 15, 2000, between the Registrant and First
       National Bank of Omaha
10.22  Waiver Letter of First National Bank of Omaha dated May 15,
       2000
   21  Subsidiaries of the Registrant*
 23.1  Consent of Deloitte & Touche LLP
 23.2  Consent of Kutak Rock LLP (included in Exhibit 5)
   24  Powers of Attorney*
   27  Financial Data Schedule


------------------------


*   Previously filed.



+ Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text. This Exhibit has been filed separately with the Secretary of the Commission with the redacted text pursuant to the Registrant's Application Requesting Confidential Treatment under Rule 406 of the Securities Act.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, we have duly caused Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha and State of Nebraska, on the 16th day of May 2000.


                                                       TRANSGENOMIC, INC.

                                                       By:            /s/ COLLIN J. D'SILVA
                                                            -----------------------------------------
                                                                        Collin J. D'Silva
                                                               CHAIRMAN AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated as of the 16th day of May 2000.



                      SIGNATURE                                            TITLE
                      ---------                                            -----
                /s/ COLLIN J. D'SILVA                  Chairman of the Board, Director and Chief
     -------------------------------------------         Executive Officer (Principal Executive
                  Collin J. D'Silva                      Officer)

              /s/ WILLIAM P. RASMUSSEN
     -------------------------------------------       Chief Financial Officer (Principal Financial
                William P. Rasmussen                     Officer)

               /s/ MITCHELL L. MURPHY
     -------------------------------------------       Controller (Chief Accounting Officer)
                 Mitchell L. Murphy

                /s/ STEPHEN F. DWYER*
     -------------------------------------------       Director
                  Stephen F. Dwyer

               /s/ DOUGLAS T. GJERDE*
     -------------------------------------------       Director
              Douglas T. Gjerde, Ph.D.

                 /s/ JEFFREY SKLAR*
     -------------------------------------------       Director
             Jeffrey Sklar, M.D., Ph.D.

               /s/ ROLAND J. SANTONI*
     -------------------------------------------       Director
                  Roland J. Santoni

                /s/ GREGORY J. DUMAN*
     -------------------------------------------       Director
                  Gregory J. Duman

                  /s/ PARAG SAXENA*
     -------------------------------------------       Director
                    Parag Saxena


 *By Collin J. D'Silva, as attorney-in-fact

                 /s/ COLLIN J. D'SILVA
        --------------------------------------
                   Collin J. D'Silva
                   ATTORNEY-IN-FACT
           FOR THE INDIVIDUALS AS INDICATED.

                                 EXHIBIT INDEX



       EXHIBIT
         NO.                                    DESCRIPTION
---------------------                           -----------
 1                      Form of Underwriting Agreement
 2                      Asset Purchase Agreement, dated May 16, 2000 between the
                        Registrant and SD Acquisition Inc.
 3.1                    Second Amended and Restated Certificate of Incorporation of
                        the Registrant
 3.2                    Bylaws of the Registrant*
 4                      Form of Certificate of the Registrant's Common Stock*
 5                      Opinion of Kutak Rock LLP
 10.1                   Warrant for Purchase of Common Stock, dated December 16,
                        1997, between the Registrant and G.S. Beckwith Gilbert*
 10.2                   Registration Rights Agreement, dated December 16, 1997,
                        between the Registrant and G.S. Beckwith Gilbert*
 10.3                   Form of Warrant for Purchase of Common Stock between the
                        Registrant and various Placement Agents and Schedule of
                        Warrants Issued*
 10.4                   First Amended and Restated Shareholder Agreement, dated
                        July 1, 1997, between the Registrant and each holder of its
                        Common Stock*
 10.5                   Subscription Agreement, dated March 23, 1999, between the
                        Registrant and each purchaser of Registrant's Convertible
                        Notes due March 25, 2002, including form of Convertible
                        Note*
 10.6                   Second Amended and Restated 1997 Stock Option Plan of the
                        Registrant*
 10.7                   1999 UK Approved Stock Option Sub Plan of the Registrant*
 10.8                   Employment Agreement, dated April 1, 2000, between the
                        Registrant and Colin J. D'Silva*
 10.9                   Employment Agreement, dated April 1, 2000, between the
                        Registrant and William P. Rasmussen
 10.10                  Employment Agreement, dated March 4, 2000, between the
                        Registrant and Douglas T. Gjerde*
 10.11                  Employment Agreement, dated November 16, 1998, between the
                        Registrant and William B. Walker*
 10.12                  Letter Agreement, dated February 18, 2000, between the
                        Registrant and Gregory J. Duman*
 10.13                  Amended and Restated Revolving Loan Agreement, dated
                        March 8, 2000, between the Registrant and First National
                        Bank of Omaha*
 10.14                  License Agreement, dated September 1, 1994, between
                        Registrant and Professor Dr. Gunther Bonn, et. al. and
                        Amendment thereto, dated March 14, 1997+*
 10.15                  License Agreement, dated August 20, 1997, between the
                        Registrant and Leland Stanford Junior University+*
 10.16                  Supply Agreement, dated January 1, 2000, between the
                        Registrant and Hitachi Instruments*+
 10.17                  Lease Agreement, dated November 2, 1998, between the
                        Registrant and Westlake Development Company, Inc.*
 10.18                  Lease Agreement, dated May 15, 1996, between Interaction
                        Chromatography Inc. and Westlake Development Co., Inc.*
 10.19                  Waiver Letter of First National Bank of Omaha dated
                        March 7, 2000
 10.20                  Business Property Lease, dated April 20, 2000, between the
                        Registrant and Todd Smith
 10.21                  First Amendment to the Amended and Restated Loan Agreement,
                        dated May 15, 2000, between the Registrant and First
                        National Bank of Omaha
 10.22                  Waiver Letter of First National Bank of Omaha dated May 15,
                        2000
 21                     Subsidiaries of the Registrant*
 23.1                   Consent of Deloitte & Touche LLP
 23.2                   Consent of Kutak Rock LLP (included in Exhibit 5)
 24                     Powers of Attorney*
 27                     Financial Data Schedule


------------------------


*   Previously filed.


+ Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text. This Exhibit has been filed separately with the Secretary of the Commission with the redacted text pursuant to the Registrant's Application Requesting Confidential Treatment under Rule 406 of the Securities Act.